                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Proxy Statement               RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                   TXU Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Notes:

                                                                     [LOGO] TXU

--------------------------------------------------------------------------------

TXU Corp.

Notice of Annual Meeting
of Shareholders,
Proxy Statement and
Financial Information


Annual Meeting of Shareholders:
Friday, May 10, 2002, at 9:30 a.m.
Kalita Humphreys Theater
Dallas Theater Center
3636 Turtle Creek Boulevard
Dallas, Texas 75219

 Whether or not you will be able to attend the annual meeting, please sign and return the proxy promptly so that you may be represented at the meeting.

                                   TXU Corp.

                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

                                                                 March 26, 2002

To the Shareholders of TXU Corp.:

   The annual meeting of shareholders of TXU Corp. will be held in the Kalita Humphreys Theater in the Dallas Theater Center, 3636 Turtle Creek Boulevard, Dallas, Texas on Friday, May 10, 2002 at 9:30 a.m. for the following purposes:

    1. To elect a Board of Directors for the ensuing year;

    2. To approve an amendment to the Restated Articles of Incorporation that would effect, at such time, if any, as determined by the Board of Directors, a split of the issued common stock of the Company by changing each issued share of common stock into no more than two shares of common stock;

    3. To reapprove the Long-Term Incentive Compensation Plan, as amended, as required by the Internal Revenue Code; and

    4. To approve the selection of auditors for the year 2002.

   The Board of Directors has fixed the close of business on March 11, 2002 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

   Whether or not you will be able to attend the meeting, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. No postage need be affixed to the reply envelope which is enclosed herewith for your convenience if it is mailed in the United States.

                                          Peter B. Tinkham
                                          Secretary

                                   TXU Corp.

                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                               -----------------

                                PROXY STATEMENT

                               -----------------

                                                                 March 26, 2002

   A proxy in the accompanying form is solicited by the Board of Directors of TXU Corp. for use at the annual meeting of shareholders to be held in the Kalita Humphreys Theater in the Dallas Theater Center, 3636 Turtle Creek Boulevard, Dallas, Texas on Friday, May 10, 2002 at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

   The close of business on March 11, 2002 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 265,343,825 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

   Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and may cast all such votes for a single nominee or spread such votes among the nominees in any manner desired.

   This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about March 26, 2002. Since the Summary Annual Report for 2001 contains abbreviated financial information, the audited consolidated financial statements and certain other financial information of the Company are included in Appendix C to this proxy statement.

   The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D.
F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $8,000 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

   Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly.

   The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

   The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non votes, as described below, will have no effect. The approval of the amendment to the Restated Articles of Incorporation will require the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares. The reapproval of the Long-Term Incentive Compensation Plan, as amended and the selection of auditors require the affirmative vote of a majority of the shares represented at the meeting. Abstentions and non-votes, i.e. shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matters, will be treated as negative votes.

                  2003 ANNUAL MEETING SHAREHOLDERS' PROPOSALS

   All proposals from shareholders to be considered at the next annual meeting scheduled for May 16, 2003 must be received by the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on November 26, 2002.

   In addition, the rules of the Securities and Exchange Commission allow the Company to use discretionary voting authority to vote on any matter coming before the 2003 annual meeting of shareholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by February 9, 2003.

                             ELECTION OF DIRECTORS

   It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are current members of the Board of Directors. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

   The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                      Served as
     Name       Age director since      Business experience during past five years
     ----       --- --------------      ------------------------------------------

Derek C. Bonham
 (3)(4)(6)..... 58       1998      Non-Executive Chairman of Imperial Tobacco Group
                                   PLC (since October 1996), Cadbury Schweppes PLC
                                   (since May 2000), Fieldens PLC (since July 1998) and
                                   Marconi PLC (since September 2001); Chairman of
                                   The Energy Group PLC (February 1997 - July 1998);
                                   prior thereto Deputy Chairman and Chief Executive of
                                   Hanson PLC (November 1993 - February 1997); prior
                                   thereto Chief Executive of Hanson PLC (April 1992 -
                                   November 1993). Director of Imperial Tobacco Group
                                   PLC, Cadbury Schweppes PLC, Fieldens PLC and
                                   Marconi PLC.

                          Served as
       Name         Age director since       Business experience during past five years
       ----         --- --------------       ------------------------------------------

J. S. Farrington
  (2)(5)........... 67       1983      Retired Chairman of the Board and Chief Executive
                                       of the Company; Consultant to the Company (May
                                       1998 - May 2000); prior thereto Chairman Emeritus
                                       of the Company (May 1997 - May 1998); prior thereto
                                       Chairman of the Board of the Company (May 1995 -
                                       May 1997); prior thereto Chairman of the Board and
                                       Chief Executive of the Company (February 1987 -
                                       May 1995); prior thereto President of the Company
                                       (May 1983 - February 1987).

William M. Griffin
  (1)(3)(4)(6)(7).. 75       1966      Principal, The WMG Company and associated
                                       businesses (investments); prior thereto Executive
                                       Vice President (until August 1985) and Chairman of
                                       the Finance Committees (until March 1986) of The
                                       Hartford Fire Insurance Company and Subsidiaries.
                                       Director of The Hartford Fire Insurance Company
                                       (until March 1991) and Shawmut National Corporation
                                       (until April 1992).

Kerney Laday
  (3)(4)(6)(7)..... 60       1993      President, The Laday Company (management
                                       consulting and business development) since July
                                       1995; prior thereto Vice President, field operations,
                                       Southern Region, U. S. Customer Operations, Xerox
                                       Corporation (January 1991 - June 1995); prior thereto
                                       Vice President and region general manager, Xerox
                                       (1986 - 1991).

Jack E. Little
  (1)(3)(4)(5)(6).. 63       2001      Retired President and Chief Executive Officer, Shell
                                       Oil Company, since July 1999; prior thereto President
                                       and Chief Executive Officer, Shell Oil Company (1998
                                       - 1999); prior thereto President and Chief Executive
                                       Officer, Shell Exploration & Production Company
                                       (1995 - 1998). Director of Noble Drilling Corporation.

Margaret N. Maxey
  (2)(3)(4)(6)..... 75       1984      Director Emeritus since 2001 (Director, 1982 - 2001),
                                       Clint W. Murchison, Sr. Chair of Free Enterprise and
                                       Professor Emeritus since 2001 (Professor, 1982 -
                                       2001), Biomedical Engineering Program, College of
                                       Engineering, The University of Texas at Austin; prior
                                       thereto Assistant Director, Energy Research Institute,
                                       Columbia, South Carolina (1980 - 1982).

                             Served as
        Name           Age director since       Business experience during past five years
        ----           --- --------------       ------------------------------------------

Erle Nye
  (2)(5)(7)........... 64       1987      Chairman of the Board and Chief Executive of the
                                          Company since May 1997; prior thereto President and
                                          Chief Executive of the Company (May 1995 - May
                                          1997); prior thereto President of the Company
                                          (February 1987 - May 1995). Chairman of the Board
                                          and Chief Executive, and Director of Oncor Electric
                                          Delivery Company, TXU Energy Company LLC, TXU
                                          Gas Company and TXU US Holdings Company.
                                          Director of TXU Europe Limited.

J. E. Oesterreicher
  (1)(2)(3)(4)(6)(7).. 60       1996      Retired Chairman of the Board and Chief Executive
                                          Officer of J. C. Penney Company, Inc. (retailer) since
                                          September 2000; prior thereto Chairman of the Board
                                          and Chief Executive Officer of J. C. Penney
                                          Company, Inc. (January 1997 - September 2000);
                                          prior thereto Vice Chairman of the Board and Chief
                                          Executive Officer of J. C. Penney Company, Inc.
                                          (January 1995 - January 1997); prior thereto
                                          President, J. C. Penney Stores and Catalog (1992 -
                                          1995). Director of Brinker International, Inc. and The
                                          Dial Corporation.

Charles R. Perry
  (1)(2)(3)(4)(5)(6).. 72       1985      Private investments, oil and gas interests.
                                          Chairman and Chief Executive Officer, Avion Flight
                                          Centre, Inc.; Chairman and Chief Executive Officer,
                                          Perry Management, Inc.; President, Colorado
                                          River Municipal Water District; formerly, member and
                                          Chairman, Texas National Research Laboratory
                                          Commission (1986 - 1994); Founder and former
                                          Chairman of the Board (1983 - 1987), Perry Motor
                                          Freight, Inc.

Herbert H. Richardson
  (3)(4)(5)(6)........ 71       1992      Associate Vice Chancellor for Engineering and
                                          Director, Texas Transportation Institute, The Texas
                                          A&M University System; Associate Dean of
                                          Engineering, Regents Professor and Distinguished
                                          Professor of Engineering, Texas A&M University;
                                          Chancellor, The Texas A&M University System
                                          (1991 - 1993) and Deputy Chancellor for Engineering,
                                          The Texas A&M University System (1986 - 1991).

--------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Finance Committee.
(4) Member of Nominating Committee.
(5) Member of Nuclear Committee.
(6) Member of Organization and Compensation Committee.
(7) Member of Business Development Committee.

   During 2001 the Board of Directors held four meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 2001 each of the Directors attended 100% of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve.

   The Audit Committee assists the Board in fulfilling its oversight responsibilities applicable to the Company's auditing, accounting and financial reporting processes and the Company's system of internal control. The Committee has developed, and the Board has adopted, a written charter which is reproduced in Appendix B to this proxy statement. The Audit Committee held five meetings during 2001.

   The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board. The Executive Committee did not meet during 2001.

   The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board. The Finance Committee held two meetings during 2001.

   The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board. The Nominating Committee held one meeting in 2001. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, 1601 Bryan Street, Dallas, Texas 75201-3411.

   The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with the operation of the Company's nuclear generating units. The Nuclear Committee held eight meetings during 2001.

   The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company. The Organization and Compensation Committee held three meetings in 2001.

   The Business Development Committee reviews and recommends to the Board, for its consideration, new business opportunities, proposed acquisitions and other transactions and performs such other duties as may be assigned to it from time to time by the Board. The Business Development Committee held four meetings during 2001.

   Except as described herein, directors were compensated in 2001 by a retainer at the annual rate of $36,000 plus $1,500 for each Board meeting attended and $1,000 for each Committee meeting attended. Members of the Nuclear Committee and the Business Development Committee received annual retainers of $5,000. Effective May 11, 2001, an annual retainer for service on the Audit Committee was established at $2,000. Also effective May 11, 2001, an additional fee for service as chair of each Committee meeting attended was established at $500. Directors who are officers, or former officers, of the Company do not receive any fees for service as a director. All directors are reimbursed for reasonable expenses incurred in connection with their services as directors.

   Directors who receive a retainer for their service as a director may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the TXU Deferred Compensation Plan for Outside Directors (Directors' Plan). Amounts deferred are matched by the Company. Under the Directors' Plan, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors' Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant's maturing accounts is paid in cash based on the then current value of the performance units.

   In lieu of the retainers and fees paid to other non-officer directors as described herein, Mr. Bonham received annual compensation from the Company in the amount of (Pounds)100,000 (approximately $145,600 based on 2001 year-end foreign exchange rates), under the terms of an agreement which also provides for administrative support, transportation expenses and health insurance. This agreement may be terminated at any time by either party upon three-months' notice.

   In addition to the retainers and fees described herein, Mr. Laday provides consulting services to the Company under an agreement which provides for a monthly retainer of $12,000 as well as reimbursement of certain travel expenses. The agreement may be terminated at any time by either party upon 60-days' written notice. Mr. Laday was paid $144,000 during 2001 under this agreement.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

   Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company, as of the date hereof, as follows:

                                                                    Number of Shares
                                                             -------------------------------
                                                             Beneficially Deferred
       Name                                                     Owned     Plans(1)   Total
       ----                                                  ------------ -------- ---------
Derek C. Bonham.............................................     4,000        N/A      4,000
J. S. Farrington............................................    20,423      8,233     28,656
William M. Griffin..........................................    70,000(2)   5,643     75,643
Kerney Laday................................................     2,100      5,643      7,743
Jack E. Little..............................................     1,000(3)   1,499      2,499
Margaret N. Maxey...........................................     6,088      7,398     13,486
Erle Nye....................................................   449,812     90,194    540,006
J. E. Oesterreicher.........................................     3,498(4)   9,534     13,032
Charles R. Perry............................................     6,700(5)   5,643     12,343
Herbert H. Richardson.......................................     2,100      4,232      6,332
David W. Biegler............................................    79,601(6)  40,682    120,283
H. Jarrell Gibbs............................................    77,607     40,712    118,319
Brian N. Dickie.............................................    58,988     38,180     97,168
Michael J. McNally..........................................   118,200     36,489    154,689
All Directors and Executive Officers as a group (15 persons)   924,750    310,265  1,235,015

--------

(1) Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan or the Directors' Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company's common stock as do investments in actual shares of common stock. Since he does not receive a retainer, Mr. Bonham is not eligible to participate in the Directors' Plan.

(2) Shares reported include 10,000 shares owned by Mr. Griffin's spouse as her separate property in which Mr. Griffin disclaims any beneficial interest.

(3) Shares reported consist of shares in which Dr. Little and his spouse share voting and investment power.

(4) Shares reported include 898 shares subject to stock purchase rights exercisable within 60 days of the record date.

(5) Shares reported include 200 shares owned by Mr. Perry's spouse as her separate property in which Mr. Perry disclaims any beneficial interest.

(6) Shares reported include 31,653 shares subject to stock options exercisable within 60 days of the record date.

   Except as noted, the named individuals have sole voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company's outstanding shares.

   As of December 31, 2001, based on information reported in filings made by the following person with the SEC, the following person was known to be the beneficial owner of more than 5% of the Company's common stock.

                                     Shares
    Name and Address              Beneficially                 Percent
   of Beneficial Owner                Owned                   of Class
   -------------------                -----                   --------
  Capital Research
  and Management Company
  333 South Hope Street
  Los Angeles, California          24,945,190                   9.4%

   Capital Research and Management Company acted as investment adviser with respect to shares of the Company's common stock owned by various investment companies and had sole dispositive power and no voting power over such shares. Shares reported include 1,077,690 shares subject to stock purchase rights.

   Mellon Bank, N.A. (Mellon), held as of December 31, 2001, in its capacity as Trustee of the TXU Thrift Plan (Thrift Plan), a total of 13,214,032 shares of the Company's common stock, or 4.98% of the outstanding common shares, of which 8,802,858 shares, or 3.32% of the outstanding shares, have been allocated to Thrift Plan participants' accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts, and Mellon disclaims beneficial interest in such allocated shares.

                            EXECUTIVE COMPENSATION

   The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation       Long-Term Compensation
                                    ------------------------ -----------------------------
                                                                    Awards         Payouts
                                                             --------------------- -------
                                                     Other
                                                    Annual   Restricted Securities         All Other
                                                    Compen-    Stock    Underlying  LTIP    Compen-
          Name and                  Salary  Bonus   sation     Awards    Options/  Payouts  sation
     Principal Position        Year  ($)    ($)(1)  ($)(2)     ($)(3)    SARs (#)  ($)(4)   ($)(5)
     ------------------        ---- ------- ------- -------- ---------- ---------- ------- ---------
Erle Nye, (6)................. 2001 964,583 475,000       --  694,375       --     519,747  222,658
  Chairman of the Board        2000 950,000 380,000       --  593,750       --     399,793  218,101
  and Chief Executive of       1999 908,333 475,000       --  688,750       --      61,016  184,892
  the Company

David W. Biegler, (7)......... 2001 650,000 162,500       --  308,750       --     155,015   97,406
  Vice Chairman of the         2000 650,000 162,500       --  308,750       --           0   96,924
  Board of the Company         1999 641,667 164,000       --  310,250       --           0   81,509

H. Jarrell Gibbs, (6)......... 2001 567,500 175,000       --  305,500       --     138,921  116,786
  President of the Company     2000 537,500 150,000   81,559  273,750       --      94,668  112,735
                               1999 511,667 156,000  257,308  273,000       --      24,969   94,140

Brian N. Dickie, (6).......... 2001 823,333 252,500       --  441,500       --           0   83,229
  Executive Vice President     2000 779,167 240,000       --  420,000       --           0   64,672
  of the Company               1999 531,250       0  526,551  168,750       --           0  500,648

Michael J. McNally, (6)....... 2001 523,333 200,000       --  321,500       --     264,327   62,847
  Executive Vice President     2000 466,667 150,000       --  262,500       --     190,094  129,159
  and Chief Financial Officer  1999 395,000 145,000       --  239,500       --           0  134,852
  of the Company

--------

(1) Amounts reported as Bonus in the Summary Compensation Table are attributable to the named executive officers' participation in the TXU Annual Incentive Plan (AIP). Eligible officers of the Company and its participating subsidiaries with a title of Vice President or above participate in the AIP. Under the terms of the AIP as in effect for awards provided in 2001 and before, target incentive awards ranging from 40% to 75% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee (Committee), as well as the Committee's evaluation of the participant's and the Company's performance. One-half of each award is paid in cash and reflected as Bonus in the Summary Compensation Table, and the remainder of the award is deferred and invested under the TXU Deferred and Incentive Compensation Plan (DICP) discussed in footnote (3). The AIP was amended with respect to awards to be provided beginning in 2002 so as to establish target incentive awards ranging from 20% to 75% of base salary, while retaining a maximum award of 100% of base salary, and to provide for the payment of the entire award, if any, in cash.

(2) The amounts reported for Mr. Gibbs as Other Annual Compensation consist of certain benefits provided by the Company under its standard expatriate policy in connection with an extended assignment in the United Kingdom during 1999 and 2000. The amount for 2000 represents income taxes associated with such benefits paid on Mr. Gibbs' behalf. The amount for 1999 includes approximately $128,000 for housing during the assignment, United Kingdom income taxes paid on Mr. Gibbs' behalf and certain other benefits.

    The amount included in the Other Annual Compensation column for Mr. Dickie for 1999 represents relocation expenses paid by the Company under its standard employee relocation policy in connection with Mr. Dickie's employment with the Company.

(3) Amounts reported as Restricted Stock Awards in the Summary Compensation Table are attributable to the named officer's participation in the DICP. Elected corporate officers of the Company and its participating subsidiaries with the title of Vice President or above are eligible to participate in the DICP. Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each plan year and in any event not to exceed 15% of the participant's base salary. Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. The Company makes a matching award (Matching Award) equal to 150% of the participant's deferred salary. In addition, one-half of any AIP award (Incentive Award) is deferred and invested under the DICP. Concurrently with the change in the AIP providing for payment of the full amount of AIP awards in cash beginning in 2002, the DICP was amended to eliminate future Incentive Awards. Matching Awards and Incentive Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred salary, Matching Award and Incentive Award, and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock, and the value of each unit credited to participants' accounts equals the value of a share of Company common stock. On the expiration of the applicable maturity period (three years for Incentive Awards and five years for deferred salary and Matching Awards), the value of the participant's maturing accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred salary together with 6% per annum interest compounded annually. Beginning in 2002, participants may elect to defer amounts that would otherwise mature under the DICP, under and subject to the provisions of the Salary Deferral Program (SDP), discussed in footnote (5), provided that any such deferral election must be made at least 12 months prior to the date that the amount would otherwise mature under the DICP. The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

    Incentive Awards and Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table for each of the last three years. As a result of these awards, undistributed Incentive Awards and Matching Awards made under the DICP in prior years, and dividends reinvested thereon, the number and market value at December 31, 2001 of such Units (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Nye, Biegler, Gibbs, Dickie and McNally were 67,721 ($3,193,045), 29,445 ($1,388,332), 29,308
    ($1,381,872), 27,943 ($1,317,512) and 26,891 ($1,267,911), respectively.

(4) Amounts reported as LTIP Payouts in the Summary Compensation Table are attributable to the vesting and distribution of performance-based restricted stock awards under the Long-Term Incentive Compensation Plan (LTICP) and the distribution during the year of earnings on salaries previously deferred under the DICP.

    The LTICP is a comprehensive, stock-based incentive compensation plan providing for discretionary grants of common stock-based awards, including performance-based restricted stock. Outstanding awards of performance-based restricted stock to the named executive officers vest at the end of a three year performance period and provide for an ultimate distribution of from

    0% to 200% of the number of shares initially awarded, based on the Company's total return to shareholders over the three year period compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. Dividends on restricted shares are reinvested in Company common stock and are paid in cash upon release of the restricted shares. Under the terms of the LTICP, the maximum amount of any award that may be paid in any one year to any of the named executive officers is the fair market value of 100,000 shares of the Company's common stock determined as of the first day of such calendar year. The portion of any award that, based on such limitation, cannot be fully paid in any year is deferred until a subsequent year when it can be paid. Based on the Company's total return to shareholders over the three year period ending March 31, 2001 compared to the returns provided by the companies comprising the Standard & Poor's Electric Utility Index, Messrs. Nye, Biegler, Gibbs and McNally each received 50% of the restricted shares awarded in May of 1998, which stock was valued at $487,190, $155,015, $110,725 and $243,595, respectively.

    Amounts reported also include earnings distributed during the year on salaries previously deferred under the DICP for Messrs. Nye, Gibbs and McNally of $32,557, $28,196 and $20,732, respectively.

    As a result of restricted stock awards under the LTICP, and reinvested dividends thereon, the number of shares of restricted stock and the market value of such shares at December 31, 2001 held for Messrs. Nye, Biegler, Gibbs, Dickie and McNally were 256,714 ($12,104,065), 27,702 ($1,306,149),
    43,640 ($2,057,626), 40,142 ($1,892,695) and 57,501 ($2,711,172),
    respectively.

    As noted, salaries deferred under the DICP are included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with these deferred salaries for 2001 and the number of shares awarded under the LTICP:

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR


                    Deferred and Incentive
                      Compensation Plan
                            (DICP)            Long-Term Incentive Compensation Plan (LTICP)
                   ------------------------ -------------------------------------------------
                   Number of   Performance  Number of    Performance
                    Shares,     or Other     Shares,      or Other
                    Units or  Period Until   Units or   Period Until  Estimated Future Payouts
                     Other    Maturation or   Other     Maturation or ------------------------
       Name        Rights (#)    Payout     Rights (#)     Payout     Minimum (#)  Maximum (#)
       ----        ---------- ------------- ----------  ------------- -----------  -----------
Erle Nye..........   4,449       5 Years     125,000       3 Years         0         250,000
David W. Biegler..   2,966       5 Years       5,000       3 Years         0          10,000
H. Jarrell Gibbs..   2,647       5 Years      15,000       3 Years         0          30,000
Brian N. Dickie...   3,833       5 Years      15,000       3 Years         0          30,000
Michael J. McNally   2,464       5 Years      20,000       3 Years         0          40,000

(5) Amounts reported as All Other Compensation in the Summary Compensation Table are attributable to the named officer's participation in certain plans and as otherwise described in this footnote.

    Under the TXU Thrift Plan (Thrift Plan) all eligible employees of the Company and any of its participating subsidiaries may invest up to 16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee's contributions. For plan years beginning prior to January 1, 2002, the Company matching contribution was an amount equal to 40%, 50% or 60% (depending on the employee's length of service) of the first 6% of such employee's contributions. Beginning January 1, 2002, the Thrift Plan was amended to increase the Company matching contribution to 75% (regardless of the employee's length of service) of the first 6% of the employee's contribution for employees covered under the traditional defined benefit component of the TXU Retirement Plan, and 100% (regardless of the employee's length of service) of the first 6% of the employee's contribution for employees covered under the cash balance component of the TXU Retirement Plan. All matching contributions are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Biegler, Gibbs, Dickie and McNally were $6,120, $6,120, $5,100, $3,696 and $4,080, respectively, during 2001.

    Under the SDP each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the SDP ($103,960 for the program year beginning April 1, 2001) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award, for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. Beginning in 2002, participants may also elect to defer amounts that would otherwise mature under the DICP, under and subject to the provisions of the SDP, provided that any such deferral election must be made at least 12 months prior to the date that the amount would otherwise mature under the DICP. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the SDP; provided that employees who first become eligible to participate in the SDP on or after January 1, 2002, who are also eligible, or become eligible, to participate in the DICP, are not eligible to receive such SDP matching award. Salary and bonuses deferred under the SDP are included in amounts reported under Salary and Bonus, respectively, in the Summary Compensation Table. Deferrals are credited with earnings or losses based on the performance of investment alternatives under the SDP selected by each participant. At the end of the applicable maturity period, the trustee for the SDP distributes the deferrals and the applicable earnings in cash. The distribution is in a lump sum if the applicable maturity period is seven years. If the retirement option is elected, for distributions beginning prior to 2002, the distribution is in twenty annual installments, and for distributions beginning in 2002 and thereafter, the distribution is made in a number of annual installments selected in advance by the participant from 1 to 10 years or 15 years or 20 years. The Company is financing the retirement option portion of the SDP through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 2001, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Biegler, Gibbs, Dickie and McNally in the amounts of $77,167, $52,000, $45,400, $65,867 and $41,867, respectively.

    Under the TXU Split-Dollar Life Insurance Program (Insurance Program), split-dollar life insurance policies are purchased for elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above, with a death benefit equal to four times their annual Insurance Program compensation. The Insurance Program was amended, effective January 1, 2002, such that eligibility for the Insurance Program will be further limited and the death benefit of participants' insurance policies will be equal to two, three or four times their annual Insurance Program compensation depending on the officer category of the participant and the date the participant first became eligible for the Insurance Program. New participants vest in the policies issued under the Insurance Program over a six-year period. The Company pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant's attainment of age 65. During 2001, the economic benefit derived by Messrs. Nye, Biegler, Gibbs, Dickie and McNally from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $139,371, $39,286, $66,286, $13,666 and $16,900, respectively.

(6) The Company has entered into employment agreements with Messrs. Nye, Gibbs, Dickie and McNally as hereinafter described in this footnote.

    Effective June 1, 2000, the Company entered into an employment agreement with Mr. Nye. The agreement provides for Mr. Nye's continued service, through June 1, 2004 (Term), as the Company's Chairman of the Board and Chief Executive. Under the terms of the agreement, Mr. Nye will, during the Term, be entitled to a minimum annual base salary of $950,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 40,000 shares under the LTICP. The agreement also provides for the funding of the retirement benefit to which Mr. Nye will be entitled under the Company's supplemental retirement plan in an amount determined in accordance with the standard formula under such plan. Additionally, the agreement entitles Mr. Nye to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to the greater of three times his annualized base salary and target bonus, or the total base salary and bonus he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

    The Company entered into an employment agreement with Mr. Gibbs effective June 1, 2001. The employment agreement provides for the continued service by Mr. Gibbs through May 31, 2003 (Term). Under the terms of the agreement, Mr. Gibbs will, during the Term, be entitled to a minimum annual base salary of $580,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 15,000 shares under the LTICP. Additionally, the agreement entitles Mr. Gibbs to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstance following a change-in-control of the Company during the Term, including a payment equal to two times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

    The Company entered into an employment agreement with Mr. Dickie effective April 12, 1999, which provides for a minimum annual base salary of $750,000 through May 31, 2002, and a minimum annual incentive bonus equal to one-half of Mr. Dickie's then current annual base salary and minimum annual restricted stock awards of 10,000 shares under the LTICP for each of 1999, 2000 and 2001. Under the terms of the agreement, Mr. Dickie is also entitled to certain retirement compensation, as well as severance benefits in the event of a termination of Mr. Dickie's employment without cause, including a payment equal to annual base salary and target bonus; a payment for otherwise forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits; and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

    The Company entered into an employment agreement with Mr. McNally effective July 1, 2000. The employment agreement provides for the continued service by Mr. McNally through June 30, 2003

    (Term). In May 2001, the agreement was amended so as to extend the Term to June 30, 2004. Under the terms of the agreement, Mr. McNally will, during the Term, be entitled to a minimum annual base salary of $500,000, eligibility for an annual bonus under the terms of the AIP, and minimum annual restricted stock awards of 20,000 shares under the LTICP. Additionally, the agreement entitles Mr. McNally to certain severance benefits in the event he is terminated without cause during the Term, including a payment equal to the greater of his annualized base salary and target bonus, or the total amount of base salary and target bonuses he would have received for the remainder of the Term; a payment in lieu of foregone and forfeited incentive compensation; and health care benefits. The agreement also provides for compensation and benefits under certain circumstances following a change-in-control of the Company during the Term, including a payment equal to three times his annualized base salary and target bonus; a payment in lieu of foregone and forfeited incentive compensation; health care benefits and a tax gross-up payment to offset any excise tax which may result from such change-in-control payments.

(7) Mr. Biegler retired effective December 31, 2001, and in connection with his retirement, entered into an agreement with the Company which provides, among other things, for the payment of certain supplemental retirement compensation over his life and the life of his spouse, and the waiver of the forfeiture provisions contained in his outstanding restricted stock award agreements.

   As a part of the acquisition of ENSERCH Corporation (now known as TXU Gas Company) in 1997, options to purchase the common stock of ENSERCH which had been granted to various employees of ENSERCH were converted into options to acquire common shares of the Company. The table below shows, for each of the named officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans, converted into shares of the Company's common stock into which such options became exercisable at the time of the ENSERCH acquisition.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                           Number of Securities      Value of Unexercised
                                          Underlying Unexercised         In-the-Money
                                                Options at                Options at
                     Shares                  December 31, 2001         December 31, 2001
                   Acquired on  Value               (#)                       ($)
                    Exercise   Realized  ------------------------- -------------------------
       Name            (#)       ($)     Exercisable Unexercisable Exercisable Unexercisable
       ----        ----------- --------- ----------- ------------- ----------- -------------
Erle Nye..........        0            0        0          0                0        0
David W. Biegler..   82,298    1,575,457   47,480          0        1,151,171        0
H. Jarrell Gibbs..        0            0        0          0                0        0
Brian N. Dickie...        0            0        0          0                0        0
Michael J. McNally        0            0        0          0                0        0

   The Company and its subsidiaries maintain retirement plans (TXU Retirement
Plan) which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). Annual retirement benefits under the traditional defined benefit component of the TXU Retirement Plan, which applied to each of the named officers during 2001, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant's average annual earnings during his or her three years of highest earnings. During 2001, employees, other than employees subject to collective bargaining requirements, who were participating under the traditional defined benefit component of the TXU Retirement Plan were given a one-time irrevocable election to continue their participation under such traditional defined benefit component, or to convert to a new cash balance component effective January 1, 2002. Under this new cash balance component, hypothetical accounts, which reflect the participant's benefit under the plan, are established for participants. Participants' accounts are credited with monthly contribution credits equal to a percentage of the participant's compensation (3.5%, 4.5%, 5.5% or 6.5%, depending on the participant's combined age and years of service), and interest credits based upon the average yield of the 30-year Treasury bond rate for the 12 months ending November 30 of the prior year. As of January 1, 2002, the benefit of employees who chose to convert to the new cash balance component was the actuarial equivalent of their accrued benefit under the traditional defined benefit component. All employees who begin their participation in the TXU Retirement Plan on or after January 1, 2002, will participate under this cash balance component. Amounts reported under Salary for the named executive officers in the Summary Compensation Table approximate earnings as defined under the traditional defined benefit component of the TXU Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the traditional defined benefit component of the TXU Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. As of December 31, 2001, years of accredited service under the TXU Retirement Plan for Messrs. Nye, Biegler, Gibbs, Dickie and McNally were 39, 4, 39, 2 and 5, respectively.

                            TXU PENSION PLAN TABLE

                                      Years of Service
                      ------------------------------------------------
         Remuneration    20       25       30        35         40
         ------------ -------- -------- -------- ---------- ----------
         $   50,000   $ 14,688 $ 18,360 $ 22,032 $   25,704 $   29,376
            100,000     29,688   37,110   44,532     51,954     59,376
            200,000     59,688   74,610   89,532    104,454    119,376
            400,000    119,688  149,610  179,532    209,454    239,376
            800,000    239,688  299,610  359,532    419,454    479,376
          1,000,000    299,688  374,610  449,532    524,454    599,376
          1,400,000    419,688  524,610  629,532    734,454    839,376
          1,800,000    539,688  674,610  809,532    944,454  1,079,376
          2,000,000    599,688  749,610  899,532  1,049,454  1,199,376

   Before the ENSERCH acquisition, Mr. Biegler earned retirement benefits under the Retirement and Death Benefit Program of 1969 of ENSERCH Corporation and Participating Subsidiary Companies (ENSERCH Retirement Plan) which was merged into, and became a part of, the TXU Retirement Plan effective December 31, 1997. In connection with this plan merger, the TXU Retirement Plan was amended to provide that the retirement benefit of certain ENSERCH employees will equal the sum of (1) their accrued benefit under the ENSERCH Retirement Plan through the last pay period of 1997 and (2) their accrued benefit under the TXU Retirement Plan beginning with the first pay period of 1998; provided that the aggregate retirement benefit earned under the traditional defined benefit component of the plans can be no less than the retirement benefit which would have been earned had all service under the traditional defined benefit component been under the ENSERCH Retirement Plan. Mr. Biegler, whose employment with the Company began August 5, 1997, is treated in a similar manner. Amounts reported for Mr. Biegler under Salary and Bonus in the Summary Compensation Table approximate earnings as defined by the ENSERCH Retirement Plan without regard to any limitations imposed by the Code. Benefits paid under the ENSERCH Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code. As of Mr. Biegler's retirement date of December 31, 2001, he had 29 years of accredited service under the ENSERCH Retirement Plan and, as previously noted, 4 years of accredited service under the TXU Retirement Plan.

                          ENSERCH PENSION PLAN TABLE

                                      Years of Service
                -------------------------------------------------------------
   Remuneration    20       25        30         35         40         45
   ------------ -------- -------- ---------- ---------- ---------- ----------
   $   50,000   $ 12,500 $ 15,625 $   18,750 $   21,875 $   23,125 $   24,375
      100,000     29,418   36,773     44,127     51,482     54,982     56,482
      200,000     64,418   80,523     96,627    112,732    117,732    122,732
      400,000    134,418  168,023    201,627    235,232    245,232    255,232
      800,000    274,418  343,023    411,627    480,232    500,232    520,232
    1,000,000    344,418  430,523    516,627    602,732    627,732    652,732
    1,400,000    484,418  605,523    726,627    847,732    882,732    917,732
    1,800,000    624,418  780,523    936,627  1,092,732  1,137,732  1,182,732
    2,000,000    694,418  868,023  1,041,627  1,215,232  1,265,232  1,315,232

   The Company's supplemental retirement plans (Supplemental Plan) provide for the payment of retirement benefits which would otherwise be limited by the Code or the definition of earnings in the TXU Retirement Plan or the ENSERCH Retirement Plan, as applicable. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the applicable qualified plan, except that, with respect to calculating the portion of the Supplemental Plan benefit attributable to service under the defined benefit component of the TXU Retirement Plan, earnings also include AIP awards (50% of the AIP award is reported under Bonus for the named officers in the Summary Compensation Table). The tables set forth above illustrate the total annual benefit payable at retirement under the TXU Retirement Plan and the ENSERCH Retirement Plan, respectively, inclusive of benefits payable under the Supplemental Plan, prior to any reduction for earlier-than-normal or a contingent beneficiary option which may be selected by participants.

   The information contained herein under the headings Organization and Compensation Committee Report on Executive Compensation, Performance Graph and Audit Committee Report is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities Acts) or (ii) "soliciting material" or "filed" with the Securities and Exchange Commission within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   The Organization and Compensation Committee of the Board of Directors (Committee) is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of all of the directors of the Company who are not employees or former employees of the Company and is chaired by J. E. Oesterreicher. The Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

   As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program should provide for an appropriate and competitive balance between base salaries and performance-based annual and long-term incentives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established around the median, or 50th percentile, of the base salaries provided by other large energy companies, or other relevant market, and that opportunities for total direct compensation (defined as the sum of base salaries, annual incentives and long-term incentives) to reach the 75th percentile, or above, of such market or markets will be provided through annual and long-term performance-based incentive compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

   In furtherance of these policies, nationally recognized compensation consultants have been retained to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultants' evaluations include comparisons to the largest utilities and energy companies as well as to general industry with respect both to the level and composition of officers' compensation.

   The compensation of the officers of the Company consists principally of base salaries, the opportunity to earn an incentive award under the Annual Incentive Plan (AIP), awards of performance-based restricted shares under the Long-Term Incentive Compensation Plan (Long-Term Plan) and the opportunity to participate in the Deferred and Incentive Compensation Plan (DICP). Awards under the AIP are directly related to annual performances as evaluated by the Committee. The ultimate value of any awards of performance-based restricted shares under the Long-Term Plan, as well as the value of future payments under the DICP are directly related to the future performance of the Company's common stock. It is anticipated that performance-based incentive awards under the AIP and the Long-Term Plan, will, in future years, continue to constitute a substantial percentage of the officers' total compensation.

   During 2001, a comprehensive review of compensation and benefits provided to officers and other employees was completed. The purpose of the review which was conducted with the assistance of independent compensation and benefit consultants, was to assure that the Company's compensation and benefit plans continue to be appropriately competitive in the markets in which the Company and its subsidiaries operate. Recommendations arising from the review were considered by the Committee and the Board of Directors, and generally are being implemented. Changes in benefits related principally to employees in the United States and included adoption of a cash balance retirement formula, increases in the Company match under the employee savings plan, implementation of flexible health and welfare benefits and limitations on the Company's contributions towards the cost of post-retirement medical benefits for persons who retire in the future. Changes in officers' compensation plans are more fully described elsewhere in this report and proxy statement, and generally are intended to facilitate the inclusion of Company and subsidiary officers in a common framework of annual and long-term incentive opportunities.

   The AIP, which was first approved by the shareholders in 1995 and reapproved in 2000, is administered by the Committee and provides an objective framework within which annual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. In 2001 the evaluation of each individual participant's performance was based on the attainment of individual and business unit objectives. As amended in 2001 with respect to awards that may be provided in 2002 and thereafter, the evaluation of each individual participant's performance may be based upon the attainment of a combination of corporate, group, business unit, function and/or individual objectives. The Company's annual performance is evaluated based upon its total return to shareholders, return on invested capital and earnings growth, as well as other measures including competitiveness, service quality and employee safety. The combination of individual and Company results, together with the Committee's evaluation of the competitive level of compensation which is appropriate for such results, determines the amount, if any, actually awarded. The AIP was also amended in 2001 to provide for the participation of certain officers of subsidiaries and to provide for the payment of awards in cash thereby eliminating the requirement that the receipt of 50% of such awards be deferred.

   The Long-Term Plan, which was first approved by the shareholders in 1997 is also administered by the Committee and is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company's common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan provided to the officers of the Company have all been in the form of performance based restricted stock as more fully described hereinafter. Awards under the Long-Term Plan constitute the principal long-term component of officers' compensation.

   As required by Section 162(m) of the Internal Revenue Code relating to the deductibility of compensation, the Long-Term Plan, as amended to increase the maximum aggregate number of shares that may be issued pursuant to awards under the Plan, is being submitted for reapproval by the shareholders. Detailed information concerning this proposal is contained on pages 23 through 26 of this proxy statement. The reapproval is being requested so as to comply with the Internal Revenue Code and to increase the number of shares that may be awarded under the plan. The Committee believes that the Long-Term Plan is an important and appropriate component of officers' compensation and recommends that the shareholders vote in favor of reapproval.

   In establishing levels of executive compensation at its May 2001 meeting, the Committee reviewed various performance and compensation data, including the performance measures under the AIP and the report of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered were the comparative returns provided by the largest electric and gas utilities as represented by the returns of the Standard & Poor's Electric Utility Index which are reflected in the graph on page 20. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee's policy relating to total direct compensation.

   At its meeting in May 2001, the Committee provided awards of performance-based restricted shares under the Long-Term Plan to certain officers, including the Chief Executive. Information relating to awards made to the named executive officers is contained in the Table on page 10 of this proxy statement. The ultimate value of those awards, if any, will be determined by the Company's total return to shareholders over a three year period compared to the total return for that period of the companies comprising the Standard & Poor's Electric Utility Index. Depending upon the Company's relative total return for such period, the officers may earn from 0% to 200% of the original award, and their compensation is, thereby, directly related to shareholder value. Awards granted in May 2001 contemplate that 200% of the original award will be provided if the Company's total return is in the 81st percentile or above of the returns of the companies comprising the Standard & Poor's Electric Utility Index and that such percentage of the original award will be reduced as the Company's return compared to the returns provided by the companies in the Index declines so that 0% of the original award will be provided if the Company's return is in the 40th percentile or below of returns provided by the companies comprising the Index. These awards, and any awards that may be made in the future, are based upon the Committee's evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

   Additionally, with respect to the Long-Term Plan, the Committee, at its meeting in May 2001, considered the performance-based restricted stock awards provided to certain officers in May of 1998. Based upon its review and comparison of the Company's total return to the returns provided by the companies comprising the Standard & Poor's Electric Utility Index, the Committee determined that the Company's performance during the three year performance period ending in March of 2001 permitted the payment of 50% of such 1998 awards. Payments of these awards were made in the form of the Company's stock and cash, and, for Messrs. Nye, Biegler, Gibbs and McNally, the value of the stock at the date of distribution is included in the LTIP Payouts column of the Summary Compensation Table on page 8 of this proxy statement.

   Certain of the Company's business units have developed separate annual and long-term incentive compensation plans. Those plans focus on the results achieved by those individual business units and the compensation opportunities provided by those plans are considered to be competitive in the markets in which those units compete. Generally, officers may not participate in both the traditional incentive compensation plans as discussed herein and the business unit plans. None of the named officers participate in the individual business unit plans.

   As previously reported, the Committee recommended, and the Board subsequently approved, employment contracts with certain officers including the Chief Executive. Such agreements with Messrs. Nye, Dickie and McNally, as well as the agreement entered into with Mr. Gibbs in June 2001, are described in footnote 6 on pages 12 and 13 of the proxy statement.

   In May 2001 the Committee increased Mr. Nye's base salary as Chief Executive to an annual rate of $975,000 representing a $25,000 or 2.6% increase over the amount established for Mr. Nye in May of 2000. Based upon the Committee's evaluation of individual and Company performance, as called for by the AIP, the Committee provided Mr. Nye with an AIP award of $950,000 compared to the prior year's award of $760,000. The Committee also awarded 125,000 shares of performance-based restricted stock to Mr. Nye. Under the terms of the award, Mr. Nye can earn from 0% to 200% of the award, depending on the Company's total return to shareholders over a three-year period (April 1, 2001 through March 31, 2004) compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. This level of compensation was established based upon the Committee's subjective evaluation of the information described in this report. In addition, as previously noted in this report, the Committee approved the payment of 50% of the 1998 performance-based restricted stock awards under the Long-Term Plan, which for Mr. Nye was 11,000 shares.

   In discharging its responsibilities with respect to establishing officers' compensation, the Committee has normally considered such matters at its May meetings including its May 2001 meeting. Beginning in 2002, the Committee is expected to consider officers' compensation matters at its February meetings and to report to the shareholders on these matters in the following years' proxy statement. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the Chief Executive are reached in private session without the presence of any member of Company management.

   Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Awards under the AIP in 1996 and subsequent years have been, and are expected to continue to be, fully deductible. Awards under the Long-Term Plan are expected to be fully deductible, and the DICP and the Salary Deferral Program have been amended to require the deferral of distributions of amounts maturing in years subsequent to 1995 until the time when such amounts would be deductible.

   Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                  Organization and Compensation Committee

              J. E. Oesterreicher, Chair          Jack E. Little
              Derek C. Bonham                     Margaret N. Maxey
              William M. Griffin                  Charles R. Perry
              Kerney Laday                        Herbert H. Richardson

                               PERFORMANCE GRAPH

   The following graph compares the performance of the Company's common stock to the S&P 500 Index and S&P Electric Utility Index for the last five years. The graph assumes the investment of $100 at December 31, 1996 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

                           Cumulative Total Returns
                       for the Five Years Ended 12/31/01

                                    [CHART]

       TXU Corp.  S&P Electric Utility Index  S&P 500 Index
       ---------  --------------------------  -------------
1996    $100               $100                   $100
1997     108                126                    133
1998     128                146                    171
1999     103                118                    208
2000     138                180                    189
2001     155                166                    166

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors (Committee) assists the Board in providing oversight of the Company's auditing, accounting and financial reporting processes, and the Company's system of internal control. The role and responsibilities of the Committee are fully set forth in the Committee's written charter which was approved by the Board of Directors and which is reproduced in Appendix B to this proxy statement. The Committee consists solely of independent directors as defined by the listing standards of the New York Stock Exchange and is chaired by William M. Griffin. This Committee has directed the preparation of this report and has approved its content and submission to the shareholders.

   The Committee has received the written disclosures and letter from Deloitte & Touche LLP, the independent auditors for the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Deloitte & Touche its independence. The Committee has received reports from Deloitte & Touche and Company management relating to services provided by the auditors and associated fees. In this regard the Committee has considered whether or not the provision of non-audit services by Deloitte & Touche for the year 2001 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring the auditors' independence, the Committee has adopted a policy relating to the engagement of the Company's independent auditors as described on page 27 of this proxy statement.

   The Committee reviewed and discussed with Company management and Deloitte & Touche the interim unaudited financial statements and the audited consolidated financial statements of the Company for the year ended December 31, 2001. The Committee also discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) concerning the quality of the Company's accounting principles as applied in its financial statements.

   Based on its review and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Additionally, as noted hereinafter in this proxy statement, the Committee recommended to the Board of Directors that Deloitte & Touche be selected to act as independent auditors for 2002, subject to shareholder approval.

   Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                                Audit Committee

                           William M. Griffin, Chair
                                Jack E. Little
                              J. E. Oesterreicher
                               Charles R. Perry

                AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
                     FOR AUTHORITY TO EFFECT A STOCK SPLIT

   The Board of Directors has unanimously approved, subject to shareholder approval, an amendment of the Restated Articles of Incorporation that would split the common stock of the Company, effective at such time, if any, on or before December 31, 2003 as the Board of Directors may determine, by changing each issued share into no more than two shares. The full text of the proposed amendment is set forth in Appendix A attached to this proxy statement.

   The Board of Directors anticipates that the stock split, if effected, will cause the market price for the common stock to be reduced so that it is in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares.

   If the stock split is effected, each shareholder of record at the record date determined by the Board of the Directors for the stock split would automatically become the holder of, and be entitled to receive a certificate or certificates for, additional shares of common stock for shares of common stock owned of record by such shareholder. If the stock split is effected in a manner that would create fractional shares, shareholders will be entitled to receive cash in lieu of any such fractional shares in an amount determined by, or in accordance with procedures established by, the Board of Directors.

   The Board of Directors will be authorized by the stock split amendment to determine an effective date for the stock split at any time on or before December 31, 2003, or they may determine not to effect the stock split if they determine that the proposed stock split is not in the best interest of the Company. A similar amendment was approved by shareholders in May 1999 but expired in December 2000 without being implemented by the Board of Directors.

   The Company has been advised by tax counsel that the proposed stock split would not result in any gain or loss or realization of taxable income to owners of common stock under existing U.S. federal income tax law except for the receipt of cash, if any, in lieu of fractional shares. The cost basis for tax purposes of each new share and each retained share would be equal to a fraction of the cost basis for tax purposes of the retained share immediately prior to the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed to be the same as the holding period for the retained shares of common stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and shareholders are advised to consult their tax advisors.

 The Board of Directors Recommends a Vote FOR the Approval of this Amendment.

                               REAPPROVAL OF THE
               LONG-TERM INCENTIVE COMPENSATION PLAN, AS AMENDED

   As indicated in the Organization and Compensation Committee Report, the Company's compensation philosophy is based on pay for performance. Consistent with this philosophy, in 1997, the Board recommended, and the shareholders approved, a Long-Term Incentive Compensation Plan (Long-Term Plan or Plan). The purpose of the Long-Term Plan is to assist the Company in attracting, retaining and motivating executive officers and other key employees essential to the success of the Company through performance-related incentives linked to long-range performance goals. Section 162(m) of the Internal Revenue Code provides that, in order for the Company to continue to deduct fully for federal income tax purposes compensation paid under the Long-Term Plan to its five most highly compensated officers, the Company must seek reapproval of the Long-Term Plan every five years. Accordingly, reapproval of the Long-Term Plan, as amended to increase the maximum number of shares that may be issued pursuant to Awards under the Plan, is being sought in order to comply with this legal requirement. The Board of Directors believes that the Long-Term Plan is an effective tool in maintaining an appropriate and competitive compensation program, and recommends the reapproval of the Plan, as amended.

   The Long-Term Plan is a comprehensive stock-based incentive compensation plan under which all awards (Awards) are made in, or based on the value of, the Company's common stock. Awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. As noted above, the Long-Term Plan provides performance-related incentives linked to long-term performance goals. Such performance goals applicable to Awards under the Plan may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Organization and Compensation Committee may determine.

   The Long-Term Plan is administered by the Organization and Compensation Committee (Committee) which consists entirely of directors who are neither current nor former employees of the Company. Employees of the Company and its subsidiaries who are designated by the Committee as key employees are eligible to participate in, and receive Awards under, the Plan. The selection of key employees who are to receive Awards under the Plan, as well as all terms, conditions, performance criteria and restrictions applicable to each Award, are determined by the Committee in its discretion. The Committee may delegate to the Company's Chief Executive the authority to grant Awards to key employees who are not executive officers.

   Awards under the Long-Term Plan constitute the principal long-term component of officers' compensation. As of December 31, 2001, Awards had been provided to 161 persons including the Company's executive officers. All Awards provided to date to executive officers have been in the form of performance-based restricted stock. Under each of these Awards, the Company's total return to shareholders is compared to the total return of companies comprising the Standard & Poor's Electric Utility Index over a three-year performance period. Depending upon the Company's total return for such period compared to the returns provided by the companies comprising the Standard & Poor's Electric Utility Index, the awardees may earn from 0% to 200% of the original award and their compensation is thereby directly related to shareholder returns.

   The maximum number of shares of common stock for which Awards may be granted under the Long-Term Plan, as approved by shareholders in 1997, is 2,500,000 subject to adjustment in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other similar event. Shares subject to previously canceled, lapsed or forfeited Awards or Awards paid in cash may be reissued under the Long-Term Plan. Shares issued under the Long-Term Plan may consist of authorized but unissued shares, shares issued and reacquired by the Company or shares purchased in the open market. As of March 11, 2002, the closing price of a share of common stock on the New York Stock Exchange was $52.03. During the last five years, performance-based restricted stock awards under the Long-Term Plan have constituted a substantial and increasing percentage of officers' total compensation. It is expected that this trend will continue in the future. Assuming the maximum payout of the outstanding awards as of December 31, 2001, approximately 188,000 shares of common stock are available for the granting of awards under the Long-Term Plan. Accordingly, shareholder approval is being sought to increase the maximum number of shares of common stock available under the Long-Term Plan by 7,500,000 shares, such shares to be utilized for the granting of awards over the next five years until the termination of the Plan. The Board of Directors believes that such increase is necessary and desirable for the Company to continue to attract, motivate and retain the talent necessary for the Company's success and to continue to align a significant portion of officers compensation with the future performance of the Company's common stock.

   Stock Options and Stock Appreciation Rights. The Long-Term Plan provides for the granting of incentive stock options, nonqualified stock and stock appreciation rights (SARS); however, to date no such awards have been made. The number of shares and other terms of any such grant will be determined by the Committee. The price payable upon exercise of an option may not be less than 100% of the fair market value of the common stock at the time of the grant, and may be paid in cash or with shares of common stock. Under the terms of the Plan, options may not be exercised until at least six months after they are granted, except in the case of the death or disability of the participant or a change in control of the Company. Options may remain outstanding for no more than ten years. SARs entitle the participant to receive, upon exercise of the SAR, cash or, at the election of the Committee, shares of common stock or a combination thereof, in an amount equal to the difference between the SAR exercise price and the fair market value of the shares of common stock subject to the SAR. SARs may be granted to participants under the Long-Term Plan on a freestanding basis or in tandem with a stock option. The exercise price of SARs will be not less than 100% of the fair market value of the common stock on the date of grant. SARs granted under the Long-Term Plan will not be exercisable until at least six months following the date of grant and no later than ten years thereafter. Incentive stock options and SARs may not be transferred other than by will or the laws of descent and distribution.

   Stock and Stock Unit Awards. The Long-Term Plan also provides for the granting of restricted stock, restricted stock units, performance shares and performance units, bonus stock and other stock-based Awards. To date, all Awards to the Company's executive officers have been in the form of performance-based restricted stock. The number of shares or units and all terms and conditions, including the restriction period, performance criteria and other restrictions and conditions applicable to each such Award, are determined by the Committee. During the restriction period, participants may exercise full voting rights, and will be entitled to receive all dividends and other distributions paid, with respect to restricted stock they have been granted; provided that stock dividends, if any, remain subject to the same restrictions as the underlying stock. Payment to the participant may be in shares of common stock or cash, or a combination thereof, and in a lump sum or installments, all as determined by the Committee. Shares of common stock may also be awarded to participants under the Long-Term Plan as a bonus. Such shares may be granted with or without restrictions. Shares awarded subject to performance criteria or other restrictions which are not satisfied, are forfeited and must be returned to the Company. In addition to the foregoing types of Awards, the Long-Term Plan permits the Committee to grant any other stock-based award as the Committee may determine. Such stock-based Awards may be in the form of the Company's common stock or other securities, the value of which is based, in whole or in part, on the value of the Company's common stock on the grant date.

   In the event of a change-in-control of the Company, all outstanding stock options and SARs shall immediately become fully vested, and the forfeiture provisions otherwise applicable to all other outstanding Awards shall no longer apply, except with respect to any then existing forfeiture provisions applicable in the event of the termination of a participant for cause or a participant's voluntary resignation. Under the terms of the Long-Term Plan, a change in control shall be deemed to have occurred if:
(i) any person becomes the beneficial owner of 20% or more of the Company's voting securities; or (ii) the individuals who constitute the current board of directors of the Company cease to constitute at least a majority thereof, provided that individuals who are nominated by at least 75% of the incumbent board shall be considered members of the incumbent board; or (iii) a recapitalization occurs which results in either a decrease of at least 33% of the aggregate percentage ownership of the Company's voting securities held by independent shareholders, or an increase in the aggregate percentage of the Company's voting securities held by non-independent shareholders to more than 50%; or (iv) all or substantially all of the assets of the Company are liquidated or transferred to an unrelated party; or (v) the Company is a party to a merger, consolidation, reorganization or other business combination transaction pursuant to which the Company is not the surviving ultimate parent entity; or (vi) the Company is a party to merger, consolidation, reorganization or other business combination transaction which requires the approval of the shareholders of the Company and which results in an increase of 20% or more in the number of the Company's voting securities outstanding.

   Assuming that shareholder reapproval is obtained, the Company expects that Awards paid under the Long-Term Plan will continue to be fully deductible for federal income tax purposes. Among other requirements, Section 162(m) of the Code, which limits such deductions, requires that a maximum amount of performance-based compensation which can be provided to any covered participant be established; and, for this purpose, such annual aggregate maximum amount that may be paid to a covered participant during any calendar year is 100,000 shares with respect to stock options and SARs and, with respect to other Awards, is the fair market value of 100,000 shares as of the first day of such year. Because all Awards are within the discretion of the Committee, the Awards that will be made in the future, as well as the number of employees to whom Awards may be made, are not presently determinable. As noted above, executive officers and other designated key employees are eligible to receive awards under the Long-Term Plan.

   The Long-Term Plan may be amended, modified, suspended or terminated by the Board of Directors at any time. No amendment shall be effective prior to approval of the shareholders to the extent such approval is necessary to satisfy the requirements of Section 162(m) of the Code or to comply with any other legal requirement. If not earlier terminated, the Long-Term Plan shall terminate on December 31, 2006.

   Federal Income Tax Consequences. Options granted under the Long-Term Plan will have the following federal income tax consequences under the present provisions of the Code. The Company's deductions for compensation paid under the Long-Term Plan are in all cases subject to the requirement of reasonableness.

   Incentive Stock Options. Neither the grant, exercise nor purchase of shares under an incentive stock option will cause the recognition of ordinary income by the participant provided the participant does not dispose of the underlying shares within two years from the date of the grant of the option and within one year after the exercise of the option. However, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be treated as an item includable in the tax base upon which "alternative minimum tax" may be imposed. Neither the grant nor the exercise of an incentive stock option will produce a tax deduction for the Company.

   If the shares purchased by the participant pursuant to the exercise of an incentive stock option are disposed of after the expiration of two years from the date of the grant of the option and after one year from the date of exercise, the gain or loss on the sale, based upon the difference between the amount realized and the exercise price, will constitute long-term capital gain or loss. If the shares purchased by a participant pursuant to the exercise of an incentive stock option are sold at a gain prior to the expiration of either of such periods, so much of the gain as does not exceed the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the amount realized on the date of sale will be taxable as compensation to the participant; and a tax deduction will be allowable to the Company in an amount equal to the compensation recognized by the participant.

   Nonqualified Options. The grant of a nonqualified option will not cause the recognition of ordinary income by the participant or entitle the Company to a deduction for federal income tax purposes because, under existing Treasury regulations, such an option does not have a "readily ascertainable" fair market value. The exercise of a nonqualified option which is not subject to any restrictions on the participant's ownership or disposition thereof will cause the recognition of compensation in an amount equal to the difference between the exercise price and the fair market value on the exercise date of the shares purchased by the participant, and a tax deduction will be available to the Company in an amount equal to the compensation recognized by the participant. If restrictions apply regarding forfeiture and transferability to the shares upon exercise, the time of recognition of compensation and the amount thereof, and the availability of a tax deduction to the Company, will be determined when such restrictions cease to apply.

   Board of Directors Recommendation. The Board of Directors believes that the reapproval of the Long-Term Plan, as amended to increase the number of shares available under the Plan, will advance the interests of the Company and its shareholders by enabling the Company to continue to attract, retain and motivate high caliber, executive officers and other key employees by offering compensation incentives which are directly linked to returns to shareholders.

        The Board of Directors Recommends a Vote FOR Reapproval of the
              Long-Term Incentive Compensation Plan, as Amended.

                             SELECTION OF AUDITORS

   The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 2002 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

      RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 2002, to make a report thereon, and to perform other services, be, and it hereby is, approved.

   The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1996 and for TXU Energy Industries Company (formerly Texas Utilities Company) since its organization in 1945, including the last fiscal year.

   The Audit Committee has adopted a policy relating to the engagement of the Company's independent auditors. The policy, which was adopted in February 2002, provides that, in addition to the audit of the financial statements and related quarterly reviews, the firm will be engaged to provide: (i) auditing or accounting services relating to matters where the firm's opinion, consent or certification is separately required; (ii) analyses and interpretive advice relating to accounting policies and their applicatons; (iii) due diligence reviews relating principally to considerations of counterparties' accounting policies and practices and/or accounting for certain related transactions; and
(iv) services with respect to tax matters. In addition to the enumerated services, the policy also provides that, within certain limits and with the approval of the Committee, the firm may be engaged to provide other services. Engagements of the firm relating to due diligence reviews and tax and other services that are expected to exceed established monetary levels will require prior approval of the Committee. The policy provides further that the Company's independent auditors will not be engaged to provide management advisory services related to business strategy, valuations and the like, services related to the design and/or implementation of financial information systems or internal audit services.

   The Committee's policy relating to the engagement of Deloitte & Touche will be administered by the Company's chief internal audit executive. The Committee and/or chief internal audit executive, as appropriate, will review and approve the services to be provided by the firm and related fees. Reports from Deloitte & Touche and the chief internal audit executive describing the services provided by the firm and the fees for such services will be provided to the Committee on a semi-annual basis.

   During the year ended December 31, 2001 fees billed to the Company by Deloitte & Touche were as follows:

      Audit Fees. Fees billed for professional services rendered in connection with the audit of the Company's annual consolidated financial statements and reviews of the consolidated financial statements included in the Company's Forms 10-Q were $4,046,000.

      Financial Information System Design and Implementation Fees. Deloitte & Touche was not engaged to provide any services relating to the design and/or implementation of financial information systems during 2001.

      All Other Fees. Deloitte & Touche's fees for all other professional services rendered to the Company during 2001 totaled $8,336,000 including, as described below, audit related and tax fees of $6,631,000 and other fees of $1,705,000.

   Audit related and tax fees totaling $6,631,000 included amounts billed in connection with: (i) audits required by certain statutes, principally in the United Kingdom ($634,000); other audits and certifications, principally employee benefit plan audits ($394,000); and services relating to registration statements and other financing documents ($896,000); (ii) analyses and interpretive advice relating to accounting policies and their application ($1,073,000); (iii) auditing or accounting services in connection with due diligence reviews ($2,612,000); and (iv) services with respect to tax matters ($1,022,000). Fees for other services totaling $1,705,000 included amounts billed in connection with rate case proceedings ($385,000), services relating to process improvements, reviews and assurances ($586,000), expatriate tax services ($328,000), and other matters, principally management advisory services ($406,000).

   Representatives of Deloitte & Touche are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Board of Directors Recommends a Vote FOR the Approval of Auditors.

                                OTHER BUSINESS

   Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Dated: March 26, 2002


            Whether or not you will be able to attend the meeting, please sign and return the accompanying proxy promptly.

                                  APPENDIX A

                AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

      RESOLVED that Article VI of the Restated Articles of Incorporation of the Company be, and hereby is, amended by adding the following paragraph, effective as of such time on or before December 31, 2003, if any, as the Board of Directors may determine:

       "Each share of common stock of the corporation issued and outstanding or held in the treasury of the corporation immediately prior to the close of business on [the date established for the stock split by the Board of Directors] is changed into and reclassified as [a number, not to exceed two, to be established by the Board of Directors] fully paid and nonassessable shares of the common stock, without par value, and at the close of business on such date, each holder of record of common stock shall, without further action, be and become the holder of [a number not to exceed one, to be established by the Board of Directors] additional share of common stock for each share of common stock held of record immediately prior thereto as determined by the Board of Directors. Effective at the close of business on such date, each certificate representing shares of common stock outstanding or held in treasury immediately prior to such time shall continue to represent the same number of shares of common stock and as promptly as practicable thereafter, the corporation shall issue and cause to be delivered to each holder of record of shares of common stock at the close of business on such date an additional certificate or certificates representing [a number, not to exceed one, to be established by the Board of Directors] additional share of common stock for each share of common stock held of record immediately prior thereto."

                                  APPENDIX B

                            AUDIT COMMITTEE CHARTER

   Role. The principal role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities applicable to the company's auditing, accounting and financial reporting processes and the company's system of internal control. Consistent with this role, the Committee is to encourage continuous improvement of, and foster adherence to, the company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

    . Serve as an independent and objective party to monitor the company's financial reporting process and internal control system;

    . Review and appraise the audit activities of the company's independent auditor and internal audit staff; and

    . Foster open communication among the independent auditor, financial and senior management, internal audit and the Board of Directors.

   Composition. The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. To be a member of the Committee, a director must satisfy the independence requirements of the New York Stock Exchange. Additionally, all Committee members must be financially literate and at least one member shall have accounting or related financial management expertise, both as may be determined from time to time by the Board of Directors in the exercise of its business judgment.

   As soon as practical after the annual meeting of shareholders each year, the Board shall appoint the Committee to serve for the ensuing twelve months or until their successors shall be duly appointed and qualified. The Committee may elect a chairman and may make rules for the conduct of its business and appoint such committees and assistants as it may deem necessary. A majority of the members of the committee shall constitute a quorum.

   Meetings. The Committee shall meet at least four times annually, or more frequently as the Committee may determine. As part of its role to foster open communication, the Committee should meet semiannually with internal audit and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately.

   Responsibilities. In fulfilling its responsibilities and duties the Committee shall generally perform the following functions, subject to such modifications as the Committee may, from time to time, determine to be necessary or appropriate:

    . Recommend to the Board of Directors the selection and retention of the independent auditor who audits the financial statements of the company. In so doing, the Committee will: consider matters which might affect the auditor's independence, including the provision of non-audit services; discuss and consider the auditor's written affirmation that the auditor is in fact independent; discuss the nature and rigor of the audit process; receive and review all reports from the auditor; and provide to the independent auditor full access to the Committee (and the Board) to report on any and all matters deemed to be appropriate. It is recognized that the independent auditor is ultimately accountable to the Committee and the Board of Directors of the company.

    . Provide guidance and oversight to the internal audit function of the company including review of the organization, plans and results of such activities.

    . Review the financial statements and related information in the annual report to the Securities and Exchange Commission on Form 10-K with management and the independent auditor and make a recommendation to the Board as to whether or not the audited financial statements should be included in the Form 10-K. It is anticipated that these reviews will include discussions of the quality of earnings, discussions of significant items subject to management's judgment or estimate, consideration of the suitability of accounting principles, consideration of audit adjustments whether or not recorded and such other inquiries and discussions as may be appropriate.

    . Review the interim financial statements and related information in the quarterly report to the Securities and Exchange Commission on Form 10-Q with financial management and the independent auditor prior to its filing.

    . Discuss with management and the auditors the quality and adequacy of the company's internal controls.

    . Report on Committee activities to the full Board and prepare annually a summary report suitable for submission to the shareholders in the proxy statement.

    . Establish, review and update periodically a Code of Conduct and review the systems and practices that management has established to enforce the Code.

    . Perform any other activities consistent with this charter, the company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

   Revision and Publication of Charter. In addition to its other responsibilities, the Committee shall review the adequacy and appropriateness of this charter at least annually and make recommendations to the Board with respect thereto. The charter will be included in the proxy statement at least every three years.

                                  APPENDIX C

                          TXU CORP. AND SUBSIDIARIES

                             FINANCIAL INFORMATION

                               DECEMBER 31, 2001

INDEX TO FINANCIAL INFORMATION
December 31, 2001

                                                                                      Page
                                                                                      ----

Selected Financial Data--Consolidated Financial and Operating Statistics............. C-2

Management's Discussion and Analysis of Financial Condition and Results of Operations C-4

Statement of Responsibility.......................................................... C-38

Independent Auditors' Report......................................................... C-39

Financial Statements:

Statements of Consolidated Income.................................................... C-40

Statements of Consolidated Comprehensive Income...................................... C-41

Statements of Consolidated Cash Flows................................................ C-42

Consolidated Balance Sheets.......................................................... C-43

Statements of Consolidated Shareholders' Equity...................................... C-44

Notes to Financial Statements........................................................ C-45

                          TXU CORP. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                       CONSOLIDATED FINANCIAL STATISTICS

                                                                                     Year Ended December 31,
                                                                           -------------------------------------------
                                                                            2001     2000     1999     1998     1997
                                                                           -------  -------  -------  -------  -------
                                                                             (Millions of US Dollars, except ratios)

Total assets -- end of year............................................... $42,275  $44,994  $40,898  $39,507  $24,864
-----------------------------------------------------------------------------------------------------------------------
Property, plant & equipment -- net -- end of year......................... $22,480  $23,301  $23,640  $22,867  $18,571
  Capital expenditures....................................................   1,626    1,382    1,632    1,168      583
----------------------------------------------------------------------------------------------------------------------
Capitalization -- end of year.............................................
  Equity-linked debt securities (a)....................................... $ 1,350  $   700  $   700  $   700  $    --
  All other long-term debt, less amounts due currently....................  14,823   14,581   15,625   14,434    8,759
  Mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of the obligated company (trust securities):
    TXU Corp. obligated...................................................     368      368      368      223       --
    Subsidiary obligated..................................................     147      976      971      969      875
  Preferred securities of subsidiary perpetual trust of TXU Europe........     150      150       --       --       --
  Preferred stock of subsidiaries:
   Not subject to mandatory redemption....................................     190      190      190      190      304
   Subject to mandatory redemption........................................      21       21       21       21       21
  Common stock repurchasable under equity forward contracts...............      --      190       --       --       --
  Preference stock........................................................     300      300       --       --       --
  Common stock equity.....................................................   7,656    7,476    8,334    8,246    6,843
                                                                           -------  -------  -------  -------  -------
    Total................................................................. $25,005  $24,952  $26,209  $24,783  $16,802
                                                                           =======  =======  =======  =======  =======
Capitalization ratios -- end of year
  Equity-linked debt securities (a).......................................     5.4%     2.8%     2.7%     2.8%     -- %
  All other long-term debt, less amounts due currently....................    59.3     58.4     59.6     58.3     52.1
  Trust securities........................................................     2.7      6.0      5.1      4.8      5.2
  Preferred stock of subsidiaries.........................................      .8       .8       .8       .8      2.0
  Common stock repurchasable under equity forward contracts...............      --       .8       --       --       --
  Preference stock........................................................     1.2      1.2       --       --       --
  Common stock equity.....................................................    30.6     30.0     31.8     33.3     40.7
                                                                           -------  -------  -------  -------  -------
    Total.................................................................   100.0%   100.0%   100.0%   100.0%   100.0%
                                                                           =======  =======  =======  =======  =======
-----------------------------------------------------------------------------------------------------------------------
Embedded interest cost on long-term debt -- end of year...................     6.2%     7.1%     7.0%     7.7%     7.9%
Embedded distribution cost on trust securities -- end of year.............     8.2%     8.1%     7.1%     8.0%     8.3%
Embedded dividend cost on preferred stock of subsidiaries --
 end of year (b)..........................................................     6.0%     7.0%     8.4%     9.4%     9.2%
-----------------------------------------------------------------------------------------------------------------------
Net income available for common stock (c)................................. $   655  $   904  $   985  $   740  $   660
Dividends declared on common stock........................................ $   625  $   625  $   647  $   597  $   496
-----------------------------------------------------------------------------------------------------------------------
Common stock data
  Shares outstanding -- average (millions)................................     259      264      279      265      231
  Shares outstanding -- end of year (millions)............................     265      258      276      282      245
Basic earnings per share:
  Income before extraordinary items....................................... $  3.12  $  3.43  $  3.53  $  2.79  $  2.86
  Extraordinary items, net of tax......................................... $ (0.60) $    --  $    --  $    --  $    --
  Net income available for common stock................................... $  2.52  $  3.43  $  3.53  $  2.79  $  2.86
Diluted earnings per share:
  Income before extraordinary items....................................... $  3.12  $  3.43  $  3.53  $  2.79  $  2.85
  Extraordinary items, net of tax......................................... $ (0.60) $    --  $    --  $    --  $    --
  Net income available for common stock................................... $  2.52  $  3.43  $  3.53  $  2.79  $  2.85
Dividends declared per share.............................................. $ 2.400  $ 2.400  $ 2.325  $ 2.225  $ 2.125
Book value per share -- end of year....................................... $ 28.88  $ 28.97  $ 30.15  $ 29.21  $ 27.90
Return on average common stock equity.....................................     8.6%    11.4%    11.9%     9.8%    10.3%
Ratio of earnings to fixed charges........................................    1.49     1.74     1.87     1.84     2.14
Ratio of earnings to fixed charges and preference dividends...............    1.47     1.72     1.87     1.84     2.14
-----------------------------------------------------------------------------------------------------------------------

(a) Classified as long-term debt.
(b) Includes the unamortized balance of the loss on reacquired preferred stock and associated amortization. The embedded dividend cost excluding the effects of the loss on reacquired preferred stock is 6.0% for 2001, 6.2% for 2000, 6.2% for 1999, 5.9% for 1998, and 6.6% for 1997.
(c) Includes extraordinary charge of $154 million, net of taxes, in 2001.

Financial and operating statistics include the operations of acquired companies during their period of ownership.

Certain previously reported financial statistics have been reclassified to conform to current classifications.

                          TXU CORP. AND SUBSIDIARIES
                       CONSOLIDATED OPERATING STATISTICS

                                                                        Year Ended December 31,
                                                            ------------------------------------------------
                                                              2001      2000      1999      1998      1997
                                                            --------  --------  --------  --------  --------
Sales volumes
   Electric (gigawatt hours--GWh)
      Residential..........................................   63,083    58,643    54,881    47,593    36,377
      Commercial and industrial............................   95,231    90,005    84,234    79,786    61,337
      Other................................................    2,747     3,251     3,366     4,261     4,499
                                                            --------  --------  --------  --------  --------
         Total electric....................................  161,061   151,899   142,481   131,640   102,213
                                                            ========  ========  ========  ========  ========
   Gas (billion cubic feet--Bcf)
      Residential..........................................      186       161       136        98        33
      Commercial and industrial............................      167       156       158       104        24

   Pipeline transportation (Bcf)...........................      546       601       551       599       255

   US wholesale physical volumes
      Gas (Bcf)............................................      864     1,242     1,102     1,115       292
      Electric (GWh).......................................   26,105    21,917     6,544    16,268        --
   Europe wholesale physical volumes
      Gas (Bcf)............................................    1,585     1,060       447       148        --
      Electric (GWh).......................................  148,160   111,259    78,950    51,060        --

Operating revenues (millions)
   Electric
      Residential.......................................... $  4,286  $  3,977  $  3,938  $  3,239  $  2,248
      Commercial and industrial............................    3,939     3,788     3,802     3,543     2,357
      Other electric utilities.............................       56       125       105       121       139
      US fuel (including over/under-recovered).............    2,655     2,756     1,688     1,788     1,696
      Transmission service.................................      181       168       148       126       114
      Other................................................      670       628       729       465       108
                                                            --------  --------  --------  --------  --------
         Subtotal..........................................   11,787    11,442    10,410     9,282     6,662
      Earnings in excess of regulatory earnings cap........      (40)     (310)      (92)       --        --
                                                            --------  --------  --------  --------  --------
         Total electric....................................   11,747    11,132    10,318     9,282     6,662
                                                            --------  --------  --------  --------  --------
   Gas
      Residential..........................................    1,264     1,022       787       572       206
      Commercial and industrial............................      764       637       540       370       124
                                                            --------  --------  --------  --------  --------
         Total gas.........................................    2,028     1,659     1,327       942       330
                                                            --------  --------  --------  --------  --------
      Pipeline transportation..............................      114       123       116       121        57
      US wholesale energy..................................    5,422     5,423     3,072     3,225       859
      Europe wholesale energy..............................    7,158     3,318     2,168     1,199        --
      Other revenues, net of intercompany eliminations.....    1,458       354       117       (33)       38
                                                            --------  --------  --------  --------  --------
         Total operating revenues.......................... $ 27,927  $ 22,009  $ 17,118  $ 14,736  $  7,946
                                                            ========  ========  ========  ========  ========

Customers (end of year--in thousands)
   Electric................................................    7,656     7,547     6,054     6,255     2,972
   Gas.....................................................    3,147     2,984     2,622     2,156     1,355

--------
Financial and operating statistics include the operations of acquired companies during their period of ownership.

SUMMARY FINANCIAL INFORMATION

                                                       Year Ended December 31,
                                                       ------------------------
                                                        2001     2000    1999
                                                       -------  ------- -------
                                                         Millions of Dollars

Operating revenues.................................... $27,927  $22,009 $17,118
Operating income......................................   2,285    2,477   2,594
Income before extraordinary items.....................     831      916     985
Extraordinary items, net of taxes.....................    (154)      --      --
Net income............................................     677      916     985
Cash flow from operating activities...................   2,272    1,688   2,176
Cash dividends paid...................................     643      645     639
Capital expenditures..................................   1,626    1,382   1,632

INDEX TO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   A discussion of the following topics begins on the page indicated.

                                                                           Page
                                                                           ----

Business.................................................................. C-5

Critical Accounting Policies.............................................. C-5

Results of Operations..................................................... C-7

Segments.................................................................. C-12

Comprehensive Income...................................................... C-20

Financial Condition, Liquidity and Capital Resources...................... C-20

Contingencies............................................................. C-27

Quantitative and Qualitative Disclosure about Market Risk................. C-30

Regulation and Rates...................................................... C-35

Changes in Accounting Standards........................................... C-36

Forward Looking Statements................................................ C-36

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

   TXU Corp. is a global energy services company that engages in electricity generation, wholesale energy trading, retail energy marketing, energy delivery, other energy-related services and, through a joint venture, telecommunications services.

   During the periods for which financial information is presented in this report, TXU Corp. had five reportable operating segments: US Electric, US Gas, US Energy, Europe and Australia. The remainder of the businesses consist of the telecommunications joint venture and other corporate level activities. (See
Note 16 to Financial Statements for information concerning reportable business segments.) TXU Corp. was reorganized as of January 1, 2002, and since that date has three reportable segments: US Energy, International Energy and US Energy Delivery.

   Certain comparisons in this report have been affected by TXU Europe's acquisition of Stadtwerke Kiel AG in Germany in January 2001 and Norweb Energi in the UK in August 2000; and TXU Australia's acquisition of Optima Energy Pty Ltd. (Optima) in May 2000 and its gas retail business and gas distribution business in 1999. These acquisitions were accounted for as purchase business combinations. The results of operations of each acquired company are included in the consolidated financial statements of TXU Corp. only for the periods subsequent to their respective dates of acquisition.

   The following exchange rates have been used to convert foreign currency denominated amounts into US dollars, unless they were determined using exchange rates on the date of a specific event:

                                                       Income Statement
                                    Balance Sheet      (average for year
                                  (at December 31,)   ended December 31,)
                                  ----------------- -----------------------
                                    2001     2000    2001    2000    1999
                                  -------  -------  ------- ------- -------
    UK pounds sterling ((Pounds)) $1.4515  $1.4935  $1.4413 $1.5164 $1.6214
    Australian dollars (A$)...... $0.5115  $0.5599  $0.5182 $0.5824 $0.6432
    Euro ((Euro))................ $0.8860  $0.9421  $0.8965 $0.9250 $1.0668

CRITICAL ACCOUNTING POLICIES

   TXU Corp.'s accounting policies are detailed in Note 2 to Financial Statements. TXU Corp. follows accounting principles generally accepted in the United States of America (US GAAP). In applying these accounting policies in the preparation of TXU Corp.'s consolidated financial statements, management is required to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and revenue and expense during the periods covered. The following is a summary of certain critical accounting policies of TXU Corp. that are impacted by judgments and uncertainties and for which different amounts might be reported under a different set of conditions or using different assumptions.

   Derivatives and financial instruments -- TXU Corp. accounts for derivatives in accordance with Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings, unless (i) the normal purchase or sale exception or (ii) hedge accounting is elected.

   TXU Corp. and its subsidiaries enter into derivative instruments, including options, swaps, futures, forwards and other contractual commitments for both non-trading (i.e., hedging) and trading purposes. TXU Corp. and its domestic and international subsidiaries enter into derivative instruments for non-trading purposes in order to manage market risks related to changes in interest rates, foreign currency exchange rates and commodity prices.

   TXU Corp. has designated, documented and assessed accounting hedge relationships which mostly resulted in cash flow hedges that require TXU Corp. to record the derivative assets or liabilities at their fair value on its balance sheet with an offset in other comprehensive income. Hedge ineffectiveness is recorded in earnings. Amounts are removed from other comprehensive income as the underlying transactions occur and realized gains and losses are recorded.

   Although the amounts that ultimately would be recognized in the income statement over the term of the derivatives are the same under any of the methods used, it is the timing of the recognition of these amounts that is the main difference in these methods. The determination of fair value is dependent upon certain assumptions and judgments, as discussed in Energy trading contracts and mark-to-market accounting below.

   The use of the normal purchase or sale exception from derivative classification and the hedge accounting designation are elections that can be made by management if certain strict criteria are met and documented. These elections can reduce the volatility in earnings resulting from fluctuations in fair value. Results of operations could be materially affected by elections of normal purchase or sale or hedge accounting for qualifying derivative contracts.

   Energy trading contracts and mark-to-market accounting -- All energy trading contracts, whether or not derivatives under SFAS No. 133, are accounted for under the mark-to-market method of accounting as required by US GAAP. Energy trading portfolios, which may include volumetric forecasts, are valued at current market prices. This marking-to-market process recognizes changes in the value of trading portfolios associated with market price fluctuations. Under mark-to-market accounting, the current values of energy-related contracts are recorded as assets or liabilities on the balance sheet and any period-to-period change in the current value of such contracts is recognized in the statement of income.

   In the energy trading market, the availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In computing the mark-to-market valuations, each market segment is split into liquid and illiquid portions. The liquid portion varies by region, time period and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, little or no market information may exist, and the fair value is estimated through market modeling techniques.

   For those periods where quoted market prices are not available, forward price curves are developed based on the available trading information or through the use of industry accepted modeling techniques and practices based on market fundamentals (e.g., supply/demand, replacement cost, etc.). As a matter of policy, however, TXU Corp. generally does not recognize any income or loss from the illiquid periods.

   In accounting for energy trading contracts, settlements of positions under which energy ownership is exchanged (physical contracts) are recorded gross as revenues and purchases. Gains and losses from settlements of financial positions are recorded net as revenues. For energy trading contracts not yet settled, whether financial or physical, changes in fair value are recorded net as revenues. Such fair value changes are referred to as unrealized gains and losses from mark-to-market valuations. When positions are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed.

   Revenue recognition -- TXU Corp. records revenue for retail and other energy sales and services under the accrual method. However, the fair market values of sales contracts determined to be derivative instruments and not designated as normal sales under SFAS No. 133 are recognized upon inception under mark-to-market accounting, and unrealized mark-to-market valuations are recorded net as revenues. Electricity transmission and distribution and gas distribution sales revenues are recognized when services are provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity and gas provided from the meter reading date to the end of the period.

   The historical financial statements included adjustments made to revenues in the US Electric segment for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, US Electric recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred have been less than amounts included in customer billings, revenues have been reduced since US Electric has been required to adjust rates in future customer billings. Following deregulation of the Texas market, fuel factor amounts will, if necessary, be applied prospectively; consequently, recorded revenues will no longer reflect such fuel cost adjustments.

   Depreciation -- The depreciable lives of unregulated power generation plants are based on management's estimates/determinations of the plants' economically useful lives. To the extent that the actual lives differ from these estimates there would be an impact on the amount of depreciation charged to the financial statements.

   Regulatory assets and liabilities -- The financial statements of TXU Corp.'s regulated businesses reflect regulatory assets and liabilities under cost-based rate regulation in accordance with SFAS No. 71, "Accounting for the Effect of Certain Types of Regulation." TXU Corp. has become less reliant upon regulated operations since implementation of the Texas 1999 Restructuring Legislation. Accordingly, application of SFAS No. 71 to the generation portion of the TXU Corp.'s business was discontinued as of June 30, 1999. Only the electric and gas transmission and distribution businesses are regulated after January 1, 2002. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. (See Note 4 to Financial Statements.)

RESULTS OF OPERATIONS

OVERVIEW

2001 versus 2000

   TXU Corp.'s operating revenues increased $5.9 billion, or 27%, to $27.9 billion in 2001. The advance in revenue was driven by the Europe segment with an increase of $5.7 billion, which reflected strong growth in wholesale energy trading and the effect of businesses acquired in 2001 and 2000. Acquisitions of energy businesses in the UK and Germany contributed $1.0 billion in revenue growth. The balance of revenue growth reflected advances in US Electric of $147 million, US Gas of $122 million and US Energy of $74 million, partially offset by a decline in Australia of $17 million, due to the translation effect of a stronger US dollar. Operating revenue growth was also offset by the contribution of a US telecommunications business to a joint venture (Pinnacle) in August 2000. The telecommunications business posted 2000 revenues of $92 million before the transaction.

   Gross margin (operating revenue less energy purchased for resale and fuel consumed) increased $576 million, or 8%, to $8.1 billion in 2001. The US Energy segment provided $309 million of the increase, driven by an increase in wholesale trading and risk management activity. Gross margin in

US Electric rose $213 million due primarily to lower regulatory earnings cap adjustments that benefited revenues. Europe's gross margin grew $196 million due to the impact of acquisitions. US Gas posted a gross margin decline of $38 million reflecting the absence of a gas processing business sold in 2000. Australia reported a gross margin decline of $17 million due to the translation effect of a stronger US dollar. The impact of the Pinnacle joint venture transaction in 2000 offset gross margin growth by $92 million. Revenues and gross margin in 2001 were favorably impacted by a $377 million net effect of mark-to-market valuations of wholesale trading positions and new commercial and industrial retail contracts.

   Operation and maintenance expense increased $636 million, or 20%, to $3.8 billion in 2001. The increase includes a net $206 million loss on disposals and transfers of four generating plants in the UK and charges of $31 million in the Europe segment related to the Enron Corporation bankruptcy. Operation and maintenance expenses in Europe rose an additional $213 million, primarily representing the effect of acquisitions and costs to support growth in trading operations and competitive activities in UK retail operations. The US Energy segment's operating expenses grew $144 million, due largely to expansion of trading and retail energy services operations in anticipation of the introduction of competition in the Texas electricity market. In the US Electric segment, costs increased $106 million due primarily to higher generation maintenance, bad debts driven by higher revenues and transmission costs. The US Gas segment's increase reflected $39 million in higher costs led by bad debts and maintenance costs, partially offset by the absence of $35 million of costs relating to the gas processing business sold in 2000. The impact of the Pinnacle joint venture transaction in 2000 offset operation and maintenance expense growth by $67 million.

   All other operating expenses increased $132 million, or 7%, to $2.0 billion in 2001. This increase was driven by higher gross receipts taxes in the US Electric and US Gas segments due to higher revenues on which such taxes are based. Amortization of goodwill increased $16 million to $220 million. Such amortization ceased January 1, 2002 pursuant to a new accounting standard. See
Note 2 to Financial Statements.

   Operating income decreased $192 million, or 8%, to $2.3 billion in 2001. The Europe segment drove the decline with $252 million in lower operating profits, which reflected the $206 million loss on the UK generation plant transactions. The US Gas segment's operating profits declined $78 million due to the lower gross margin and higher operating expenses. Operating results in US Energy improved $161 million due primarily to the mark-to-market gains reflected in gross margin growth.

   Other income (deductions)--net decreased from income of $238 million in 2000 to a loss of $117 million in 2001. The 2001 period includes a $125 million loss ($88 million after-tax), after transaction costs, on the sale of the UK electricity distribution business, a $27 million write-off ($18 million after-tax) of regulatory assets in the US Electric segment pursuant to a regulatory order, partially offset by a $73 million gain ($51 million after-tax) on the sale of TXU Europe's investment in a Spanish power company. The 2000 period includes a $53 million gain ($34 million after-tax) from the sale of the assets of the natural gas processing business in the US Gas segment, a $28 million gain ($18 million after-tax) on sale of land in US Electric and a $30 million gain ($21 million after-tax) from the sale of TXU Europe's investment in an Eastern European power company and a $44 million gain ($31 million after-tax) on the sale of its UK metering business. The change also reflected a $35 million ($23 million after-taxes) increased equity loss in the Pinnacle joint venture, reflecting a full year of results in 2001 compared to a partial year in 2000.

   Interest expense and other charges net of interest income decreased $101 million, or 7%, to $1.4 billion in 2001. The decline reflected $47 million in higher interest income related primarily to under-recovered fuel, lower interest expense of $37 million due primarily to lower rates, and a $12 million increase in capitalized interest.

   In 2001, there was an income tax benefit of $24 million, compared with income tax expense of $337 million in 2000. The change resulted largely from the tax effects of the UK generation plant transactions that reflected retained UK tax benefits, reductions of related deferred tax liabilities and benefits from foreign tax credits for US tax purposes. Excluding the effects of UK plant transactions, the effective tax rate was 31% in 2001 compared to 27% in 2000. The increase was primarily due to higher state income taxes.

   Income before extraordinary items decreased $85 million, or 9%, to $831 million in 2001. Amounts per share of common stock were $3.12 for 2001 compared with $3.43 for 2000. The decline in earnings reflected a net loss of $16 million in the US Gas segment compared to net income of $49 million in 2000, a decline in net income in the Europe segment of $57 million and the $35 million ($23 million after-tax) increased loss on the Pinnacle equity investment, partially offset by net income in the US Energy segment of $6 million compared to a net loss of $88 million in 2000. The US Electric segment (before the extraordinary loss) and Australia posted small declines in net income. As comparisons of segment results are impacted by a number of transactions and certain unusual items in both 2001 and 2000, this analysis should be read in conjunction with the analysis of results of each business segment presented below.

   The US Electric segment recorded an extraordinary loss in 2001 of $154 million (net of income tax benefit of $115 million.). The extraordinary loss consisted of $97 million (net of $52 million income tax benefit) of charges related to the reacquisition of debt under the debt restructuring and refinancing plan pursuant to the requirements of the 1999 Restructuring Legislation and $57 million (net of $63 million income tax benefit) of net charges related to a pending settlement with the Texas Public Utility Commission (Commission) to resolve all major open issues related to the transition to deregulation. (See Note 6 to Financial Statements.)

   Net income available for common stock in 2001 decreased $249 million, or 28%, to $655 million. Earnings per share were $2.52 in 2001 compared with $3.43 in 2000. A 2% decline in average shares outstanding had a favorable impact of $0.06 on the comparison of earnings per share. The decline in net income reflected the extraordinary items and certain transactions and unusual items as discussed above.

2000 versus 1999

   TXU Corp.'s operating revenues increased $4.9 billion, or 29%, to $22 billion in 2000. This was primarily due to the acquisitions of Norweb Energi and Optima, the expansion of energy trading in Europe, increased customer growth, warmer summer and colder winter weather in the US, higher fuel revenues in the US Electric and US Gas segments and increased wholesale volumes traded coupled with higher natural gas prices in the US Energy segment.

   Gross margin decreased $261 million, or 3%, to $7.6 billion for the year ended December 31, 2000. The decrease was primarily due to a $328 million decrease for the Europe segment, partially offset by a $160 million increase in margin for the US Electric segment. Results for the Europe segment were adversely impacted by the Office of Gas and Electricity Markets (OFGEM) Distribution Price Controls, which reduced rates by 28% effective April 1, 2000. The growth in the US Electric segment was due to the increase in fuel revenue, growth and customer demand, including hotter than normal summer weather and an extremely cold fourth quarter 2000. US Gas posted a gross margin decline of $8 million due primarily to the effect of the absence of a gas processing business sold in 2000, partially offset by improved margins in gas distribution. US Energy posted a gross margin decline of $20 million due primarily to decreased trading margins. Australia reported a gross margin decline of $29 million due primarily to the sale of its construction and engineering business, Enetech.

   Operation and maintenance expense decreased $101 million, or 3%, to $3.2 billion in 2000 due to the sale of the gas processing business in May 2000 in the US Gas segment, savings generated from the integration of electric and gas operations in Australia, and reductions in costs due to corporate cost reduction programs in Europe begun in prior years. Partially offsetting the decreases were restructuring costs incurred in Europe primarily associated with the establishment of 24seven and other corporate restructurings.

   All other operating expenses decreased $43 million, or 2%, to $1.9 billion primarily due to lower depreciation expense in the US Electric segment, partially offset by higher goodwill amortization in 2000 for the Europe segment. As a result of the 1999 Restructuring Legislation, earnings in excess of the regulatory earnings cap (mitigation) was no longer recorded as depreciation expense on nuclear production assets; instead mitigation was recorded as a reduction of revenues, with an offsetting amount recorded as a regulatory liability.

   Other income (deductions)--net decreased from income of $262 million in 1999 to $238 million in 2000. The 2000 period includes a $53 million gain ($34 million after-tax) from the sale of substantially all of the assets of the natural gas processing business in the US Gas segment, a $28 million gain
($18 million after-tax) on sale of land in US Electric and a $30 million gain ($21 million after-tax) from the sale of TXU Europe's investment in an Eastern European power company and $44 million gain ($31 million after-tax) on the sale of its UK metering business. Results for 1999 included a $222 million gain ($145 million after-tax) from the sale of the 20% interest in PrimeCo Personal Communications LP (PrimeCo) and the benefit of a change in accounting method at TXU Europe of $14 million ($10 million after-tax).

   Interest expense and other charges net of interest income increased $40 million, or 3%, to $1.5 billion in 2000. The increase is due to a $25 million increase in distributions on trust securities and $11 million in higher interest expense.

   The overall effective income tax rate for 2000 was 27% compared to 31% for 1999. The year 2000 benefited from lower state income taxes, foreign tax credits, the favorable resolution of certain foreign tax matters relating to prior tax issues and other tax benefits associated with non-US operations. Partially offsetting these favorable items was greater non-deductible goodwill amortization in 2000.

   Net income available for common stock for 2000 was $904 million ($3.43 per share) compared with $985 million ($3.53 per share) for 1999. A 5% decline in average shares outstanding had a favorable impact of $0.21 on the comparison of earnings per share. Earnings for 1999 included a $145 million after-tax gain from the sale of the 20% interest in PrimeCo. Earnings for 2000 reflect improved contributions from the US Electric, US Gas and Australia segments, offset by weaker results of the US Energy and Europe segments. As comparisons of segment results are impacted by a number of transactions and certain unusual items in both 2000 and 1999, this analysis should be read in conjunction with the analysis of results of each business segment presented below.

ENERGY TRADING ACTIVITIES

   The table below summarizes the changes in energy trading assets and liabilities for the year ended December 31, 2001. The net change, excluding "other activity" as described below, of $377 million represents the effect of mark-to-market accounting on earnings for 2001 (in millions).

 Balance of net trading assets/(liabilities) at December 31, 2000...... $  92
 Settlements of positions included in the opening balance (1)..........  (117)
 Unrealized mark-to-market valuations of positions held at year-end (2)   494
 Other activity (3)....................................................   (71)
                                                                        -----
 Balance of net trading assets/(liabilities) at December 31, 2001...... $ 398
                                                                        =====

--------
(1) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of December 31, 2000.
(2) Includes unrealized gains of $126 million associated with large commercial and industrial retail sales contracts, recognized upon origination in accordance with SFAS No. 133. There were no significant changes in fair value attributable to changes in valuation techniques.
(3) Includes current year payments or receipts of cash or other consideration, including option premiums, associated with trading positions and amortization of such amounts. This activity has no effect on unrealized mark-to-market valuations.

   Of the net trading asset balance above at December 31, 2001, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years' earnings is $513 million. The remaining ($115 million) of the December 31, 2001 balance is comprised principally of amounts representing current and prior years' net receipts of cash or other consideration, including option premiums, associated with trading positions, net of any amortization. The following table presents the unrealized mark-to-market balance at December 31, 2001 scheduled by contractual settlement dates of the underlying positions (in millions).

                                          Maturity dates of unrealized net mark-to-market balances at
                                                               December 31, 2001
                                          ----------------------------------------------------------
                                                                                  Maturity in
                                          Maturity less   Maturity of Maturity of  Excess of
Source of fair value                       than 1 year     1-3 years   4-5 years    5 years   Total
--------------------                      -------------   ----------- ----------- ----------- ------
Prices actively quoted...................     $ (25)         $   8       $ (1)       $ --     $  (18)
Prices provided by other external sources       316            142         36           5        499
Prices based on models...................        23            (21)        10          20         32
                                              -----          -----       ----        ----     ------
   Total.................................     $ 314          $ 129       $ 45        $ 25     $  513
                                              =====          =====       ====        ====     ======
Percentage of total......................      61.2%          25.1%       8.8%        4.9%     100.0%

   As the above table indicates, approximately 86% of the unrealized mark-to-market valuations at December 31, 2001 mature within three years. This is reflective of the terms of the positions and the conservative methodologies employed in valuing positions in periods of decreased market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available through 2004 in the US and in certain European markets through 2011. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the counter (OTC) broker quotes are available. OTC quotes for natural gas and power generally extend through 2010 and 2007 in the US, and 2011 in Europe, respectively. This category also includes values of large commercial and industrial retail sales contracts. The "prices based on models" category contains the value of all non-exchange traded options, valued using an industry accepted option pricing model. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled by TXU Corp. as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

SEGMENTS

US Electric

                                                                              Year Ended December 31,
                                                                              -----------------------
                                                                               2001     2000    1999
                                                                              ------   ------  ------
                                                                                Millions of Dollars

Operating revenues........................................................... $7,606   $7,459  $6,263
                                                                              ------   ------  ------
Operating expenses
   Energy purchase for resale and fuel consumed..............................  3,013    3,079   2,043
   Operation and maintenance.................................................  1,591    1,485   1,384
   Depreciation and amortization.............................................    629      619     650
   Taxes other than income...................................................    646      555     546
                                                                              ------   ------  ------
      Total operating expenses...............................................  5,879    5,738   4,623
                                                                              ------   ------  ------
Operating income.............................................................  1,727    1,721   1,640
Other income (deductions) -- net.............................................    (34)      22       6
                                                                              ------   ------  ------
Income before interest and other charges, income taxes and extraordinary item  1,693    1,743   1,646
Interest income..............................................................     36        1       3
Interest expense and other charges...........................................    462      475     518
                                                                              ------   ------  ------
Income before income taxes and extraordinary items...........................  1,267    1,269   1,131
Income tax expense...........................................................    396      386     358
                                                                              ------   ------  ------
Income before extraordinary items............................................    871      883     773
Extraordinary items, net of taxes............................................   (154)      --      --
                                                                              ------   ------  ------
Net income................................................................... $  717   $  883  $  773
                                                                              ======   ======  ======

Segment Highlights

                                                     2001      2000      1999
                                                   --------  --------  --------
Revenues (millions):
   Base rate...................................... $  4,594  $  4,752  $  4,447
   Earnings in excess of regulatory earnings cap..      (40)     (310)      (92)
   Transmission service...........................      181       168       148
   Fuel...........................................    2,655     2,756     1,740
   Fuel reconciliation settlement.................       --        --       (52)
   Off system and other...........................      216        93        72
                                                   --------  --------  --------
      Total operating revenues.................... $  7,606  $  7,459  $  6,263
                                                   ========  ========  ========
Electric energy sales (gigawatt-hours)............  105,560   106,670   100,548
Degree days (% of normal):
   Cooling........................................      101%      119%      114%
   Heating........................................       98%       95%       70%
Impact of earnings cap (millions):
   Reduction of revenues.......................... $     40  $    310  $     92
   Additional nuclear depreciation................       --        --        52
   Tax benefits...................................      (14)     (108)      (54)
                                                   --------  --------  --------
      Net earnings reduction...................... $     26  $    202  $     90
                                                   ========  ========  ========
Electric customers (end of year--in thousands)....    2,728     2,672     2,612

2001 versus 2000

   The US Electric segment's operating revenues increased by $147 million, or 2%, to $7.6 billion in 2001. This increase is primarily due to the impact on reported revenues of regulation, as indicated by the net changes in base rate revenues and earnings in excess of the regulatory earnings cap (mitigation). The earnings cap is based largely on invested capital and to the extent calculated earnings have been above allowed returns on invested capital, revenues have been reduced. Increases in operating expenses, unless determined to be unrecoverable, have generally resulted in decreases in such mitigation adjustments. Energy sales in gigawatt-hours declined 1% due to milder, more normal weather and a slowing economy, partially offset by the effect of 2% growth in number of customers.

   Gross margin increased by $213 million, or 5%, to $4.6 billion in 2001. This increase is primarily due to lower regulatory earnings cap adjustments that benefited revenues.

   Income before extraordinary items decreased by $12 million, or 1%, to $871 million in 2001. Results in 2001 included a $27 million ($18 million after-tax) write-off of a regulatory asset, pursuant to a regulatory order, and results in 2000 included a $44 million ($28 million after-tax) favorable adjustment related to the 1999 mitigation calculation and a $28 million ($18 million after-tax) gain on an asset sale.

   Results in 2001 also reflected increases in generation maintenance, bad debts and transmission costs as well as higher state and local gross receipts taxes and regulatory assessments. The increase in bad debts and gross receipts taxes was primarily due to the rise in fuel costs and related revenue in late 2000 and early 2001. These items were partially offset by higher interest income on under-recovered fuel costs. In addition, operating expenses in both years reflect certain recoverable charges (write-offs of regulatory assets of $73 million in 2001 and $52 million in 2000).

   On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, will resolve all major open issues related to US Holdings' transition to deregulation and will supersede certain ongoing proceedings. See Regulatory Settlement Plan in Note 4 to Financial Statements for more information.

   The US Electric segment recorded an extraordinary charge of $154 million (after-tax) in the fourth quarter of 2001. This charge includes unrecoverable debt reacquisition expenses necessitated by required refinancings to make the transition to deregulation, as well as the effects of the pending regulatory settlement. See Note 5 to Financial Statements.

2000 versus 1999

   Operating revenues increased $1.2 billion, or 19%, to $7.5 billion in 2000. This increase in operating revenues was due to the increase in fuel revenue, customer growth and increased demand, and the effects of hotter than normal summer weather and an extremely cold fourth quarter 2000, partially offset by the reduction of revenues as a result of the regulatory earnings cap (mitigation) and the fuel reconciliation settlement in 1999. Following the 1999 Restructuring Legislation, mitigation has been recorded as a reduction of revenues, with a corresponding regulatory liability recorded, instead of depreciation expense on nuclear production assets. Results in 2000 included a $44 million ($28 million after-tax) favorable adjustment related to the 1999 mitigation calculation. Electric energy sales volumes for 2000 were 6% higher than in 1999. Fuel revenues for 2000 were $1.0 billion higher than in 1999, primarily as a result of increased fuel prices and higher energy sales.

   Net income increased by $110 million, or 14%, to $883 million in 2000, reflecting increased revenues, a $28 million gain ($18 million after-tax) on an asset sale and lower interest expense and other charges due to the reacquisition of long-term debt and remarketing of certain debt to lower interest rates. Operation and maintenance expenses rose as a result of a $52 million recoverable write-off of certain restructuring expenses and other regulatory assets and increased regulated third-party transmission rates. Excluding these items, operation and maintenance expenses were up less than 1%. In addition, depreciation and other amortization expense was $31 million lower in 2000 compared to 1999, which included mitigation depreciation of $52 million. Results for 1999 were impacted by a fuel reconciliation settlement that reduced 1999 net income by $31 million.

US Gas

                                                           Year Ended December 31,
                                                           ----------------------
                                                            2001      2000   1999
                                                           ------    ------  ----
                                                             Millions of Dollars
Operating revenues........................................ $1,229    $1,107  $868
                                                           ------    ------  ----

Operating expenses
   Energy purchase for resale and fuel consumed...........    764       604   357
   Operation and maintenance..............................    260       256   302
   Depreciation and amortization..........................     65        61    61
   Goodwill amortization..................................     22        22    21
   Taxes other than income................................     95        63    59
                                                           ------    ------  ----
      Total operating expenses............................  1,206     1,006   800
                                                           ------    ------  ----
Operating income..........................................     23       101    68
Other income (deductions)--net............................     28        61    12
                                                           ------    ------  ----
Income before interest and other charges, and income taxes     51       162    80
Interest income...........................................     19        11     1
Interest expense and other charges........................     80        84    79
                                                           ------    ------  ----
Income (loss) before income taxes.........................    (10)       89     2
Income tax expense (benefit)..............................      6        40    (2)
                                                           ------    ------  ----
Net income (loss)......................................... $  (16)   $   49  $  4
                                                           ======    ======  ====

Segment Highlights

                                                          2001   2000   1999
                                                          -----  -----  -----
 Gas distribution sales volumes (billion cubic feet--Bcf)   144    138    117
 Pipeline transportation volumes (Bcf)...................   546    601    551
 Heating degree days (% of normal).......................    98%    95%    70%
 Gas distribution customers (end of year--in thousands).. 1,447  1,438  1,407

2001 versus 2000

   The US Gas segment's operating revenues increased $122 million, or 11%, to $1.2 billion in 2001. This increase reflects higher gas distribution prices (from higher natural gas costs and revenue enhancement activities) and volumes, primarily as a result of the colder winter weather in the first quarter of 2001, partially offset by a $54 million effect of the absence of revenues from the gas processing business sold in May 2000.

   Gross margin declined $38 million, or 8%, to $465 million, primarily due to a $42 million effect of the gas processing business sold in 2000. The lower gross margin also reflected certain gas cost adjustments that are unrecoverable under regulatory mechanisms.

   The US Gas segment had a net loss of $16 million in 2001 compared to net income of $49 million in 2000. Results in 2000 included a $53 million ($34 million after-tax) gain on the sale of the gas processing business. The weaker results also reflect the decrease in gross margin discussed above, higher operating expenses in several categories, including gross receipts taxes, due to higher revenues on which such taxes are based, bad debts, and maintenance costs to improve system reliability. The increase in gross receipts taxes and bad debts was primarily due to the rise in natural gas costs and related revenue in late 2000 and early 2001. These increases were partially offset by a favorable settlement of a gas purchase contract and lower net interest expense.

2000 versus 1999

   The US Gas segment's operating revenues increased $239 million, or 28%, to $1.1 billion in 2000, driven by gas distribution operations. This increase reflects the revenue effect of the rise in prices for natural gas experienced in 2000 and increased demand for natural gas due to colder winter weather.

   Net income increased $45 million, to $49 million in 2000. Results in 2000 included a $53 million ($34 million after-tax) gain on the sale of the gas processing business. Operating results for 2000 also reflected increased margin for gas distribution operations due to rate relief granted, significantly increased volumes distributed in response to colder winter weather, and cost reductions. Net income for 1999 included gains of $8 million from the sale of assets.

US Energy

                                                      Year Ended December 31,
                                                      ----------------------
                                                       2001    2000    1999
                                                      ------  ------  ------
                                                        Millions of Dollars

   Operating revenues................................ $5,582  $5,508  $3,072
                                                      ------  ------  ------
   Operating expenses
      Energy purchased for resale and fuel consumed..  5,195   5,430   2,974
      Operation and maintenance......................    331     187     147
      Depreciation and amortization..................      6       5       7
      Taxes other than income........................      7       4       4
                                                      ------  ------  ------
         Total operating expenses....................  5,539   5,626   3,132
                                                      ------  ------  ------

   Operating income (loss)...........................     43    (118)    (60)
   Other income (deductions)--net....................    (18)     --       4
                                                      ------  ------  ------
   Income (loss) before interest and income taxes....     25    (118)    (56)
   Interest income...................................      4       7       2
   Interest charges..................................     22      24      12
                                                      ------  ------  ------
   Income (loss) before income taxes.................      7    (135)    (66)
   Income tax expense (benefit)......................      1     (47)    (23)
                                                      ------  ------  ------
   Net income (loss)................................. $    6  $  (88) $  (43)
                                                      ======  ======  ======

Segment Highlights

                                                                                     2001   2000  1999
                                                                                    ------ ------ -----
Sales volumes (physical):
   Gas (billion cubic feet)--wholesale and large commercial and industrial retail..    864  1,242 1,102
   Electric (gigawatt-hours)--wholesale............................................ 26,105 21,917 6,544

2001 versus 2000

   The US Energy segment's operating revenues increased $74 million, or 1%, to $5.6 billion in 2001. This growth reflected unrealized gains from mark-to-market valuations of wholesale trading positions and certain retail contracts (see discussion of gross margin) and higher wholesale power (electricity) sales. Physical wholesale power volumes sold grew 19% during 2001. This growth was partially offset by lower natural gas sales. Physical gas volumes sold declined 30%, although average gas sales prices rose 37%.

   Gross margin increased $309 million to $387 million in 2001. The growth reflected increased power trading activities in the ERCOT region in anticipation of deregulation in Texas, as well as increased trading in markets outside of Electric Reliability Council of Texas (ERCOT). Revenues and gross margin in 2001 were impacted favorably by a $219 million net effect of mark-to-market valuations of wholesale trading positions. In addition, during 2001 the retail energy services business began entering into contracts with large commercial and industrial customers for electricity deliveries in Texas. The contracts for such deliveries are derivatives, and $88 million in origination gains were recorded upon inception of these contracts. An additional $38 million in origination gains were recorded in 2001 primarily related to commercial and industrial retail contracts for sales of natural gas, but $31 million in gains were realized within the year, as the majority of the contracts are short-lived.

   The US Energy segment had net income of $6 million in 2001 compared to a net loss of $88 million in 2000. The improved results reflected the higher out-of-ERCOT trading margins, optimization of the forward ERCOT positions and retail energy services margins. These benefits were partially offset by higher spending for staffing and computer systems to support expanded trading and retail operations, largely in anticipation of deregulation of the Texas electricity market on January 1, 2002. In 2001, US Energy recorded $18 million principally for writedown in values of certain investments.

2000 versus 1999

   Operating revenues for the US Energy segment increased $2.4 billion, or 79%, to $5.5 billion in 2000. This growth reflected a more than three fold increase in wholesale power sales volumes and a 13% increase in wholesale natural gas sales volumes, as well as significantly higher natural gas prices.

   The US Energy segment posted a net loss of $88 million in 2000, which was $45 million, or 105%, more than in 1999. Results for 2000 reflect lower margins on energy trading activities, costs associated with moving the trading operations to Dallas, continued planned expenditures to prepare the trading and retail operations for the opening of the Texas electricity market to competition, increased interest expense and other charges to finance expansion of the business and higher bad debt expense. Partially offsetting the increase in costs was higher interest income on margin deposits.

Europe

                                                      Year Ended December 31,
                                                      -----------------------
                                                       2001*    2000*   1999
                                                      -------   ------ ------

                                                        Millions of Dollars
    Operating revenues............................... $12,719   $7,044 $6,090
                                                      -------   ------ ------

    Operating expenses
       Energy purchase for resale and fuel consumed..  10,406    4,927  3,645
       Operation and maintenance.....................   1,500    1,050  1,142
       Depreciation and amortization.................     216      241    281
       Goodwill amortization.........................     177      154    140
                                                      -------   ------ ------
          Total operating expenses...................  12,299    6,372  5,208
                                                      -------   ------ ------

    Operating income.................................     420      672    882
    Other income (deductions)--net...................     (45)     121     12
                                                      -------   ------ ------
    Income before interest and income taxes..........     375      793    894
    Interest income..................................      99       90    102
    Interest expense and other charges...............     579      574    563
                                                      -------   ------ ------
    Income (loss) before income taxes................    (105)     309    433
    Income tax expense (benefit).....................    (263)      94    153
                                                      -------   ------ ------
    Net income....................................... $   158   $  215 $  280
                                                      =======   ====== ======

Segment Highlights

                                                2001*    2000*     1999
                                               -------- --------  -------
     Sales volumes:
        Electric (gigawatt-hours--GWh)........   50,150   39,849   36,424
        Gas (billion cubic feet--Bcf).........      143      115      126
        Wholesale energy sales (physical):
           Electricity (GWh)..................  148,160  111,259   78,950
           Gas (Bcf)..........................    1,585    1,060      447

     Revenues (millions):
        Electric.............................. $  3,373 $  2,800  $ 3,033
        Gas...................................      752      529      565
        Electricity distribution..............      454      535      657
        Wholesale energy sales................    7,158    3,318    2,168
        Intra-segment eliminations and other..      982     (138)    (333)
                                               -------- --------  -------
           Total.............................. $ 12,719 $  7,044  $ 6,090
                                               ======== ========  =======
     Customers (end of year--in thousands)
        Electric..............................    4,395    4,358    2,931
        Gas...................................    1,273    1,127      805

* Includes results of acquired businesses from dates of acquisitions.

2001 versus 2000

   TXU Europe's operating revenues increased by $5.7 billion, or 81%, to $12.7 billion in 2001. On a pound sterling basis, the increase in revenues was 92%. This increase is primarily the result of the continued expansion of wholesale trading activity in the UK, Nordic and Central European markets. Wholesale electricity and gas physical sales volumes in 2001 increased 33% and 50%, respectively, over 2000. Trading activity in the UK increased partially as a result of the implementation of the New Electricity Trading Arrangements (NETA) in March 2001 which eliminated the old Pool system and allows contracts to be made directly between counterparties. Acquisitions of a retail business in the UK in 2000 and a utility and retail business in Germany in 2001 provided $1.0 billion of the revenue growth.

   Revenues from TXU Europe's electricity distribution (networks) business, which was sold in January 2002, were $454 million in 2001 and $535 million in 2000. The decrease primarily reflects the adverse impact of the OFGEM Distribution Price Controls, which reduced rates by 28% effective April 1, 2000.

   Gross margin increased $196 million, or 9%, to $2.3 billion in 2001, reflecting the impact of acquisitions and a $65 million ($45 million after-tax) benefit from renegotiating a power supply contract. Revenues and gross margin in 2001 were favorably impacted by a $58 million net effect of mark-to-market valuations of trading positions.

   The Europe segment reported a decline in net income of $57 million, or 27%, to $158 million in 2001. Results for 2001 included a $125 million ($88 million after-tax) loss, after transaction costs, on the sale of the networks business, $80 million ($56 million after-tax) in restructuring charges related primarily to outsourcing retail customer service operations and establishing the 24seven joint venture to manage UK networks operations and a $31 million ($22 million after-tax) net charge related to the Enron bankruptcy. Other activity in 2001 related to TXU Europe's power portfolio and related investments included a $206 million loss ($15 million after-tax) on disposals and transfers of UK generation plants, and a $73 million ($51 million after-tax) gain on the sale of an investment in a Spanish power company. Results for 2000 included $120 million ($85 million after-tax) in restructuring charges primarily related to the retail and networks operations as described above, a $44 million ($31 million after-tax) gain on sale of the UK metering business and a $30 million ($21 million after-tax) gain on sale of an investment in an Eastern European power company.

   The low effective tax rate on the disposals and transfers of generation plants in the UK reflected retained UK tax benefits and reductions of related deferred tax liabilities.

   In addition to the effects of the above items, the decline in net income from 2000 reflected less volatility in wholesale power prices, which reduced profit opportunities in the UK trading operations, competitive pressures in the UK retail operations, lower profits in the networks business due to lower regulated rates and the unfavorable translation impact of a stronger US dollar.

   The income tax benefit of $263 million in 2001 includes $152 million of foreign tax credits for US tax purposes associated with generation plant dispositions and transfers.

2000 versus 1999

   TXU Europe's operating revenues increased by $954 million, or 16%, to $7.0 billion in 2000. On a pound sterling basis, the increase in revenues was 24%. The increase is primarily due to expansion of wholesale trading activity. Wholesale electricity and gas sales volumes in 2000 increased 27% and 124%, respectively, over 1999. Revenues from the energy retail operations declined, reflecting the addition of customers from the Norweb Energi business that was more than offset by a reduction in revenues from other customers. Networks revenues were $535 million for 2000 compared with $657 million for 1999. The decrease primarily reflects the adverse impact of the OFGEM Distribution Price Controls, which reduced rates by 28% effective April 1, 2000, partially offset by higher unit sales. In response to the rate reduction, the distribution joint venture, 24seven, was created to provide distribution services to customers at lower cost.

   The Europe segment reported a decline in net income of $65 million, or 23%, to $215 million in 2000. The decrease primarily reflects the adverse impact of the OFGEM Distribution Price Controls and the strengthening of the US dollar against the pound sterling, which decreased net income approximately $16 million. Results for 2000 also included restructuring charges associated with the creation of the joint venture 24seven, the contracting of TXU Europe's customer service function to Vertex Data Science Limited (Vertex) and for other staff reorganizations. Partially offsetting these costs was a gain from the sale of the UK metering business and a gain on the sale of TXU Europe's interest in a power company in Eastern Europe.

Australia

                                                            Year Ended
                                                           December 31,
                                                        ------------------
                                                        2001   2000* 1999*
                                                        ----   ----- -----
                                                        Millions of Dollar

      Operating revenues............................... $700   $717  $682
                                                        ----   ----  ----

      Operating expenses
         Energy purchase for resale and fuel consumed..  332    332   268
         Operation and maintenance.....................  138    141   216
         Depreciation and amortization.................   60     60    56
         Goodwill amortization.........................   19     21    21
                                                        ----   ----  ----
            Total operating expenses...................  549    554   561
                                                        ----   ----  ----

      Operating income.................................  151    163   121
      Other income (deductions)--net...................   (3)     9    (6)
                                                        ----   ----  ----
      Income before interest and income taxes..........  148    172   115
      Interest charges.................................  126    151   131
                                                        ----   ----  ----
      Income (loss) before income taxes................   22     21   (16)
      Income tax benefit...............................  (31)   (36)  (22)
                                                        ----   ----  ----
      Net income....................................... $ 53   $ 57  $  6
                                                        ====   ====  ====

Segment Highlights

                                                 2001  2000*  1999*
                                                ------ ------ ------

           Sales volumes:
              Electric (Gigawatt-hours)........  5,351  5,380  5,509
              Gas (Billion cubic feet).........     66     64     51

           Revenues (millions):
              Electric......................... $  314 $  338 $  365
              Gas..............................    166    167    128
              Other............................    220    212    189
                                                ------ ------ ------
                 Total......................... $  700 $  717 $  682
                                                ====== ====== ======

           Customers (end of year-in thousands)
              Electric.........................    533    517    511
              Gas..............................    427    419    410

* Includes results of acquired businesses from dates of acquisitions.

2001 versus 2000

   Operating revenues decreased $17 million, or 2%, to $700 million in 2001, primarily the effect of the stronger US dollar. Australian dollar revenues increased A$111 million or 9% in 2001. This improvement reflected an increase in the number of customers, a full year of revenue in 2001 from a power generation plant acquired in May 2000 and favorable wholesale trading results. Partially offsetting this increase was lower electric distribution revenue due to lower tariffs.

   Gross margin decreased by $17 million, or 4%, to $368 million in 2001. Australian dollar gross margin increased 7%, largely in line with the revenue growth. Revenues and gross margin in 2001 were favorably impacted by a $4 million net effect of mark-to-market valuations of trading positions.

   Net income decreased $4 million, or 7%, to $53 million in 2001. Australian dollar net income increased 6% reflecting the revenue growth and lower interest rates, partially offset by a $16 million gain on the sale of Enetech in 2000.

2000 versus 1999

   Operating revenues increased $35 million, or 5%, to $717 million in 2000. On an Australian dollar basis, the increase in revenues was 17%. The increase is primarily due the effects of acquired businesses and new gas sales contracts entered into in 2000. Partially offsetting these items were decreases in electric revenues due to the competitive pressures experienced with electric customer contract renewals in July 2000 and lower construction revenues due to the sale of Enetech.

   The Australia segment's net income increased $51 million to $57 million in 2000. Results benefited from a decrease of $75 million in operation and maintenance expenses due to cost savings achieved from integration of natural gas operations and the sale of Enetech. Results for 2000 benefited from a full year of merchant trading operations and operations of TXU Australia Gas (acquired February 1999), results of Optima from its date of acquisition in May 2000, a gain from the sale of Enetech and additional income from the underground gas storage facility. Partially offsetting these items was higher interest expense and other charges due to increases in interest rates and higher average debt balances primarily due to the recent acquisitions. Results for 1999 included acquisition-related costs totaling $17 million after-tax.

COMPREHENSIVE INCOME

   TXU Corp. adopted SFAS No. 133 effective January 1, 2001 and recorded a $132 million charge to other comprehensive income to reflect the cumulative fair value of cash-flow-hedge derivatives at transition. The change in other comprehensive income from cash flow hedges is related primarily to the change in fair values and the exemption of certain energy contracts in Europe as accounting hedges that meet the normal purchase and sale exception following implementation of NETA and the implementation of new interpretations of SFAS No. 133. (Sees Note 2 and 3 to Financial Statements.) The losses from currency translation adjustments for all periods principally reflect the substantial movement in exchange rates between the US dollar and the UK pound sterling and the Australian dollar. The unrealized holding gains (losses) on investments are primarily related to changes in market value of TXU Europe's equity investments in power companies. The reclassification of gains realized on the sale of investments relates to the sale in 2000 and 2001 of the same investments.

   TXU Corp. has historically used, and will continue to use, other derivatives that are highly effective in offsetting future cash flow volatility in interest rates, currency exchange rates and energy commodity prices. The fair value of derivatives that are effective as cash flow hedges are recorded as derivative assets or liabilities with an offset in other comprehensive income.

   The amounts included within other comprehensive income reflect the value of the cash flow hedges, based on current market conditions, to be used in the future to offset the impact on related payments of expected changes in prices. The effects of the hedge will be recorded in the statement of income as the related transaction is actually settled.

FINANCIAL CONDITION LIQUIDITY AND CAPITAL RESOURCES

   Cash Flows -- Cash flows provided by operating activities for 2001 were $2.3 billion compared to $1.7 billion and $2.2 billion for 2000 and 1999, respectively. The increase in 2001 of $584 million, or 35%, was primarily driven by collections of the prior year's under-recovered fuel costs in the US Electric segment. The decline in 2000 of $488 million, or 22%, was also due primarily to the under-recovered fuel costs. Due to the significant increase in natural gas costs in 2000, the US Electric segment did not recover through customer billings all of its fuel costs incurred. Subsequent regulatory proceedings resulted in approved rate increases that allowed substantial cost recovery during 2001.

   Cash flows provided from investing activities for 2001 totaled $67 million. This compares to $1.2 billion and $3.1 billion used for investing activities in 2000 and 1999, respectively. Acquisition activity declined to $225 million in 2001, compared to $809 million and $1.0 billion in 2000 and 1999, respectively. Proceeds from the sale of assets were $1.5 billion in 2001 compared with $832 million in 2000 and $91 million in 1999. (See table below). Capital expenditures were $1.6 billion for 2001, compared with $1.4 billion and $1.6 billion for 2000 and 1999, respectively. Included in cash flow for 2001 was $509 million of restricted cash that was released upon the transfer of certain UK power plants under leasing agreements.

   Cash flows used in financing activities for 2001 were $2.2 billion, primarily reflecting the pay down of debt. Retirements and repurchases of debt and equity securities totaled $8.5 billion and issuances totaled $7.1 billion. Net redemptions of commercial paper totaled $1.0 billion, and notes payable to banks increased $1.1 billion. As a result of the unbundling of US Holdings and related refinancings, there were substantial early retirements and issuances of long-term debt and retirements of preferred securities for 2001. Cash flows from financing activities were $13 million in 2000 and $782 million in 1999. Cash dividends paid approximated $640 million in each of the three years.

Investing Activities -- Acquisitions and Dispositions

   Acquisitions -- TXU Corp. and its subsidiaries have made the following acquisitions which were accounted for as purchase business combinations. The results of operations of the acquired companies are reflected in the consolidated financial statements from their respective acquisition dates.

                                                        Date     Total Cash
                      Acquisition                     Acquired  Consideration
                      -----------                     --------- -------------
                                                                (in millions)
   Stadtwerke Kiel AG in Germany (Kiel AG)........... Jan. 2001    $  217
   Norweb Energi in the UK (a division of Norweb plc) Aug. 2000       496
   Fort Bend Communications, Inc. (FBCC)(a)..........  May 2000       161
   Optima Energy Pty Ltd (Optima)....................  May 2000       177
   TXU Australia Gas................................. Feb. 1999     1,000

--------
(a) Transferred to the Pinnacle joint venture in August 2000.

   TXU Corp. will pursue potential investment opportunities from time to time when it concludes that such investments are consistent with its business strategies and will dispose of nonstrategic assets to allow redeployment of resources into faster growing opportunities in an effort to enhance the long-term return to its shareholders.

   Dispositions -- TXU Corp. and its subsidiaries have disposed of the following businesses, investments and assets:

                                                                                Cash
                                                                            Consideration
2001                                                                          Received
----                                                                        -------------
Spanish power company investment...........................................    $  469
UK generating plants.......................................................       819
North Sea gas fields.......................................................       154
Other sales................................................................        40
                                                                               ------
   Total...................................................................    $1,482
                                                                               ======
2000
----
US gas processing business.................................................    $  105
UK metering business.......................................................        54
Eastern European power company investment..................................        76
Other sales of investments (TXU Europe)....................................        74
Australian construction company............................................        28
PrimeCo telecommunications investment (sold in 1999, cash received in 2000)       350
Other sales................................................................       145
                                                                               ------
   Total...................................................................    $  832
                                                                               ======
1999
----
Office building (TXU Gas)..................................................    $   37
Other sales................................................................        54
                                                                               ------
   Total...................................................................    $   91
                                                                               ======

   During 2001, TXU Europe restructured its UK generating portfolio with the following sales and transfers completed or announced in 2001:

                                    Sale
                                 Completion   Plant    Generating     2001
Station                             Date      Type      Capacity  Cash Proceeds
-------                          ---------- ---------- ---------- -------------
West Burton (a).................  Dec 2001  Coal-fired  2,000 MW      $466
Peterborough and King's Lynn (b)  Oct 2001   Gas-fired    705 MW       259
Rugeley (c)..................... July 2001  Coal-fired  1,000 MW        94

--------
(a) Sold to LE Group. Total cash sales price of $530 million net of $64 million for fuel inventory.
(b) Transferred to Centrica through leasing arrangements.
(c) Total cash sales price was $280 million. Cash received at closing was $94 million with the remaining cash proceeds received in January 2002.

   On January 18, 2002, TXU Europe completed the sale of its UK electricity distribution (networks) business, and its 50% interest in 24seven to London Electricity Group plc (LE Group) for $1.873 billion, consisting of a cash payment of $801 million and the assumption by LE Group of $1.072 billion aggregate principal amount of debt. The transaction will result in approximately $1.9 billion of debt reduction, consisting of $1.072 billion of assumed debt and approximately $801 million of debt being repaid using the cash proceeds from the sale.

   In December 2001, US Holdings agreed to sell its Handley and Mountain Creek steam electric generating plants for $443 million in cash. The Handley plant consists of five natural gas-fueled generating units with a total plant capacity of 1,441 MW and is located in Fort Worth, Texas. The Mountain Creek plant in Dallas, Texas consists of five natural gas-fueled generating units with a total plant capacity of 893 MW. The transaction includes a purchase power and tolling agreement for TXU Energy Trading to purchase power during summer months for the next five years. The transaction is expected to be completed in early 2002.

   Future Capital Requirements -- Capital expenditures are estimated at $1.6 billion for 2002 and are expected to be funded by cash flows from operations. Approximately $800 million of this is for maintenance and organic growth of existing operations. Approximately 34% is planned for our US energy business, 23% for our international energy business, 37% for our US energy delivery business, and 6% for other activities. The remaining $800 million represents discretionary spending on potential business opportunities. It is expected that 25 to 50 % will be in the international energy business, primarily in Europe, and the rest in the US, primarily in the energy business.

   Changes in Capital -- During 2001, TXU Corp. had two equity purchase agreements with separate financial institutions to repurchase shares of TXU Corp.'s common stock. In April 2001, TXU Corp. repurchased 1,252,500 shares of its common stock for $44 million under one of the equity purchase agreements. Following that purchase, TXU Corp. terminated both contracts without purchasing additional shares. Settlement of these agreements had no effect on earnings. During 2000, TXU Corp. repurchased approximately 18.6 million shares of its common stock for $596 million through open market purchases. No additional repurchases are planned for 2002.

   Other Capital Transactions -- Beginning in August 2001, TXU Corp.'s requirements under the Direct Stock Purchase and Dividend Reinvestment Plan and TXU Corp. Thrift Plan were met through additional issuances of common stock.

   Capitalization -- External funds of a permanent or long-term nature are obtained through the issuance of common, preference and preferred stock, TXU Corp. or subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of TXU Corp. or related subsidiary (trust securities) and long-term debt by TXU Corp. and subsidiaries. The capitalization ratios of TXU Corp. at December 31, 2001, consisted of approximately 59.3% long-term debt, less amounts due currently, 5.4% equity-linked debt securities, 2.7% trust securities, 0.8% preferred stock of subsidiaries, 1.2% preference stock and 30.6% common stock equity. Not reflected in these ratios is restricted cash of $520 million included in other investments that collateralizes certain TXU Europe capital lease obligations.

   Equity-Linked Debt Securities -- In October 2001, TXU Corp. issued a total of 20 million equity-linked debt securities (2001 Equity Units), each having an initial stated amount per security of $50. These securities consist of purchase contracts under which the holder will purchase from TXU Corp. shares of its common stock on settlement dates in 2004 and 2005 and TXU Corp.'s Series K Senior Notes due 2006 and Series L Senior Notes due 2007. Gross proceeds from the offering were $1.0 billion. Net proceeds were used to repay commercial paper. (See Note 7 to Financial Statements).

   TXU Corp.'s $700 million of equity-linked debt securities issued in 1998 (1998 Equity Units) consisted of purchase contracts, under which the holder would purchase from TXU Corp., on settlement dates in 2001 and 2002, shares of its common stock, and TXU Corp.'s Series D Senior Notes due 2003 and Series E Senior Notes due 2004. On August 16, 2001, TXU Corp. issued 7.5 million shares of common stock for $351 million in fulfillment of stock purchase contracts with holders of these securities. Also, the coupon rate on the $350 million TXU Corp. Series D Notes due 2003 was reset from 6.37% to 5.52% commencing August 16, 2001.

   US Debt Restructure -- During the fourth quarter of 2001, TXU Corp. restructured its debt in connection with its plan for compliance with the 1999 Restructuring Legislation. As a result of the debt restructuring and refinancings, TXU Corp. recorded an extraordinary charge of $97 million after-tax. (See Notes 4 and 5 to Financial Statements).

   Issuances and Retirements -- During 2001, TXU Corp. or its subsidiaries issued, redeemed, reacquired, defeased or made scheduled principal payments on debt and trust securities for cash, as follows:

                                                              Issuances Retirements
                                                              --------- -----------

TXU Corp:
   Senior notes..............................................  $  800     $  925
   Mandatory putable securities..............................      --        375
   Other long-term debt......................................                 77
   Equity-linked debt securities.............................   1,000         --

US Holdings:
   First mortgage bonds......................................     400        848
   Pollution control revenue bonds...........................   1,288      1,293
   Trust securities..........................................      --        837
   Debentures................................................   1,500        290
   Other long-term debt......................................      --         76

TXU Europe:
   Term loan.................................................      --      1,083
   Revolving Credit Facility (Tranche A).....................     577         --
   Sterling Credit Facility (Tranche B)......................     120        438
   Euro medium term note.....................................      --        144
   Other long-term debt including capital lease obligations..     108      1,338

TXU Australia:
   Other long-term debt......................................     966        752

All other subsidiaries.......................................      --          5
                                                               ------     ------
      Total..................................................  $6,759     $8,481
                                                               ======     ======

   Registered Financing Arrangements -- TXU Corp., US Holdings, TXU Gas and other subsidiaries of TXU Corp. may issue and sell additional debt and equity securities as needed, including the possible future issuance and sale: (i) by US Holdings of up to $25 million of Cumulative Preferred Stock and up to an aggregate of $924 million of additional Cumulative Preferred Stock, First Mortgage Bonds, debt securities and/or preferred securities of subsidiary trusts and (ii) by TXU Gas of up to an aggregate of $400 million of debt securities and/or preferred securities of subsidiary trusts, all of which are currently registered with the Securities and Exchange Commission for offering pursuant to Rule 415 under the Securities Act of 1933.

   Short-term Financing and Liquidity Facilities -- At December 31, 2001, TXU Corp. and its subsidiaries had short-term facilities available as follows:

                                                                               Borrowings Under Facilities at
                                                                                     December 31, 2001
                                                                               ---------------------------
                                                                               Facility
Facility                                Expiration Date       Borrowers         Limit   Outstanding Unused
--------                                --------------- ---------------------- -------- ----------- ------
US Credit Agreements Facility A (a)....  April 2002     TXU Corp., US Holdings  $1,400     $ --     $1,400
US Credit Agreements Facility B (a) (b)  February 2005  TXU Corp., US Holdings   1,400       --        932(b)
US Credit Facility.....................  June 2002      TXU Corp.                  700      700         --
Revolving Credit Facilities-...........
   Tranche A (c).......................  November 2006  TXU Europe               1,160      854        306
   Tranche C (d).......................  January 2002   TXU Europe                 870      813         57
Senior Facility........................       N/A       TXU Australia              905      859         46
Subordinated Acquisition Facility......       N/A       TXU Australia              211      211         --
Working Capital Facilities.............       N/A       TXU Australia               51       32         19

--------
(a) US Holdings' borrowings under both facilities are limited to an aggregate amount outstanding at any one time of $2 billion. US Credit Agreements primarily support commercial paper borrowings of TXU Corp.
(b) At December 31, 2001, letters of credit outstanding under this agreement totaled $468 million.
(c) Outstanding borrowings were $275 million reflected in short-term notes payable-banks and $579 million reflected in long-term debt. The short-term borrowing was repaid in January 2002 with proceeds received from a UK plant sale.
(d) Tranche C was a bridge facility repaid and cancelled on January 21, 2002 in connection with the sale of the UK networks business.

   TXU Corp. and US Holdings have joint US dollar-denominated lines of credit under revolving credit facility agreements (US Credit Agreements) with a group of banking institutions that support TXU Corp.'s commercial paper program. TXU Gas was removed as a borrower from both facilities effective January 1, 2002. Short-term liquidity requirements of TXU Gas will be met through advances from TXU Corp. All borrowed amounts outstanding under Facility A at the expiration date must be repaid within one year. Facility B provides for the issuance of up to $500 million of letters of credit. At December 31, 2001, there were no borrowings outstanding under these facilities.

   Under the commercial paper program, $853 million was outstanding at December 31, 2001. TXU Corp. currently anticipates that it will continue to renew these or comparable, appropriately-sized facilities on an annual basis. If it were unable to renew these facilities, TXU Corp. and its subsidiaries would seek other liquidity sources, either internally or within bank or capital markets.

   In connection with the unbundling of US Holdings, in December 2001, TXU Corp. entered into a fully drawn $700 million credit facility (US Credit Facility) with a financial institution that matures June 30, 2002. TXU Corp. currently expects to repay this bridge facility with proceeds from capital markets transactions by its subsidiaries.

   During 2002, TXU Corp. and its subsidiaries will have financing needs to fund ongoing working capital requirements and maturities of long-term debt and to refinance bridge facilities entered into in connection with the financial restructuring of US Holdings in 2001. TXU Corp. and its subsidiaries intend to fund these financing needs through the issuance of long-term debt and/or equity. Other sources of funding include proceeds from asset sales, issuance of commercial paper, bank borrowings, and loans from other subsidiaries. If these options become unavailable for any reason, TXU Corp. and its subsidiaries could borrow under their credit facilities. During 2002, TXU Corp. may repurchase certain debt securities classified as long-term as of December 31, 2001. Such classification is based on TXU Corp.'s ability and intent to fund such repurchases through issuances of long-term debt.

   Europe -- Revolving Credit Facilities Agreement -- In connection with the sale of its UK networks business, TXU Europe terminated the old Sterling Credit Agreement, with all borrowings repaid along with associated interest. A new Revolving Credit Facilities Agreement, dated November 19, 2001, immediately replaced the old senior debt facility. There are three tranches in this facility. Tranche A is a multi-currency, (Pounds)800 million five-year revolver which allows for short-term borrowings and the extension to a long-term basis. Tranche B is a (Pounds)230 million standby facility to cover waivers needed on two letter of credit facilities. This was not drawn upon and has been cancelled. Tranche C was a (Pounds)600 million short-term bridge facility. This facility was repaid and cancelled in January 2002 upon receipt of proceeds from the UK networks sale. As of December 31, 2001, the outstanding borrowings under this facility were as follows: short-term--Tranche A--(Pounds)190 million ($275 million) at 4.72% per annum (repaid in January 2002 with proceeds from a plant sale) and Tranche C--(Pounds)560 million ($813 million) at 4.70% per annum (also repaid in January 2002); long-term--Tranche A--(Pounds)399 million ($579 million) of various currency loans due 2006.

   Summary -- TXU Corp.'s goal is to continue to maintain credit ratings necessary to allow TXU Corp. or its subsidiaries to access the commercial paper market. If TXU Corp. and its subsidiaries were to experience a substantial downgrade of their respective credit ratings, which they do not anticipate, access to the commercial paper markets could no longer be possible, resulting in the need to borrow under committed bank lines or seek other liquidity sources.

   In order to borrow under these credit facilities, TXU Corp. must be in compliance with the applicable covenants and certain other conditions. These covenants consist principally of a total debt to capitalization ratio and a fixed charge coverage ratio. Incremental borrowings that would increase the outstanding principal amount borrowed would be prohibited if a material adverse change, as defined in the applicable agreements, occurred. TXU Corp. is in compliance with these covenants and meets the required conditions at December 31, 2001 and anticipates that it will remain in compliance. In the event TXU Corp. were not in compliance with the applicable covenants and other conditions, TXU Corp. may need to pursue alternative sources of funding.

   TXU Corp. and its subsidiaries may also from time to time utilize these short-term facilities to temporarily fund maturities and early redemptions of long-term debt and other securities, as well as its short-term requirements. If TXU Corp and its subsidiaries were unable to access the capital markets to refund these short-term borrowings, additional liquidity sources would be necessary.

   Sale of Receivables -- TXU Corp., through its subsidiaries, has several facilities to provide financing through sales of customer accounts receivable. All of the facilities continually sell customer accounts receivables or undivided interests therein to financial institutions on an ongoing basis to replace those receivables that have been collected.

   TXU Corp. indirectly owns TXU Receivables Company, an unconsolidated bankruptcy remote entity established in accordance with SFAS No. 140 to purchase receivables. Prior to January 1, 2002, TXU Gas and US Holdings sold certain customer accounts receivable to TXU Receivables Company which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the program was amended to terminate US Holdings' participation and to add TXU Energy Retail Company LP, TXU SESCO Energy Services Company and Oncor Electric Delivery Company as qualified originators of accounts receivable under the program. As of December 31, 2001, originators had sold $923 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $500 million and $414 million in subordinated notes, with $9 million representing the costs of the program since inception in August 2001. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivable sales. An additional $100 million of cash related to the receivables sold as of December 31, 2001 was received subsequent to year-end, bringing the total cash received for those receivables to $600 million and reducing the notes by $100 million. TXU Receivables Company funded the cash paid through sales of undivided interests in the purchased receivables to financial institutions. See Note 6 to Financial Statements. TXU Receivables Company purchases the receivables at a discount that is adjusted periodically to reflect any changes in the credit risk profile of the receivables, the costs of the program and other factors. The subordinated notes receivable from TXU Receivables Company are included in accounts receivable in the consolidated balance sheet.

   At December 31, 2001, accounts receivable of TXU Europe were reduced by (Pounds)181 million ($263 million) under a program with a commercial bank, and (Pounds)108 million ($157 million) of future receivables sold were reflected as other short-term loans on the balance sheet. The amounts for short-term loans bear interest at an annual rate, which was 4.13% at December 31, 2001, based on commercial paper rates plus a margin. The program was amended in the third quarter of 2001 and the overall limit was reduced to (Pounds)300 million.

   Europe -- EMTN Program -- At December 31, 2001, TXU Europe has a (Euro)2.0 billion Euro Medium Term Note (EMTN) program, under which TXU Europe may from time to time issue notes in various currencies. As of December 31, 2001, a financing subsidiary of TXU Europe has (Pounds)301 million ($437 million) of 35 Put 5 Resettable Notes due 2035 (Resettable Notes) outstanding under the EMTN program. The initial interest rate on the Resettable Notes, up to the first reset date of November 30, 2005, is 7.7875%. The issuer of the Resettable Notes has a call option to repurchase the Resettable Notes at par on November 30, 2005. This call option has been assigned to commercial banks for a consideration of approximately (Pounds)5 million ($7 million) per annum for five years. The Resettable Notes also include a put option that is exercisable at November 30, 2005 by the holder and a reset feature that permits the holder to remarket the Resettable Notes at a different interest rate if the put is not exercised. On the reset date, the new interest rate will be determined in accordance with the terms of the Resettable Notes for the next 6 to 20 years. The Resettable Notes can be redeemed at principal plus accrued interest on November 30, 2005.

   As of December 31, 2001, there was (Pounds)275 million ($399 million) in 7.25% Sterling Eurobonds due March 8, 2030 outstanding under the EMTN program. TXU Europe has granted to the holders an optional put in 2015 in exchange for a waiver of a provision that would have prohibited the disposition of the UK networks business. A similar provision in the Resettable Notes has been waived for a fee without any further changes to the terms of the Resettable Notes.

   See Notes 6, 7, 8 and 9 to Financial Statements for further details concerning short-term financing, long-term debt, trust securities, and preferred stock of subsidiaries.

   Regulatory Asset Securitization -- On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, would provide for Oncor to receive a financing order authorizing it to issue transition bonds in the amount of $1.3 billion to monetize and recover its generation-related regulatory assets. The settlement provides that there will be an initial issuance of bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. Proceeds from the securitization will be used to reduce debt. This settlement resolves all issues related to generation-related regulatory assets and liabilities. For more information concerning securitization of regulatory assets, see Note 4 to Financial Statements.

   Long-term Contractual Obligations and Commitments -- The following table summarizes the contractual cash obligations of TXU Corp. for each of the periods presented (see Notes 7, 8, 9 and 15 to Financial Statements for additional disclosures regarding terms of these obligations.)

                                                                                Payments Due
                                                                ---------------------------------------------
Contractual Cash Obligations                                     2002   2003   2004   2005   2006  Thereafter
----------------------------                                    ------ ------ ------ ------ ------ ----------
Long-term debt*................................................ $1,307 $2,921 $1,893 $1,550 $2,091  $ 6,635
Mandatorily redeemable preferred securities and preferred stock
 of subsidiaries...............................................     --     10     10      1     --      515
Capital lease obligations......................................      1      3      1      2      1        4
Operating leases...............................................    163    153    134     87     80      739
Capacity payments--electricity contracts.......................    753    652    513    470    417    1,599
Coal contracts.................................................    219    194    199    166    159      437
Gas take-or-pay contracts......................................    251    220    200    197    194      413
Other..........................................................      7      5      4      3      3        2
                                                                ------ ------ ------ ------ ------  -------
Total contractual cash obligations............................. $2,701 $4,158 $2,954 $2,476 $2,945  $10,344
                                                                ====== ====== ====== ====== ======  =======

* Excludes $1.1 billion of debt assumed by LE Group in January 2002 in connection with the sale of the UK networks business and capital leases.

   TXU Corp. or its predecessor have declared common stock dividends payable in cash in each year since incorporation in 1945. The Board of Directors of TXU Corp., at its February 2002 meeting, declared a quarterly dividend of $0.60 a share, payable April 1, 2002 to shareholders of record on March 8, 2002. Future dividends may vary depending upon TXU Corp.'s profit levels and capital requirements as well as financial and other conditions existing at the time.

   The following table summarizes the commercial commitments in effect at December 31, 2001 by expiration date:

                              Total   Amount of Commitment Expiring Each Period
                             Amounts  -----------------------------------------
     Commercial Commitments Committed 2002      2003 2004 2005  2006 Thereafter
     ---------------------- --------- ----      ---- ---- ----  ---- ----------
       Letters of credit...  $1,358   $997      $--  $--  $289  $--     $72

   The letters of credit relate primarily to lease transfers of certain generation plants in the UK, an option of TXU Europe to provide future energy sales, issuances under the US Credit Agreements discussed in Short-term Financing and Liquidity Facilities above, and support of energy trading activities. In the event of a draw on a letter of credit, the relevant TXU Corp. company would have a corresponding reimbursement obligation to the issuer of the letter of credit.

   In connection with a generation plant lease transfer, TXU Europe has committed to provide additional letter of credit security of (Pounds)50 million ($73 million) in the event of a negative watch or downgrade of its debt securities. TXU Europe has facilities available to satisfy this commitment.

   Other commitments and guarantees of TXU Corp. are discussed below.

CONTINGENCIES

   Financial Guarantees -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $19 million at December 31, 2001, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5 1/2% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million annually for the years 2002 through 2003, $7 million for 2004 and $1 million for

2005 and 2006. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $30 million remaining principal amount of bonds at December 31, 2001, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of default by the municipality.

   TXU Europe has guaranteed up to (Pounds)76 million ($110 million) at December 31, 2001 of certain liabilities that may be incurred and payable by the purchasers of The Energy Group (TEG)'s US and Australian coal business and US energy marketing operations sold in 1998 prior to acquisition of TEG by TXU Corp. These guarantees are with respect to the Peabody Holding Company Retirement Plan for Salaried Employees, the Powder River Coal Company Retirement Plan and the Peabody Coal UMWA Retirement Plan, subject to certain specified conditions.

   TEG entered into various guarantees of obligations of affiliates of its former subsidiary Citizens Power LLC, arising under power purchase agreements and note purchase agreements in connection with various Citizens Power energy restructuring projects, as well as various indemnity agreements in connection with such projects. TXU Europe and TEG continue to be either the guarantor or the indemnifying party under these various agreements.

   In conjunction with various contracts requiring the payment of annual capacity fees for power, at December 31, 2001, TXU Europe has provided a (Pounds)300 million ($448 million) guarantee (declining over time) representing approximately one year's capacity payment.

   TXU Corp. has also issued various guarantees to facilitate energy trading operations and to secure commitments associated with certain outstanding debt and lease agreements of TXU Corp. and its subsidiaries.

   Obligations with Respect to Investments in Partnerships and Other Unconsolidated Entities -- In August 2000, TXU Corp. formed a joint venture with third-party investors and contributed the stock of its telecommunications subsidiaries to Pinnacle One Partners, L.P. (Pinnacle or the joint venture). The businesses contributed had a net book value of $477 million, including goodwill of $353 million. TXU Corp. received a 50% voting interest in the joint venture and approximately $600 million in cash. Third-party investors contributed $150 million in cash in exchange for the remaining 50% voting interest. No gain or loss was recorded on the formation of the joint venture. TXU Corp.'s investment in Pinnacle is accounted for using the equity method. Assets of the joint venture are not TXU Corp.'s and are not available to pay creditors of TXU Corp. Pinnacle's principal investment is in TXU Communications Ventures Company (TXU Communications). TXU Communications operates a diversified telecommunications business, including regulated incumbent local exchange carriers, a competitive telecommunications service provider and a fiber optic transport business.

   In connection with its formation, Pinnacle issued $810 million in senior secured notes due August 15, 2004. The notes are secured by all of Pinnacle's assets, including its shares of TXU Communications. Total proceeds (net of transaction costs), including the $150 million received from third-party investors, were used by Pinnacle to make the $600 million cash distribution to TXU Corp. and fund a trust with $336 million. The principal and interest on the trust funds is being used to pay interest on the senior secured notes and distributions to the third-party investors. The trust invested in TXU Corp. debt securities.

   TXU Corp. provides a $200 million revolving credit facility to TXU Communications, expiring 2004, of which $153 million was outstanding as of December 31, 2001. In addition, TXU Corp. has made and may make future capital contributions to Pinnacle to fund a portion of TXU Communications' capital expenditures. TXU Corp. also provides administrative services to Pinnacle and its affiliates at cost.

   In connection with the Pinnacle transaction, TXU Corp. issued 810,000 shares of Mandatorily Convertible Single Reset Preference Stock, Series C (Series C Preference Stock) to Pinnacle One Share Trust, a consolidated trust (Share Trust). The Series C Preference Stock is convertible into common stock of TXU Corp. In the event of:

      (1) a default by Pinnacle in connection with its $810 million of senior secured notes,

      (2) a decline in the market price of TXU Corp. common stock below $21.93 per share coupled with a decline in the credit rating for TXU Corp.'s unsecured, senior long-term obligations to or below BB by Standard & Poor's or Fitch or Ba by Moody's, or

      (3) Pinnacle's inability to raise sufficient cash to repay its senior secured notes 120 days prior to maturity through the sale of its shares of TXU Communications or the sale of assets of TXU Communications,

TXU Corp. would be required to sell equity or otherwise raise proceeds sufficient to repay Pinnacle's senior secured notes. If TXU Corp. did not raise sufficient proceeds, the Share Trust could be required to sell some or all of the Series C Preference Stock. The dividend rate and conversion price of the Series C Preference Stock would be reset at the time of sale to generate proceeds sufficient to redeem the senior secured notes. TXU Corp. expects that it would be able to sell equity or debt securities to satisfy its contingent obligations to repay Pinnacle's debt.

   Had TXU Corp. been required to consolidate Pinnacle at December 31, 2001, TXU Corp.'s debt would have increased by approximately $569 million. TXU Corp. does not believe that a consolidation of Pinnacle would have had a material impact on its liquidity or financial condition.

   For the year ended December 31, 2001, Pinnacle reported revenues of $209 million and incurred a net loss of $105 million, due largely to interest expense on its senior secured notes. TXU Corp. recorded its equity in Pinnacle's losses for the year of $53 million which is reflected in other income (deductions) -- net. At December 31, 2001 Pinnacle had total assets of approximately $1.1 billion (including goodwill of $336 million) and liabilities of $1.1 billion.

   TXU Corp. has equity ownership interests in various other businesses which are accounted for using the equity method. There are no material contingencies related to these investments other than Pinnacle described above, and TXU Corp. has not provided any guarantees related to these investments.

   Contingencies Related to Receivables Program -- If the sales of receivables program described above terminates, cash flow to the originators would temporarily stop until the undivided interests of the financial institutions were repurchased. The level of cash flows would normalize in approximately 16 to 31 days. Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

      (1) the credit rating for the long-term senior debt securities of both any originator and its parent guarantor, if any, declines below BBB- by Standard and Poor's or Baa3 by Moody's; or

      (2) the delinquency ratio (delinquent for 31 days) for the sold receivables exceeds 15% for any month, the default ratio (delinquent for 91 days or deemed uncollectible) exceeds 5% for any month, or the dilution ratio (reductions for discounts, disputes and other allowances) exceeds 1% for any month.

The delinquency ratio and the dilution ratio exceeded the relevant thresholds at various times during 2001, but the events were waived and the program was not terminated.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

   Market risk is the potential loss TXU Corp. and its subsidiaries may incur as a result of changes in the market or fair value of a particular instrument or commodity. TXU Corp. and its subsidiaries are exposed to market risks associated with interest rates, foreign currency exchange rates and commodity prices in both energy trading activities and non-trading operations. TXU Corp.'s exposure to market risk is affected by a number of factors, including the size, duration and composition of its energy portfolio, the absolute and relative levels of interest rates and foreign currency exchange rates, commodity prices, as well as volatility and liquidity of markets. TXU Corp. and its subsidiaries enter into derivative instruments for non-trading purposes in order to manage exposures to changes in interest rates, foreign currency exchange rates and commodity prices. Through its energy trading subsidiaries, TXU Corp. assumes certain market risks in an effort to generate gains from market price differences. It does so through the use of derivative instruments, including exchange traded and over-the-counter contracts, as well as through other contractual commitments in its energy trading activities.

   RISK OVERSIGHT

   TXU Corp. and its energy trading subsidiaries manage the market, credit and operational risk of the portfolio and its trading activities within limitations imposed by their respective Boards of Directors and in accordance with TXU Corp.'s overall risk management policies. Market risks are monitored daily (weekly in Europe and Australia) by risk management groups that operate and report independently of the trading operations, utilizing industry accepted mark-to-market techniques and analytical methodologies. These techniques value the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, sensitivity analyses and value at risk (VAR) methodologies.

   Energy trading subjects TXU Corp. to some inherent risks associated with future contractual commitments, including market and operational risks credit risk associated with counterparties, product location (basis) differentials and market liquidity. Each entity, continuously monitors the valuation of identified risks and adjusts the portfolio based on current market conditions. Valuation adjustments or reserves are established in recognition that certain risks exist until full delivery of energy has occurred, counterparties have fulfilled their financial commitments and related financial instruments have either matured or are closed out. Price and credit risks are further managed within the established trading policies and limits established for each trading entity.

   TXU Corp. and its energy trading subsidiaries assess trading risk using a VAR methodology. This methodology is used to measure the amount of prospective risk that exists within a portfolio under a variety of market conditions given a portfolio's current position, net mark-to-market value, term and location. VAR is a mathematical estimate of a portfolio's maximum potential for loss or gain within a specified level of confidence (i.e., 95% certainty) due to market movements utilizing standard statistical techniques and given historical and projected market prices and volatilities. Stress testing of market variables is also conducted to simulate and address abnormal market conditions.

   TXU Corp. and its subsidiaries have a corporate risk management organization that is headed by a global chief risk officer. The chief risk officer through his designees, establishes and enforces the VAR limits by region, including the respective policies and procedures to ensure compliance with such limits and evaluates the risks inherent in the various businesses of TXU Corp. and their associated transactions. Key risk control activities include, but are not limited to, credit review and approval, operational and market risk measurement, validation of transactions, portfolio valuation and daily portfolio reporting, including mark-to-market valuation, VAR and other risk measurement metrics.

   COMMODITY PRICE RISK

   TXU Corp. and its subsidiaries are subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products marketed and purchased. TXU Corp.

actively manages its portfolio of owned generation, fuel supply and retail load to mitigate the impacts of changing energy prices on its results of operations. As part of managing the volatility inherent in these market risks, TXU Corp. enters into hedging transactions to mitigate a significant portion of the remaining exposures as part of its risk management program.

   NON-TRADING OPERATIONS -- TXU Corp. also engages in commodity-related marketing and price risk management activities in order to hedge market risk and exposure to prices of electricity, natural gas and fuel. For financial reporting purposes, non-trading operations are defined as the normal generation (including fuel consumed), purchase, sale and delivery of electricity and natural gas for ultimate resale to residential and small commercial retail customers. The objective of risk management related to non-trading operations is the limiting of price risk related to the traditional asset-based generation, production, distribution, or transmission activities of TXU Corp.

   The financial instruments used for non-trading purposes include primarily forwards, futures, swaps and options. The gains and losses related to these derivatives, to the extent effective as accounting hedges, are deferred in the balance sheet and recognized in the income statement in the same period as the settlement of the underlying physical transaction. TXU Corp.'s residential and small commercial retail customer arrangements are not derivatives or trading contracts; therefore, TXU Corp. uses accrual accounting for those transactions.

   Prior to deregulation of the electricity markets in Texas as of January 1, 2002, US Holdings and TXU Gas did not use derivative instruments to hedge price risk of non-trading activities. On a limited basis in 2001, US Holdings entered into derivative contracts for the sale of electricity beginning in 2002 in connection with generation capacity auctions required by the 1999 Restructuring Legislation. These contracts did not result in significant mark-to-market valuations as of December 31, 2001.

   Nontrading Market Risk -- The hypothetical loss in fair value, arising from an adverse movement in future prices of at least 10%, of TXU Corp.'s derivatives and other contracts entered into for nontrading purposes in existence at December 31, 2001 and 2000, using standard sensitivity analysis techniques, was:

                                        2001    2000
                                        ----    ----
                                        (Millions of
                                          dollars)

                              Europe... $10      $3
                              Australia  38       1

   During 2001, following the implementation of NETA, some significant power purchase arrangements in the UK changed from contracts for differences to bilateral contracts or were terminated. As these contracts were used as a hedge of sales to retail customers, the hypothetical adverse movement in wholesale electricity prices is offset by increased retail margin; therefore, the previously reported hypothetical loss for December 31, 2000 of $406 million has been restated. The decrease in the hypothetical loss for Europe from 2000 also reflects the decrease in energy purchase commitments in 2001.

   TRADING OPERATIONS -- For financial reporting purposes, trading operations are defined as those activities with the objective of generating profits on or from exposure to shifts or changes in market prices on the purchase and/or sale of electricity, natural gas, fuel and other energy-related products. For TXU Corp. and its subsidiaries this consists of the non-regulated energy trading subsidiaries which trade electricity, natural gas, fuel and other energy-related products as a commodity. TXU Corp. uses mark-to-market accounting for energy trading operations (see Note 2 to Financial Statement).

   The contractual agreements and derivatives held by the energy trading operations are exposed to losses in fair value due to changes in the price and volatility of the underlying commodities.

   VAR -- The quantification of market risk using value-at-risk methodologies provides a consistent measure of risk across diverse energy markets and products. The use of this method requires a number of key assumptions, such as use of (i) a 95% confidence level; (ii) an estimated one- to five-day holding period, depending on the commodity and duration of the position (this is the time needed to liquidate different commodity and term positions); and (iii) historical estimates of volatility or other simulation based volatility estimates (such as the Monte Carlo simulation). The standard deviation used in the different regions varies as a result of the volatility in the respective markets.

   At December 31, 2001, the total VAR for TXU Corp. and its subsidiaries relating to energy trading activities was $32 million, based on a 95% confidence level and a one-day holding period. Comparable information on a VAR basis is not available for the full year of 2000. Therefore, a measure of market risk using the sensitivity analysis method is provided herein for 2000 and 2001 which measures the potential loss in earnings based on a hypothetical percentage movement in energy prices.

   The hypothetical loss in fair value, arising from an adverse movement in future prices of at least 10%, of TXU Corp.'s derivatives and other contracts entered into for trading purposes in existence at December 31, 2001 and 2000, using standard sensitivity analysis techniques, was:

                                               2001    2000
                                               ----    ----
                                               (Millions of
                                                 dollars)

                      TXU Energy Trading -- US $13     $ 1
                      Europe..................  75      81
                      Australia...............  41      35

   INTEREST RATE RISK

   The table below provides information concerning TXU Corp.'s financial instruments as of December 31, 2001 that are sensitive to changes in interest rates. TXU Corp. has entered into interest rate swaps under which it has agreed to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. For trust securities, the table presents cash flows based on December 31, 2001 book values and the related weighted average rates by expected redemption date. Weighted average variable rates are based on rates in effect at the reporting date. Capital leases and the effects of fair value hedges on long-term debt are excluded from the table. In addition, $1.1 billion of long-term debt of TXU Europe assumed in January 2002 by the LE Group in connection with the sale of the UK networks business has been excluded herein.

                                                       Expected Maturity Date
                        -----------------------------------------------------------------------------------
                                               (Millions of dollars, except percents)
                                                               There-   2001      2001     2000      2000
                         2002    2003    2004    2005   2006   After    Total   FairValue  Total   FairValue
                        ------  ------  ------  ------  -----  ------  -------  --------- -------  ---------
Long-term Debt
 (including current
 maturities)...........
Fixed Rate............. $1,270  $  670  $1,247  $1,540  $ 994  $4,670  $10,391   $10,657  $11,454   $11,528
   Average interest
    rate...............   7.03%   6.72%   6.45%   6.77%  6.80%   6.77%    6.77%       --     7.22%       --
  Variable Rate........ $   37  $2,251  $  296  $   10  $ 597  $1,221  $ 4,412   $ 4,412  $ 5,145   $ 5,145
   Average interest
    rate...............   6.00%   4.18%   5.25%   5.99%  4.58%   2.25%    3.79%       --     6.12%       --
Equity linked debt
 securities............
  Fixed rate...........     --      --  $  350      --     --      --  $   350   $   356  $   700   $   698
   Average interest
    rate...............     --      --    6.50%     --     --      --     6.50%       --     6.44%       --
   Variable rate.......     --      --      --      --  $ 500  $  500  $ 1,000   $   997       --        --
   Average interest
    rate...............     --      --      --      --   2.10%   2.90%    2.50%       --       --        --
Trust Securities*......
  Fixed rate...........     --      --      --      --     --  $  368  $   368   $   386  $ 1,099   $ 1,101
   Average interest
    rate...............     --      --      --      --     --    7.82%    7.82%       --     8.04%       --
  Variable rate........     --      --      --      --     --  $  147  $   147   $   150  $   245   $   248
   Average interest
    rate...............     --      --      --      --     --    3.95%    3.95%       --     7.92%       --
Preferred stock of
 subsidiary subject to
 mandatory
 redemption............
  Fixed rate...........     --  $   10  $   10  $    1     --      --  $    21   $    21  $    21   $    17
   Average dividend
    rate...............     --    6.68%   6.68%   6.98%    --      --     6.69%       --     6.69%       --
Interest Rate Swaps
 (notional amounts)....
  Variable to Fixed.... $  958  $  438      --  $1,143  $ 307  $  479  $ 3,325   $  (130) $ 5,151   $  (138)
   Average pay rate....   6.98%   6.17%     --    6.67%  5.38%   6.57%    6.60%       --     6.64%       --
   Average receive
    rate...............   4.56%   4.07%     --    3.52%  4.83%   4.19%   4.11 %       --     6.41%       --
Fixed to variable...... $  350  $  571  $  500  $  950  $ 400  $  600  $ 3,371   $    58  $ 1,650   $     4
  Average pay rate.....   1.97%   3.79%   2.10%   2.46%  2.48%   1.99%    2.50%       --     6.75%       --
  Average receive rate.   6.15%   5.65%   4.75%   5.92%  6.61%   6.83%    5.97%       --     6.54%       --

.. TXU Corp. or subsidiary obligated mandatorily redeemable, preferred securities of subsidiary trusts each holding solely junior subordinated debentures of TXU Corp. or related subsidiary.

   FOREIGN CURRENCY RISK

   TXU Corp. has exposure to foreign currency risks, primarily with the British pound sterling and the Australian dollar. TXU Europe and TXU Australia have accessed the US capital markets and issued dollar denominated obligations. TXU Corp. and its subsidiaries enter into currency swaps, options and forwards, where appropriate, to manage foreign currency exposure. The following table summarizes notional amounts at the contract exchange rates, weighted-average contractual exchange rates and estimated fair value by contract maturity for open contracts at December 31, 2001 and 2000:

                                      Expected Maturity Date
                           --------------------------------------------
                           (Millions of dollars, except exchange rates)
                                                                               2001  2000
                                                                There-         Fair  Fair
                            2002    2003    2004   2005   2006  after   Total  Value Value
                            -----   -----  -----  -----  -----  ------  ------ ----- -----
British pound sterling.... $ 485   $ 114   $ 114  $ 764  $  71  $1,939  $3,487 $196  $151
   Average exchange rate.. $1.62   $1.63   $1.63  $1.63  $1.63  $ 1.76  $ 1.70   --    --
Australian dollar.........    --      --      --     --    250  $  100  $  350 $102  $ 81
   Average exchange rate..    --      --      --     --  $0.69  $ 0.81  $ 0.72   --    --

   CREDIT RISK

   TXU Corp.'s gross exposure to credit risk represents trade accounts receivable, energy trading assets and derivative assets. (See Note 17 to Financial Statements.)

   The largest share of the gross assets subject to credit risk are accounts receivable from the retail sale of electricity and gas to millions of residential and small commercial customers. The risk of material loss from nonperformance from these customers is not considered likely. Reserves for uncollectible accounts receivable are provided for the potential loss from nonpayment by these customers based on historical experience. The restructuring of the electric industry in Texas effective January 1, 2002 increases the risk profile of TXU Energy in relation to its customers; however, TXU Energy has the ability to take actions to mitigate such customer risk.

   Most of the remaining trade accounts receivables are with large commercial and industrial customers. TXU Corp.'s energy trading counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and other energy trading companies. The net exposure to credit risk from these counterparties as of December 31, 2001 is $2,175 million using standardized master netting contracts and agreements which provide for the right of offset of positive and negative credit exposures with individual counterparties. Of this amount, approximately 79% of the associated credit exposure is with investment grade counterparties, as determined using publicly available information including major rating agencies' published ratings and TXU Corp's internal credit evaluation. Those counterparties without a Standard & Poor's (S&P) rating of a least BBB- or a similar rating from another major rating agency, are rated using internal credit methodologies and credit scoring models to determine an S&P equivalent rating. Approximately 21% of the credit exposure is considered to be below investment grade or not rated. TXU Corp. routinely monitors and manages its exposure to credit risk to these counterparties on this basis.

   In December 2001, as a result of the Enron Corporation bankruptcy, TXU Corp. considered its global exposure and, taking into consideration netting agreements, recorded a $22 million after-tax charge related to TXU Europe's exposure to Enron.

   TXU Corp. had no exposure to any one customer that represented greater than 5% of the gross fair value of TXU Corp.'s trade accounts receivable, energy trading assets and derivative assets at December 31, 2001. Based on TXU Corp.'s policies for managing credit risk, its exposures and its credit and other reserves, TXU Corp. does not anticipate a materially adverse effect on its financial position or results of operations as a result of non-performance by any counterparty.

REGULATION AND RATES

   TXU Gas Distribution employs a continuing program of rate review for all classes of customers in its regulatory jurisdictions. Rate relief amounting to $26.8 million in annualized revenue increases, exclusive of changes in gas costs, was granted in 2001 in addition to $19.8 million granted in 2000 and $7.5 million granted in 1999. On March 1, 2002, TXU Gas Distribution filed rate cases in 111 North Texas cities, including the city of Dallas, supporting $53 million in annualized revenue increases. Weather normalization adjustment clauses, which allow rates to be adjusted to reflect warmer- or colder-than-normal weather during the winter months, have been approved by 419 cities served by TXU Gas Distribution. TXU Gas Distribution has filed applications to terminate these adjustments, but cannot predict the outcome of these proceedings.

   Although the price of natural gas fluctuated significantly in 2001, the city gate rate for the cost of gas TXU Gas Distribution ultimately delivers to residential and commercial customers is established by the Railroad Commission of Texas (RRC )and provides for full recovery of the actual cost of gas delivered.

   TXU Gas Distribution filed gas cost reconciliations covering periods between November 1997 and June 30, 2001 with the RRC. As part of this filing, TXU Gas Distribution is seeking to recover $31.3 million of under-recovered gas costs.

   US Holdings and certain other regulated subsidiaries of TXU Corp. have several rate requests or refunds pending or on appeal, see Note 4 to Financial Statements.

   Europe -- Electricity retail price controls in the UK became effective on April 1, 2000. The directly controlled tariffs were reduced by an average of 7.1% from April 1, 2000 as required by the new controls. It is expected that price restraints will no longer be applied to domestic customers. The Director of Gas and Electricity Supply has indicated that he hopes to be able to remove price controls effective April 1, 2002.

   Australia -- On September 21, 2000, the Office of the Regulator General published its final decision in the 2001 Electricity Distribution Price Review. TXU Australia's electricity distribution tariffs effective from January 1, 2001 until at least December 31, 2005 was redetermined on December 1, 2000.

   The Australian government has the power to regulate retail prices for electricity customers with a usage below 160 MWh/year until 2003. TXU Australia and other Victorian retailers have submitted to the government their proposals for price increases. The government has used its reserve powers to regulate retail prices and has approved a price increase for TXU Australia to take effect January 13, 2002. As of January 13, 2002, all customers have the option to choose their retailer. Based on information available from the experience of mass-market competition in other industries and other countries, TXU Australia expects that the competition will be less intense for these smaller customers.

   The distribution tariffs applying to TXU Networks (Gas) are effective until December 31, 2002, when a new determination of the tariffs for the following five-year period can be made.

   Summary -- Although TXU Corp. cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

CHANGES IN ACCOUNTING STANDARDS

   On January 1, 2001, TXU Corp. adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138. (See Note 3 to Financial Statements.)

   SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", became effective for TXU Corp. for transfers on or after April 1, 2001. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires additional disclosures in its financial statements. These disclosures have been incorporated in the accompanying financial statements.

   SFAS No. 141, "Business Combinations", became effective for TXU Corp. on July 1, 2001. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method.

   SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for TXU Corp. on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization.

   In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments will be recorded in operations.

   As part of its implementation effort to adopt SFAS No. 142, TXU Corp. is in the process of determining its reporting units as defined by SFAS No. 142, the fair value of those reporting units and the allocation of goodwill to those reporting units.

   SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for TXU Corp. on January 1, 2003. Among other matters, SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. TXU Corp. will change its accounting for nuclear decommissioning costs to conform to the new standard.

   SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for TXU Corp. on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121.

   For standards not yet adopted, TXU Corp. is evaluating the potential impact on its financial position and results of operations.

FORWARD-LOOKING STATEMENTS

   This report and other presentations made by TXU Corp. and its subsidiaries (collectively, TXU Corp.) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although TXU Corp. believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the following important factors, among others, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statements: (i) prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Commission, the Railroad Commission of Texas, the Nuclear Regulatory Commission, the Office of the Regulator General of Victoria, Australia, and the Office of Gas and Electricity Markets covering England, Wales and Scotland in the UK with respect to approval of the regulatory settlement plan, allowed rates of return, industry and rate structure, purchased power and investment recovery, operations of nuclear generating facilities, acquisitions and disposal of assets and facilities, operation and construction of plant facilities, decommissioning costs, present or prospective wholesale and retail competition, changes in tax laws and policies and changes in and compliance with environmental and safety laws and policies, (ii) weather conditions and other natural phenomena, (iii) unanticipated population growth or decline, and changes in market demand and demographic patterns, (iv) competition for retail and wholesale customers, (v) pricing and transportation of crude oil, natural gas and other commodities,
(vi) unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates, (vii) unanticipated changes in operating expenses and capital expenditures, (viii) commercial bank market and capital market conditions, (ix) competition for new energy development opportunities,
(x) legal and administrative proceedings and settlements, (xi) inability of the various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments, (xii) changes in technology used and services offered by TXU Corp., and (xiii) significant changes in TXU Corp.'s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur.

   Any forward-looking statement speaks only as of the date on which such statement is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for TXU Corp. to predict all of such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                          TXU CORP. AND SUBSIDIARIES

                          STATEMENT OF RESPONSIBILITY

   The management of TXU Corp. is responsible for the preparation, integrity and objectivity of the consolidated financial statements of TXU Corp. and its subsidiaries and other information included in this report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. As appropriate, the statements include amounts based on informed estimates and judgments of management.

   The management of TXU Corp. has established and maintains a system of internal control designed to provide reasonable assurance, on a cost-effective basis, that assets are safeguarded, transactions are executed in accordance with management's authorization and financial records are reliable for preparing consolidated financial statements. Management believes that the system of control provides reasonable assurance that errors or irregularities that could be material to the consolidated financial statements are prevented or would be detected within a timely period. Key elements in this system include the effective communication of established written policies and procedures, selection and training of qualified personnel and organizational arrangements that provide an appropriate division of responsibility. This system of control is augmented by an ongoing internal audit program designed to evaluate its adequacy and effectiveness. Management considers the recommendations of the internal auditors and independent auditors concerning TXU Corp.'s system of internal control and takes appropriate actions which are cost-effective in the circumstances. Management believes that, as of December 31, 2001, TXU Corp.'s system of internal control was adequate to accomplish the objectives discussed herein.

   The Board of Directors of TXU Corp. addresses its oversight responsibility for the consolidated financial statements through its Audit Committee, which is composed of directors who are not employees of TXU Corp. The Audit Committee meets regularly with TXU Corp.'s management, internal auditors and independent auditors to review matters relating to financial reporting, auditing and internal control. To ensure auditor independence, both the internal auditors and independent auditors have full and free access to the Audit Committee.

   The independent auditing firm of Deloitte & Touche LLP is engaged to audit, in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of TXU Corp. and its subsidiaries and to issue their report thereon.


                  /s/  ERLE NYE             /s/  H. JARRELL GIBBS
          ----------------------------- -----------------------------
                    Erle Nye,                 H. Jarrell Gibbs,
            Chairman of the Board and             President
                 Chief Executive

                /s/  T. L. BAKER            /s/  BRIAN N. DICKIE
          ----------------------------- -----------------------------
                  T. L. Baker,                Brian N. Dickie,
              Oncor Group President      TXU Energy Group President

           /s/  PHILIP G. TURBERVILLE      /s/  MICHAEL J. MCNALLY
          ----------------------------- -----------------------------
             Philip G. Turberville,          Michael J. McNally,
             TXU Europe Group Chief     Executive Vice President and
                    Executive              Chief Financial Officer

              /s/  BIGGS C. PORTER
          -----------------------------
                Biggs C. Porter,
            Controller and Principal
               Accounting Officer

INDEPENDENT AUDITORS' REPORT

TXU Corp.:

   We have audited the accompanying consolidated balance sheets of TXU Corp. and subsidiaries as of December 31, 2001 and 2000, and the related statements of consolidated income, comprehensive income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of TXU Corp.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TXU Corp. and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Dallas, Texas
January 31, 2002

                          TXU CORP. AND SUBSIDIARIES
                       STATEMENTS OF CONSOLIDATED INCOME

                                                                                                Year Ended December 31,
                                                                                              --------------------------
                                                                                                2001     2000     1999
                                                                                              -------   -------  -------
                                                                                              Millions of Dollars, Except
                                                                                                   per Share Amounts

Operating revenues........................................................................... $27,927   $22,009  $17,118
                                                                                              -------   -------  -------
Operating expenses
   Energy purchased for resale and fuel consumed.............................................  19,793    14,451    9,299
   Operation and maintenance.................................................................   3,847     3,211    3,312
   Depreciation and other amortization.......................................................   1,001     1,010    1,080
   Goodwill amortization.....................................................................     220       204      191
   Taxes other than income...................................................................     781       656      642
                                                                                              -------   -------  -------
         Total operating expenses............................................................  25,642    19,532   14,524
                                                                                              -------   -------  -------
Operating income.............................................................................   2,285     2,477    2,594
Other income (deductions) -- net.............................................................    (117)      238      262
                                                                                              -------   -------  -------
Income before interest, other charges, income taxes and extraordinary items..................   2,168     2,715    2,856
                                                                                              -------   -------  -------
Interest income..............................................................................     176       129      134
Interest expense and other charges
   Interest..................................................................................   1,430     1,467    1,456
   Distributions on mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of the obligated company:
      TXU obligated..........................................................................      30        30       18
      Subsidiary obligated...................................................................      71        79       78
   Preferred stock dividends of subsidiaries.................................................      14        14       14
   Distributions on preferred securities of subsidiary perpetual trust of TXU Europe.........      15        12       --
   Allowance for borrowed funds used during construction and capitalized interest............     (23)      (11)     (10)
                                                                                              -------   -------  -------
         Total interest expense and other charges............................................   1,537     1,591    1,556
                                                                                              -------   -------  -------
Income before income taxes and extraordinary items...........................................     807     1,253    1,434
Income tax expense (benefit).................................................................     (24)      337      449
                                                                                              -------   -------  -------
Income before extraordinary items............................................................     831       916      985
Extraordinary items, net of tax effect.......................................................    (154)       --       --
                                                                                              -------   -------  -------
Net income...................................................................................     677       916      985
Preference stock dividends...................................................................      22        12       --
                                                                                              -------   -------  -------
Net income available for common stock........................................................ $   655   $   904  $   985
                                                                                              =======   =======  =======
Average shares of common stock outstanding (millions)........................................     259       264      279
Per share of common stock:
   Basic and diluted earnings
      Income before extraordinary items...................................................... $  3.12   $  3.43  $  3.53
      Extraordinary items, net of tax........................................................ $ (0.60)       --       --
      Net income available for common stock.................................................. $  2.52   $  3.43  $  3.53
   Dividends declared........................................................................ $ 2.400   $ 2.400  $ 2.325

See Notes to Financial Statements.

                          TXU CORP. AND SUBSIDIARIES
                STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

                                                                                                        Year Ended December 31,
                                                                                                        ----------------------
                                                                                                         2001       2000  1999
                                                                                                         -----     -----  ----
                                                                                                          Millions of Dollars

Net income............................................................................................. $ 677      $ 916  $985
                                                                                                         -----     -----  ----
Other comprehensive income (loss) --
  Net change during period, net of tax effects:
   Investments classified as available for sale:
      Unrealized holding gains (losses)................................................................    55          6    34
      Reclassification of net gain realized on sale of investments to other income (deductions) --
       net.............................................................................................   (52)       (30)   --
   Cumulative foreign currency translation adjustment..................................................  (149)      (336)  (46)
   Minimum pension liability adjustments...............................................................    (6)         1     2
   Cash flow hedges:
      Cumulative transition adjustment as of January 1, 2001...........................................  (132)        --    --
      Net change in fair value of derivatives..........................................................  (165)        --    --
      Amounts realized in earnings during the year.....................................................   193         --    --
                                                                                                         -----     -----  ----
         Total.........................................................................................  (256)      (359)  (10)
                                                                                                         -----     -----  ----
Comprehensive income................................................................................... $ 421      $ 557  $975
                                                                                                         =====     =====  ====

See Notes to Financial Statements.

                          TXU CORP. AND SUBSIDIARIES
                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                                    Year Ended December 31,
                                                                                                   -------------------------
                                                                                                    2001     2000     1999
                                                                                                   -------  -------  -------
                                                                                                      Millions of Dollars

Cash flows -- operating activities
  Net income...................................................................................... $   677  $   916  $   985
  Adjustments to reconcile net income to cash provided by operating activities:
   Loss on extraordinary items....................................................................     154       --       --
   Depreciation and amortization..................................................................   1,418    1,419    1,448
   Deferred income taxes and investment tax credits -- net........................................     (96)      48      270
   Loss (gains) from sale of assets...............................................................     228     (229)    (251)
   Reduction of revenues for earnings in excess of regulatory earnings cap........................      40      310       92
   Net effect of unrealized mark-to-market valuation gains........................................    (377)     (85)     (29)
   Equity in losses of affiliates and joint ventures..............................................      38       10       16
   Other non cash charges.........................................................................      27       32       (5)
   Changes in operating assets and liabilities:
    Accounts receivable...........................................................................     239   (1,171)     423
    Inventories...................................................................................      34      108       45
    Accounts payable..............................................................................    (331)   1,278     (336)
    Interest and taxes accrued....................................................................      10      (69)     (58)
    Over/(under) -- recovered fuel costs -- net of deferred taxes.................................     397     (650)     (59)
    Energy trading assets and liabilities.........................................................      71       56     (182)
    Other -- net..................................................................................    (257)    (285)    (183)
                                                                                                   -------  -------  -------
      Cash provided by operating activities.......................................................   2,272    1,688    2,176
                                                                                                   -------  -------  -------
Cash flows -- financing activities
  Issuances of securities:
   Other long-term debt...........................................................................   5,759    3,473    5,150
   Equity-linked debt securities..................................................................   1,000       --       --
   Acquisition and interim facilities.............................................................      --       --      926
   TXU Corp. obligated mandatorily redeemable, preferred securities of subsidiary trusts, each
    holding solely junior subordinated debentures of the company..................................      --       --      150
   Preferred securities of subsidiary perpetual trust of TXU Europe...............................      --      150       --
   Preference stock...............................................................................      --      300       --
   Common stock...................................................................................     354        2        1
  Retirements/repurchase of securities:
   Other long-term debt/obligations...............................................................  (7,644)  (2,681)  (2,234)
   Acquisition and interim facilities.............................................................      --       --   (1,225)
   Subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts, each
    holding solely junior subordinated debentures of the obligated subsidiary.....................    (837)      --       --
   Common stock...................................................................................     (44)    (596)    (251)
  Change in notes payable:
   Commercial paper...............................................................................  (1,035)      31   (1,100)
   Banks..........................................................................................   1,136       14       99
  Cash dividends paid:
   Common stock...................................................................................    (621)    (634)    (639)
   Preference stock...............................................................................     (22)     (11)      --
  Debt premium, discount, financing and reacquisition expenses....................................    (255)     (35)     (95)
                                                                                                   -------  -------  -------
      Cash provided by (used in) financing activities.............................................  (2,209)      13      782
                                                                                                   -------  -------  -------
Cash flows -- investing activities
  Capital expenditures............................................................................  (1,626)  (1,382)  (1,632)
  Acquisitions of businesses......................................................................    (225)    (809)  (1,013)
  Proceeds from sale of assets....................................................................   1,482      832       91
  Cash distributions from equity investee.........................................................      --      599       --
  Nuclear fuel....................................................................................     (38)     (87)     (54)
  Change in restricted cash.......................................................................     464      102     (538)
  Other...........................................................................................      10     (458)       6
                                                                                                   -------  -------  -------
      Cash provided by (used in) investing activities.............................................      67   (1,203)  (3,140)
                                                                                                   -------  -------  -------
Effect of exchange rates on cash and cash equivalents.............................................      (8)     (19)     (54)
                                                                                                   -------  -------  -------
Net change in cash and cash equivalents...........................................................     122      479     (236)
Cash and cash equivalents -- beginning balance....................................................   1,039      560      796
                                                                                                   -------  -------  -------
Cash and cash equivalents -- ending balance....................................................... $ 1,161  $ 1,039  $   560
                                                                                                   =======  =======  =======

See Notes to Financial Statements.

                          TXU CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                 December 31,
                                                                                              -------------------
                                                                                                2001      2000
                                                                                               -------   -------
                                                                                              Millions of Dollars
                                                     ASSETS
Current assets:
   Cash and cash equivalents................................................................. $ 1,161   $ 1,039
   Accounts receivable.......................................................................   2,550     2,817
   Inventories--at average cost..............................................................     522       492
   Prepayments...............................................................................     370       147
   Energy trading assets.....................................................................   1,624     2,192
   Other current assets......................................................................     308       456
                                                                                               -------   -------
      Total current assets...................................................................   6,535     7,143
                                                                                               -------   -------
Investments..................................................................................   2,199     3,005
Property, plant and equipment--net...........................................................  22,480    23,301
Goodwill.....................................................................................   7,247     7,508
Regulatory assets--net.......................................................................   1,634     2,290
Energy trading assets........................................................................     823       569
Derivative assets............................................................................     478        --
Deferred debits and other assets.............................................................     879     1,178
                                                                                               -------   -------
      Total assets........................................................................... $42,275   $44,994
                                                                                               =======   =======
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable:
      Commercial paper....................................................................... $   853   $ 1,906
      Banks..................................................................................   2,369     1,266
   Long-term debt due currently..............................................................   1,308     2,894
   Accounts payable..........................................................................   2,466     2,752
   Energy trading liabilities................................................................   1,517     2,209
   Taxes accrued.............................................................................     248       219
   Other current liabilities.................................................................   1,192     1,630
                                                                                               -------   -------
      Total current liabilities..............................................................   9,953    12,876
                                                                                               -------   -------
Accumulated deferred income taxes............................................................   3,796     3,963
Investment tax credits.......................................................................     479       501
Energy trading liabilities...................................................................     532       460
Derivative liabilities.......................................................................     334        --
Other deferred credits and noncurrent liabilities............................................   2,176     2,242
Long-term debt, less amounts due currently...................................................  16,173    15,281
Mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated debentures of the obligated company:
   TXU Corp. obligated.......................................................................     368       368
   Subsidiary obligated......................................................................     147       976
Preferred securities of subsidiary perpetual trust of TXU Europe.............................     150       150
Preferred stock of subsidiaries:
   Not subject to mandatory redemption.......................................................     190       190
   Subject to mandatory redemption...........................................................      21        21
Common stock repurchasable under equity forward contracts, at settlement value...............      --       190

Contingencies (Note 15)

Shareholders' equity.........................................................................   7,956     7,776
                                                                                               -------   -------
      Total liabilities and shareholders' equity............................................. $42,275   $44,994
                                                                                               =======   =======

See Notes to Financial Statements.

                          TXU CORP. AND SUBSIDIARIES
                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

                                                                                        Year Ended December 31,
                                                                                        ----------------------
                                                                                         2001    2000    1999
                                                                                        ------  ------  ------
                                                                                          Millions of Dollars
Preference stock:
  Issuances in 2000 and balance at end of year 2001 and 2000........................... $  300  $  300  $   --
                                                                                        ------  ------  ------
Common stock without par value -- authorized shares -- 1,000,000,000...................
  Balance at beginning of year.........................................................  6,360   6,795   6,940
   Direct Stock Purchase and Dividend Reinvestment Plan (260,243 shares)...............     12      --      --
   Issuance of 2001 equity-linked debt securities......................................   (142)     --      --
   Issued for Long-Term Incentive Compensation Plan (2001-- 535,052 shares; 2000 --
    332,895 shares; and 1999 -- 208,200 shares)........................................      4       3       2
   Common stock repurchased and retired (2001 -- 1,252,500 shares; 2000 -- 18,630,517
    shares; and 1999 -- 6,134,500 shares)..............................................    (30)   (445)   (152)
   Treasury stock -- Long-Term Incentive Plan Trusts...................................     (4)     (3)     (4)
   Issued for purchase contracts under 1998 equity-linked debt securities
    (7,488,395 shares).................................................................    351      --      --
   Special allocation to Thrift Plan by trustee........................................      9       9       8
   Other...............................................................................     --       1       1
                                                                                        ------  ------  ------
  Balance at end of year ( 2001 -- 265,140,087 shares; 2000 -- 258,108,897 shares; and
   1999 -- 276,406,519 shares).........................................................  6,560   6,360   6,795
                                                                                        ------  ------  ------
Common stock repurchasable under equity forward contracts:
  Balance at beginning of year.........................................................   (190)     --      --
   Change during the year..............................................................    190    (190)     --
                                                                                        ------  ------  ------
  Balance at end of year...............................................................     --    (190)     --
                                                                                        ------  ------  ------
Retained earnings:
  Balance at beginning of year.........................................................  1,817   1,691   1,448
   Net income..........................................................................    677     916     985
   Dividends declared on common stock..................................................   (625)   (625)   (647)
   Common stock repurchased and retired................................................    (14)   (151)    (99)
   Dividends on preference stock.......................................................    (22)    (12)     --
   Equity forward contract settlements.................................................     21      --      --
   LESOP dividend deduction tax benefit and other......................................      9      (2)      4
                                                                                        ------  ------  ------
  Balance at end of year...............................................................  1,863   1,817   1,691
                                                                                        ------  ------  ------
Accumulated other comprehensive income (loss), net of tax effects:
  Foreign currency translation adjustments:............................................
   Balance at beginning of year........................................................   (505)   (169)   (123)
    Change during the year.............................................................   (149)   (336)    (46)
                                                                                        ------  ------  ------
   Balance at end of year..............................................................   (654)   (505)   (169)
                                                                                        ------  ------  ------
  Unrealized holding gains (losses) on investments:
   Balance at beginning of year........................................................     (3)     21     (13)
    Change during the year.............................................................      3     (24)     34
                                                                                        ------  ------  ------
   Balance at end of year..............................................................     --      (3)     21
                                                                                        ------  ------  ------
  Minimum pension liability adjustments:
   Balance at beginning of year........................................................     (3)     (4)     (6)
    Change during the year.............................................................     (6)      1       2
                                                                                        ------  ------  ------
   Balance at end of year..............................................................     (9)     (3)     (4)
                                                                                        ------  ------  ------
  Cash flow hedges (SFAS No. 133):
   Change during the year and balance at end of year...................................   (104)     --      --
                                                                                        ------  ------  ------
  Total accumulated other comprehensive income (loss)..................................   (767)   (511)   (152)
                                                                                        ------  ------  ------
  Total common stock equity............................................................  7,656   7,476   8,334
                                                                                        ------  ------  ------
Shareholders' equity................................................................... $7,956  $7,776  $8,334
                                                                                        ======  ======  ======

See Notes to Financial Statements.

                          TXU CORP. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

1.   BUSINESS, MERGERS, ACQUISITIONS AND DISPOSITIONS

   TXU Corp. is a global energy services company and engages in electricity generation, wholesale energy trading, retail energy marketing, energy delivery, other energy-related services and, through a joint venture, telecommunications services. TXU Corp. is a holding company whose principal United States (US) operations are conducted through TXU US Holdings Company (US Holdings), formerly TXU Electric Company and TXU Gas Company (TXU Gas). TXU Corp.'s principal international operations are conducted through TXU International Holdings Limited (TXU International Holdings), which in turn indirectly owns TXU Europe Limited (TXU Europe) and TXU Australia Holdings (Partnership) Limited Partnership (TXU Australia).

   Business Restructuring -- Legislation was passed during the 1999 session of the Texas Legislature that restructures the electric utility industry in Texas (1999 Restructuring Legislation). Among other matters, the l999 Restructuring Legislation provides that by January 1, 2002, each electric utility was required to separate (unbundle) its business into the following: power generation operations, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies. As a result, TXU Corp. restructured certain of its businesses effective January 1, 2002. (See Note 4 for detailed information concerning restructuring of the electric utility industry in Texas.)

   As required by the 1999 Restructuring Legislation, US Holdings filed its business separation plan with the Public Utility Commission of Texas (Commission). This business separation plan and the March 2000 application to the Commission laid the foundation for US Holdings to take part in retail competition in the Texas electricity market as planned on January 1, 2002. In order to satisfy its obligations to unbundle its business pursuant to the 1999 Restructuring Legislation and consistent with its business separation plan as amended and approved by the Commission on October 31, 2001, as of January 1, 2002 US Holdings transferred:

  . its electric T&D assets to TXU Electric Delivery Company (renamed Oncor Electric Delivery Company effective January 17, 2002) (Oncor), which is a utility regulated by the Commission and a wholly-owned subsidiary of US Holdings,

  . its electric power generation assets to subsidiaries of TXU Energy Company LLC (TXU Energy), which is the new competitive business and a wholly-owned subsidiary of US Holdings and

  .  its retail customers to a subsidiary REP of TXU Energy.

   The T&D assets of TXU SESCO Company, a subsidiary of TXU Corp., were also transferred to Oncor. In addition, as of January 1, 2002, US Holdings acquired the following businesses from within the TXU system and transferred them to TXU
Energy: the REP of TXU SESCO Company LLC; the energy trading business and the unregulated commercial/industrial retail gas operations of TXU Gas; and the energy management services businesses and other affiliates of TXU Corp., including the fuel procurement business, TXU Fuel Company, and coal mining business, TXU Mining Company LP, which service the generation operations.

   The relationships of the entities affected by the restructuring and their rights and obligations with respect to their collective assets and liabilities are contractually described in a Master Separation Agreement executed in December 2001 (Business Separation Agreement).

   Business Changes

   Acquisitions -- TXU Corp. and its subsidiaries have made the following acquisitions, which were accounted for as purchase business combinations. The results of operations of the acquired companies are reflected in the consolidated financial statements from their respective acquisition dates.

                                                     Date
                   Acquisition                     Acquired  Consideration Goodwill
                   -----------                     --------- ------------- --------
Stadtwerke Kiel AG in Germany (Kiel AG)........... Jan. 2001    $  217       $158
Norweb Energi in the UK (a division of Norweb plc) Aug. 2000       496        926(a)
Fort Bend Communications, Inc. (b)................  May 2000       161        160
Optima Energy Pty Ltd (Optima)....................  May 2000       177         31
TXU Australia Gas................................. Feb. 1999     1,000        475

--------
(a) TXU Europe assumed certain of Norweb Energi's obligations, including its unfavorable power purchase agreements, and established reserves as necessary based on fair market value of the agreements.
(b) Transferred to the Pinnacle joint venture in August 2000 (see below).

   The following summary of unaudited pro forma consolidated results of TXU Corp. reflects the acquisition of Norweb Energi in 2000 and 1999 as though it occurred at the beginning of those years.

                                                       Year Ended December 31,
                                                       -----------------------
                                                          2000        1999
                                                         -------     -------
  Revenues............................................ $22,917     $18,898
  Operating income....................................   2,574       2,749
  Net income..........................................     937       1,030
  Earnings per share of common stock basic and diluted $  3.55     $  3.69

   Consolidated pro forma income and earnings per share for the years ended December 31, 2001 and 2000 reflecting all other acquisitions would not have differed significantly from reported results.

   Joint Ventures -- In August 2000, TXU Corp. formed a joint venture with third-party investors and contributed the stock of its telecommunications subsidiaries, including Fort Bend Communication Company, to Pinnacle One Partners, L.P. (Pinnacle or the joint venture) for a 50% voting interest and a distribution of approximately $600 million in cash. The third-party investors contributed $150 million for the remaining 50% voting interest. No gain or loss was recorded on the formation of the joint venture. TXU Corp.'s investment in the joint venture is accounted for using the equity method.

   For the year ended December 31, 2001, Pinnacle reported revenues of $209 million and incurred a net loss of $105 million, due primarily to interest expense on its senior secured notes. TXU Corp.'s equity in Pinnacle's losses for the year was $53 million, which is reflected in other income (deductions) - net. At December 31, 2001 Pinnacle had total assets of approximately $1.1 billion (including goodwill of $336 million) and liabilities of $1.1 billion, including long-term debt securities of $810 million issued at the time of Pinnacle's formation.

   In April 2000, TXU Europe and EDF London Investments plc, a subsidiary of Electricite de France, began operation of an equally-held joint venture named 24seven Utility Services Limited (24seven), for the management, operation and maintenance of their subsidiaries' respective electricity distribution networks. TXU Europe accounted for its investment in 24seven by the equity method of accounting. Employees of the joint venturers' subsidiaries, Eastern Electricity and London Electricity plc, were transferred to 24seven. In January 2002, TXU Europe sold its interest in 24seven as part of its sale of the UK electricity distribution (networks) business.

   Dispositions

   On January 18, 2002, TXU Europe completed the sale of its UK networks business, and its 50% interest in 24seven to London Electricity Group plc (LE Group) for $1.873 billion, consisting of a cash payment of $801 million and the assumption by LE Group of $1.072 billion aggregate principal amount of debt. TXU Europe recorded a loss of $125 million ($88 million after-tax) resulting from transaction costs on the sale in 2001, which is recorded in other income (deductions) -- net. The transaction resulted in approximately $1.9 billion of debt reduction, consisting of $1.072 billion of assumed debt and approximately $801 million of debt being repaid using the cash proceeds from the sale.

   In December 2001, US Holdings agreed to sell its Handley and Mountain Creek steam electric generating plants to Exelon Corp., for $443 million in cash. The Handley plant consists of five natural gas-fueled generating units in Fort Worth, Texas with a total plant capacity of 1,441 MW. The Mountain Creek plant in Dallas, Texas consists of five natural gas-fueled generating units with a total plant capacity of 893 MW. The transaction includes a purchase power and tolling agreement for TXU Energy Trading to purchase power during summer months for the next five years. The transaction is expected to be completed in early 2002.

   In December 2001, TXU Europe completed the sale of its 2,000 MW coal-fired West Burton power station to LE Group for $530 million in cash, including $64 million for operating fuel inventory.

   In October 2001, TXU Europe completed the transfer of its 380 MW Peterborough and 325 MW King's Lynn gas-fired generating stations in the UK to Centrica through leasing arrangements. The proceeds from the transfer were $259 million.

   In July 2001, TXU Europe completed the sale of its 1,000 MW coal-fired Rugeley generating station in the UK to International Power for $280 million. Cash received at closing was $94 million with the remaining cash proceeds from the sale received in January 2002.

   In April 2001, TXU Europe received net proceeds of $469 million from the sale of its 19.2% interest in Hidroelectrica del Cantabrico, SA (Hidrocantabrico), a Spanish power company, and recorded a pre-tax gain of $73 million. In the year ended December 31, 2000, TXU Europe incurred $11 million of costs associated with an uncompleted offer to acquire Hidrocantabrico. Both of these items are recorded in other income (deductions) -- net.

   In February 2001, TXU Europe sold its interest in the North Sea gas fields for $196 million. From the date of the sale through December 31, 2001, TXU Europe has received net cash proceeds of $154 million after settlement of certain outstanding issues, and recorded a net pre-tax gain of $9 million in other income (deductions) -- net.

   In May 2000, TXU Gas sold substantially all of the assets of its natural gas processing subsidiary for $105 million, resulting in a pre-tax gain of $53 million ($34 million after-tax). In May 2000, TXU Europe sold its metering business in the UK realizing a pretax gain of approximately $44 million
($31 million) after-tax. In addition, in August 2000, TXU Europe completed the sale of its interest in Severomoravska energetika, a.s. (SME), an Eastern European power company, for $76 million, realizing a pre-tax gain of approximately $30 million ($21 million after-tax). All of these sales have been recorded in other income (deductions) -- net.

   The investments in Hidrocantabrico and SME were previously accounted for as available-for-sale marketable equity securities, and the amount of holding gains that were previously recorded in other comprehensive income were reclassified as realized gains.

2.   SIGNIFICANT ACCOUNTING POLICIES

   Consolidation -- The consolidated financial statements include the accounts of TXU Corp. and its majority owned subsidiaries, including its business trusts, and are prepared in conformity with accounting principles generally accepted in the United States of America (US). All intercompany items and transactions have been eliminated in consolidation. Investments in businesses over which TXU Corp. does not maintain effective control, such as the Pinnacle joint venture, are generally accounted for under the equity method, and the assets and liabilities of such investees are therefore not reflected in the consolidated financial statements. The only significant unconsolidated entities are the Pinnacle joint venture and the companies established to purchase accounts receivable (see Notes 6 and 15). Certain previously reported amounts have been reclassified to conform to current classifications. All dollar amounts in the financial statements and notes to financial statements, except per share amounts, are stated in millions of US dollars unless otherwise indicated.

   Use of Estimates -- The preparation of TXU Corp.'s financial statements requires management to make estimates and assumptions about future events that affect the reporting and disclosure of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including mark-to-market valuation adjustments. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates during the current year.

   System of Accounts -- The accounting records of US Holdings have been maintained in accordance with the Federal Energy Regulatory Commission's (FERC) Uniform System of Accounts as adopted by the Commission. The regulated operations of TXU Gas are subject to the accounting requirements prescribed by the National Association of Regulatory Utility Commissioners.

   Regulatory Assets and Liabilities -- The financial statements of TXU Corp.'s regulated businesses (primarily its US electricity transmission and distribution and its US gas distribution operations) reflect regulatory assets and liabilities under cost-based rate regulation in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effect of Certain Types of Regulation." As a result of the 1999 Restructuring Legislation, the US electricity generation portion of TXU Corp.'s business no longer meets the criteria to apply regulatory accounting principles. Accordingly, application of SFAS No. 71 to the generation portion of the TXU Corp.'s business was discontinued as of June 30, 1999. Oncor's operations continue to meet the criteria for recognition of regulatory assets and liabilities.

   Investments -- TXU Corp. classifies all of its investments in marketable securities as available for sale. Available for sale securities are generally carried at fair value with the unrealized gains and losses reported in other comprehensive income (loss). Declines in fair value that are other than temporary are reflected in other income (deductions) -- net. Deposits in an external trust fund for nuclear decommissioning are carried at fair value in the balance sheet in other investments with the changes in fair value recorded as a liability, to reflect the statutory nature of the trust (see Note 15 - Nuclear decommissioning).

   Goodwill -- Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed for each company acquired and was amortized over a range of 20 to 40 years. Goodwill amortization ceased after December 31, 2001 and is subject to an impairment-based review procedure. (See Changes in Accounting Standards below.)

   Property, Plant and Equipment -- US electric and gas utility plant is stated at original cost less certain regulatory disallowances. The cost of transmission and distribution (T&D) property additions to

US electric (and generation property additions prior to July 1, 1999) and gas utility plant includes labor and materials, applicable overhead and payroll-related costs and an allowance for funds used during construction. Generation property additions subsequent to July 1, 1999 and other property, including non-US property, are stated at cost.

   Interest Capitalized and Allowance For Funds Used During Construction (AFUDC) -- AFUDC is a cost accounting procedure whereby amounts based upon interest charges on borrowed funds and a return on equity capital used to finance construction are added to utility plant being constructed. Prior to July 1, 1999, AFUDC was capitalized for all expenditures for ongoing construction work in progress and nuclear fuel in process not otherwise included in rate base by regulatory authorities. As a result of the 1999 Restructuring Legislation, effective July 1, 1999, recording of AFUDC ceased on construction work in progress of generation assets and only interest was capitalized during construction. Interest and AFUDC related to debt for subsidiaries that still apply SFAS No. 71 are capitalized as a component of projects under construction and will be amortized over the assets' estimated useful lives.

   Valuation of Long-Lived Assets -- TXU Corp. evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of long-lived assets would be considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily by available market valuations or, if applicable, discounted cash flows. (See Changes in Accounting Standards below.)

   As a result of the 1999 Restructuring Legislation, in 1999, US Holdings performed an impairment analysis of generation assets under the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires a company to forecast future net cash flows from operating an asset, on an undiscounted basis excluding carrying costs, and to compare the sum of those cash flows with the net carrying value of the asset. Under this test, no impairment existed for accounting purposes.

   Derivative Instruments -- See Changes in Accounting Standards below for a discussion of the change in accounting for derivatives that became effective January 1, 2001 and Note 3 for a more detailed description. TXU Corp. and its domestic and international subsidiaries enter into derivative instruments, including options, swaps, futures, forwards and other contractual commitments, for trading and non-trading purposes in order to manage market risks related to changes in interest rates, foreign currency exchange rates and commodity prices.

   The impact of changes in the market value of the effective portion of any derivative instruments designated and documented as accounting hedges is deferred in the balance sheet and recognized in earnings when the hedged transactions are realized, and the ineffective portion is recognized in earnings.

   Prior to adoption of SFAS No. 133 in January 2001, gains and losses on non-trading derivative instruments effective as hedges were deferred and recorded as a component of the underlying transaction when settled. Also, the energy trading businesses in the US, Europe and Australia used mark-to-market accounting for their trading activities, which is consistent with the required accounting under SFAS No. 133 for trading transactions that are derivatives. If a derivative contract meets the criteria for the normal purchase or sale exception, TXU Corp. can elect not to treat it as a derivative. The use of the normal purchase or sale exemption and the hedge accounting designation are elections that can be made by management if certain strict criteria for derivatives are met and documented.

   Operating Revenues -- TXU Corp. records revenue for retail and other energy sales and services under the accrual method. However, the fair market values of sales contracts determined to be derivative instruments and not designated as normal sales under SFAS No. 133 are recognized upon inception under mark-to-market accounting. Unrealized mark-to-market valuations are recorded net as revenues. Electricity and gas sales revenues that are recognized when services are provided to customers on the basis of periodic cycle meter readings include an estimated accrual for the value of electricity and gas provided from the meter reading date to the end of the period. Energy trading revenues are recorded using the mark-to-market method of accounting.

   The financial statements presented reflect adjustments to revenues in the US Electric segment for over/under recovered fuel costs. To the extent fuel costs incurred exceeded regulated fuel factor amounts included in customer billings, US Electric has recorded revenues on the basis of its ability and intent to obtain regulatory approval for rate surcharges on future customer billings to recover such amounts. Conversely, to the extent fuel costs incurred have been less than amounts included in customer billings, revenues have been reduced on the basis that US Electric has been required to adjust rates in future customer billings. Following deregulation of the Texas market, fuel factor amounts will, if necessary, be applied prospectively; consequently, recorded revenues will no longer reflect such fuel cost adjustments.

   Mark-to-Market Accounting -- In accordance with Emerging Issues Task Force
(EITF) Issue No. 98-10, TXU Corp. accounts for its energy trading activities using the mark-to-market method of accounting. SFAS No. 133 also requires mark-to-market accounting for derivatives unless the normal purchase or sale exception or hedge accounting are elected. Under the mark-to-market method, energy-related trading contracts and derivative instruments are recorded at current fair value on the balance sheet as either energy trading assets or liabilities, and any unrealized gains or losses resulting from period-to-period changes in the current fair values are recorded net in revenues. TXU Corp. values its portfolio of energy-related trading contracts, which include volumetric forecasts, and derivative instruments at current market prices, commonly referred to as forward price curves. Such market prices normally are based on independent broker quotes and other trading information and are validated routinely under TXU Corp.'s risk management control policies. The availability of quoted market prices is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and location of delivery. In the absence of quoted market prices, forward price curves are developed based on the available trading information or through the use of standard accepted modeling techniques based on market fundamentals (e.g., supply/demand, replacement cost, etc.).

   All trading positions are marked initially to the mid-point of the bid/ask spread (the mid-market value) discounted using a risk-free interest rate. Liquidity valuation adjustments are recorded as reductions of the mid-market value of open positions and increase as liquidity decreases. In computing the liquidity valuation adjustments, each market (or curve) is split into liquid and illiquid portions. The liquid portion varies by region, time period and commodity. Generally, the liquid period is supported by broker quotes and frequent trading activity. In illiquid periods, normally little or no market information exists, and the fair value is generally estimated through market modeling techniques. However, as a matter of policy, TXU Corp. generally does not recognize any income or loss from these illiquid periods.

   A performance reserve is also established for costs to complete transactions and for various administrative and overhead costs associated with settling the contracts in the future, such as risk management, scheduling and accounting. In addition, a credit reserve is recorded to allow for the risk that the value of contracts may not be collected from the counterparties. Mark-to-market valuation adjustments and reserves (liquidity, performance and credit) are reflected in TXU Corp.'s balance sheet as a reduction in the value of the energy trading asset.

   Foreign Currency Translation -- The assets and liabilities of non-US operations denominated in local currencies are translated at rates in effect at year end. Revenues and expenses are translated at average rates for the applicable periods. Generally, local currencies are considered to be the functional currency, and adjustments resulting from such translation are included in other comprehensive income (loss).

   Depreciation of Property, Plant and Equipment -- Depreciation of TXU Corp.'s property, plant and equipment is generally calculated on a straight-line basis over the estimated service lives of the properties. Depreciation also includes an amount for decommissioning costs for US Holdings' nuclear powered electric generating station (Comanche Peak), which is being accrued over the lives of the units. Consolidated depreciation as a percent of average depreciable property for TXU Corp. approximated 3.1% for 2001, 3.2% for 2000 and 3.6% for 1999.

   Amortization of Nuclear Fuel -- The amortization of nuclear fuel in the reactors (net of regulatory disallowances) is calculated on the units-of-production method and is included in nuclear fuel expense.

   Income Taxes -- TXU Corp. and its US subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Investment tax credits are amortized to income over the estimated service lives of the properties. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Certain provisions of SFAS No. 109, "Accounting for Income Taxes", provide that regulated enterprises are permitted to recognize deferred taxes as regulatory tax assets or tax liabilities if it is probable that such amounts will be recovered from, or returned to, customers in future rates.

   Income Taxes on Undistributed Earnings of Non-US Subsidiaries -- TXU Corp. intends to reinvest the earnings of its non-US subsidiaries into those businesses. Accordingly, no provision has been made for taxes which would be payable if such earnings were to be repatriated. Upon distribution of these earnings in the form of dividends or otherwise, TXU Corp. may be subject to US income taxes and foreign withholding taxes. It is not practicable, however, to estimate the amount of taxes that may be payable on the eventual remittance of these earnings.

   Gains/Losses on Extinguishments of Debt -- Gains and losses on reacquired debt are recognized in the Statement of Income as incurred in accordance with SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt ", unless these costs will be recovered from customers through regulated cash flows. In that case, these gains or losses are deferred and recorded as a regulatory asset and amortized to interest expense over the period approved for ratemaking purposes.

   Earnings Per Share -- Basic earnings per share applicable to common stock are based on the weighted average number of common shares outstanding during the year. Diluted earnings per share include the effect of potential common shares resulting from the assumed exercise of all outstanding stock options and settlement of forward stock purchase agreements. For the years ended December 31, 2001, 2000 and 1999; 235,449: 447,827 and 193,194 shares, respectively, were added to the average shares outstanding.

   Additional dilution of earnings per share would result for common stock associated with 7,089,898 shares of common stock in connection with equity-linked debt securities issued in 1998 if the strike price of $49.19 per share falls below the average market price for the period. Additional dilution of earnings per share would result for common stock associated with 17,960,000 shares of common stock of equity-linked debt securities issued in 2001 if the strike price of $55.68 per share falls below the average market price for the period.

   Cash Equivalents -- For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

   Changes in Accounting Standards -- On January 1, 2001, TXU Corp. adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No. 138. (See Note 3 to Financial Statements.)

   SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", became effective for TXU Corp. for transfers on or after April 1, 2001. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires additional disclosures, which have been incorporated in the financial statements. The adoption of SFAS No. 140 did not affect reported results.

   SFAS No. 141, "Business Combinations", became effective for TXU Corp. on July 1, 2001. SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated and completed after June 30, 2001 and eliminates the use of the pooling-of-interests method.

   SFAS No. 142, "Goodwill and Other Intangible Assets", became effective for TXU Corp. on January 1, 2002. SFAS No. 142 requires, among other things, the allocation of goodwill to reporting units based upon the current fair value of the reporting units and the discontinuance of goodwill amortization. The amortization of TXU Corp.'s existing goodwill ($220 million annually) ceased effective January 1, 2002.

   In addition, SFAS No. 142 requires completion of a transitional goodwill impairment test within six months from the date of adoption. It establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Any goodwill impairment loss during the transition period will be recognized as the cumulative effect of a change in accounting principle. Subsequent impairments will be recorded in operations.

   As part of its implementation effort to adopt SFAS No. 142, TXU Corp. is in the process of determining its reporting units as defined by SFAS No. 142, the fair value of those reporting units and the allocation of goodwill to those reporting units.

   SFAS No. 143, "Accounting for Asset Retirement Obligations", will be effective for TXU Corp. on January 1, 2003. SFAS No. 143 requires the recognition of a fair value liability for any retirement obligation associated with long-lived assets. The offset to any liability recorded is added to the previously recorded asset and the additional amount is depreciated over the same period as the long-lived asset for which the retirement obligation is established. SFAS No. 143 also requires additional disclosures. TXU Corp. will change its accounting for nuclear decommissioning costs to conform to the new standard.

   SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", became effective for TXU Corp. on January 1, 2002. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121.

   For standards not yet adopted, TXU Corp. is evaluating the potential impact on its financial position and results of operations.

3.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   SFAS No. 133 became effective for TXU Corp. on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recognition of derivatives in the balance sheet and the measurement of those instruments at fair value. Changes in the fair value of derivatives are recorded in earnings, unless (i) the normal purchase or sale exception or (ii) hedge accounting is elected.

   TXU Corp. and its subsidiaries enter into derivative instruments, including options, swaps, futures, forwards and other contractual commitments for both non-trading and trading purposes. TXU Corp. and its domestic and international subsidiaries enter into derivative instruments for non-trading purposes in order to manage market risks related to changes in interest rates, foreign currency exchange rates and commodity prices.

   TXU Corp. has designated, documented and assessed accounting hedge relationships which mostly resulted in cash-flow hedges that require TXU Corp. to record the derivative assets or liabilities at their fair value on its balance sheet with an offset in other comprehensive income. Hedge ineffectiveness is recorded in earnings. Amounts are removed from other comprehensive income as the underlying transactions occur.

   TXU Corp. utilizes treasury derivative instruments (i.e., interest rate swaps, cross currency swaps, etc.) in order to manage its exposures to changes in interest rates and foreign currency exchange rates. TXU Corp. generally designates and uses hedge accounting for these treasury instruments.

   TXU Corp. and its subsidiaries have numerous investments in foreign subsidiaries, and the net assets and earnings of these subsidiaries are exposed to currency exchange-rate volatility. TXU Corp. and its subsidiaries have not entered into derivative transactions to hedge their material net investments in foreign operations, but subsidiaries have used foreign currency-denominated debt as the hedge. TXU Corp. and its subsidiaries enter into currency swaps, options and forwards, where appropriate, to manage foreign currency exposure.

   TXU Corp. enters into physical and financial contracts to hedge market risks and exposures to prices of electricity, natural gas and fuel utilized for its generation assets and certain forecasted purchases and sales of power. TXU Corp. uses hedge accounting for these non-trading commodity transactions.

   In 2001 TXU Corp. began entering into contracts with large commercial and industrial customers for electricity deliveries following deregulation of the electricity markets in Texas which began January 1, 2002. The contracts for such deliveries are derivatives; accordingly, these contracts were accounted for on the mark-to-market accounting method in 2001. Due to the highly competitive nature of the large US commercial and industrial customer base, TXU Corp. manages these commodity sales contracts through its energy trading operations. Due to the nature of these contracts, unrealized gains of $88 million were recognized on origination pursuant to SFAS No. 133, and have been included with energy trading assets. An additional $38 million in origination gains were recorded in 2001 primarily related to commercial and industrial retail contracts for sales of natural gas, but $31 million in gains were realized within the year, as the majority of the contracts are short-lived.

   Financial Summary -- TXU Corp. formally documents all relationships between accounting hedge instruments and hedged items, as well as its risk-management objective and strategy for undertaking various accounting hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The maximum term over which TXU Corp. hedges its exposure to the variability of future cash flows (for all forecasted transactions, excluding interest payments on variable-rate debt) is six years.

   In accordance with the transition provisions of SFAS No. 133, TXU Corp. recorded, as of January 1, 2001, a cumulative effect of $132 million after-tax as a decrease to other comprehensive income to recognize the fair value of all derivatives effective as cash-flow hedging instruments, mostly related to derivatives of TXU Europe. For the period from transition to December 31, 2001, $193 million of net losses were reclassified into earnings, substantially all of which related to the cumulative net losses at transition plus the related changes in fair value up to the dates of reversal.

   Essentially all of the terms of TXU Corp.'s derivatives which have been designated as accounting hedges match the terms of the underlying hedged items. TXU Corp. experienced net hedge ineffectiveness of $3 million for the year ended December 31, 2001. This amount was reported as interest expense ($1 million) and as a gain in revenues ($4 million) and represented the total ineffectiveness of all cash-flow hedges.

   With the implementation of the New Electricity Trading Arrangements (NETA) in the UK in March 2001, most of TXU Europe's derivative contracts used to hedge exposure to changes in Pool prices were renegotiated into bilateral contracts. Prior to NETA, these contracts, had been designated as cash flow hedges. The renegotiated bilateral contracts qualify as a normal purchase contracts. In April 2001, the Financial Accounting Standards Board (FASB) finalized a conclusion that contracts with volume optionality do not qualify for the normal purchase or sale exception. As a result, certain of TXU Europe's gas option contracts have been accounted for as derivatives since July 1, 2001 in accordance with the transition provisions of such revised guidance, resulting in a net charge of $5 million as a cumulative effect of this change recorded in other income (deductions) -- net.

   Subsequently, the FASB approved a number of implementation issues regarding the normal purchase or sale exception. One of the issues applied exclusively to the electric industry and provided for the normal purchase or sale exception under specific circumstances. Under the new guidance, certain of TXU Europe's electricity contracts qualify for the normal purchase or sale exception from July 1, 2001, thus removing them from SFAS No. 133 classification as derivatives.

   As of December 31, 2001, it is expected that $45 million after-tax of net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings (which would otherwise exist) is mitigated through the use of cash flow hedges.

   Capacity Auction -- The form of contract entered into as a result of the capacity auction required by the 1999 Restructuring Legislation is a derivative pursuant to SFAS No. 133. These contracts have not been designated as accounting hedges and did not have significant mark-to-market value at December 31, 2001.

4.  RESTRUCTURING OF THE ELECTRIC UTILITY INDUSTRY IN TEXAS

   1999 Restructuring Legislation -- Legislation passed during the 1999 session of the Texas Legislature restructured the electric utility industry in Texas and provided for a transition to competition. Among other matters with accounting consequences, the legislation:

  . provided that by January 1, 2002, each electric utility had to separate (unbundle) its business into the following units: a power generation company, a retail electric provider (REP) and a transmission and distribution (T&D) company or separate T&D companies;

  . authorized competition beginning January 1, 2002 in the retail and generation markets for electricity;

  . provides for the recovery of generation-related regulatory assets and generation-related and purchased power-related costs that are in excess of market value (stranded costs);*

  . provides for a "true up" in 2004 of stranded costs based on market determinations;*

  . required a rate freeze, excluding cost of fuel, for all retail customers until January 1, 2002 and requires certain rate reductions and a price to beat for residential and small commercial customers for up to five years thereafter;

  . provided that earnings in excess of a regulatory earnings cap be used as mitigation (reduction) to the cost of nuclear production assets;*

  . provides that wholesale revenues for 2002 and 2003 be based on the Excess Cost Over Market (ECOM) model*;

  . provides for a reduction in T&D rates (as a retail clawback) in certain circumstances described below; *

  . provides that costs associated with nuclear decommissioning obligations continue to be recovered from retail customers as a non-bypassable charge until the units are decommissioned.
--------
* The application of these provisions to TXU Corp. will change in the event the settlement plan proposed to the Commission is approved. See Regulatory Settlement Plan below.

   Regulatory Settlement Plan -- On December 31, 2001, US Holdings filed a settlement plan with the Commission that, if approved, will resolve all major pending issues related to US Holdings' transition to competition and will supersede certain ongoing proceedings discussed below that are related to the 1999 Restructuring Legislation. The settlement plan has the endorsement of the major customer groups in the State of Texas. Parties to the settlement include the Commission staff, the Office of Public Utility Counsel, the coalition of cities served by Oncor, Texas Industrial Energy Consumers, Texas Retailers Association, and a new retail electric provider for the state. The settlement, does not remove regulatory oversight of Oncor's business nor does it eliminate TXU Energy's price-to-beat rates and related possible fuel adjustments described below. The settlement must be approved by the Commission, which has held a hearing on it and is awaiting briefs from the parties. US Holdings is unable to predict the outcome of these proceedings.

   Among other things, the settlement plan resolves T&D rates, the true-up in 2004 of stranded costs, securitization of regulatory assets, collection of current unrecovered fuel costs, reconciliation of 31/2 years of fuel expenses and the retail and wholesale clawbacks.

   The major terms of the settlement plan are:

  . Transmission and Distribution Rates -- In 2002, Oncor will implement an excess mitigation credit (EMC) in the amount of $350 million (plus interest), applied over a two-year period as a reduction to T&D rates charged to REPs. This amount reflects resolution of stranded cost mitigation, approximately $8.2 billion of fuel costs covering the period of July 1998 through 2001, the unrecovered fuel balance at December 31, 2001, and other items.

  . Stranded Cost Resolution -- TXU Energy's stranded costs are fixed at zero, including resolution of amounts related to its repurchase of minority owner interests in the Comanche Peak nuclear generating station, recovery of certain environmental improvement costs and elimination of the 2004 true-up proceedings.

  . Regulatory Asset Securitization -- Oncor will receive a financing order authorizing it to issue securitization bonds in the aggregate amount of $1.3 billion to recover generation-related regulatory assets. The settlement provides that there will be an initial issuance of securitization bonds in the amount of up to $500 million upon approval of the settlement followed by a second issuance for the remainder after 2003. This settlement resolves all issues related to generation - related regulatory assets and liabilities.

  . Retail Clawback -- The retail clawback provision was included in the 1999 Restructuring Legislation to serve as an incentive for the affiliated REP of the utilities to actively compete for customers outside their traditional service areas. In the event that TXU Energy's affiliated REP retains more than 60 percent of its residential and small commercial customers after the first two years of competition, the amount of the retail clawback credit will be equal to:

    . the number of residential and small commercial customers retained by TXU Energy in its traditional service area on January 1, 2004;

    . less the number of new customers TXU Energy adds outside of its traditional service territory by January 1, 2004;

    .  multiplied by $90.

  . This determination will be made separately for the residential and small commercial classes and compares to the $150 per customer limit contained in the 1999 Restructuring Legislation. The credit will be applied to Oncor's rates over a two-year period beginning January 1, 2004.

  . Lawsuit and Regulatory Proceeding Resolution -- The parties agree to seek dismissal of a number of currently pending and planned lawsuits, as well as regulatory proceedings, including Docket No. 22652. (See Regulatory Disallowances.)

   TXU Corp. recorded a $154 million (after-tax) extraordinary charge in the fourth quarter of 2001 as a result of settlement related items and debt refinancing. (See Note 5.)

Implementation of the 1999 Restructuring Legislation

   As noted in the appropriate sections of the following discussion, the settlement plan filed with the Commission by US Holdings, if adopted, will result in final determination concerning certain provisions of the legislation.

   If the settlement plan is not approved, certain other proceedings discussed below will not be resolved.

   Stranded Cost True-up (see Regulatory Settlement Plan above) -- The 1999 Restructuring Legislation requires each T&D utility, its affiliated REP, and its affiliated power generation company to jointly file to finalize stranded costs and to reconcile those costs with the estimate of stranded costs developed in the unbundled cost of service proceeding conducted during 2000-2001, such as US Holdings' Docket No. 22350. Such a true-up proceeding will be filed after January 10, 2004, on a schedule and under procedures to be determined by the Commission. Any resulting stranded costs will be collected for TXU Energy through the non-bypassable delivery charges of Oncor, unless the regulatory settlement plan described above is approved, in which case, this filing is not required.

   For the purposes of determining the final stranded cost figure, the 1999 Restructuring Legislation requires TXU Energy to quantify the market value of its generation assets, and hence its stranded costs, using one or more of the following methods: (i) sale of assets, (ii) stock valuation, (iii) partial stock valuation, (iv) exchange of assets or (v) ECOM.

   Any true-up proceeding would also require:

  . TXU Energy to reconcile, and either credit or bill to Oncor (and Oncor to credit or bill T&D customers), any difference between the price of power determined through the capacity auction process conducted pursuant to the Commission's requirements and the power cost projections that were employed for the same time period in the ECOM model to estimate stranded costs in the Docket No. 22350 proceeding. This reconciliation (wholesale clawback) generally would affect all of TXU Energy's generation revenues for the period 2002-2003.

  . TXU Energy to reconcile and credit to Oncor (and Oncor to credit T&D customers) any positive difference between the price to beat, reduced by the non-bypassable delivery charge, and the prevailing market price of electricity during the same time period to the extent that the price to beat exceeded the market price of electricity. This reconciliation (retail clawback) for the applicable customer class is not required if 40% of the electric power consumed by customers in that class is supplied by competing REPs before January 1, 2004. If a reconciliation is required, the amount credited cannot exceed an amount equal to the number of residential or small commercial customers served by Oncor that are buying electricity from TXU Energy at the price to beat on January 1, 2004, minus the number of new customers obtained outside the service area, multiplied by $150; and

  . the Commission to conduct a review, to the extent any amount of regulatory assets included in a transition charge or competition transition charge had not been previously approved by the Commission, to determine whether these regulatory assets were appropriately calculated and constituted reasonable and necessary costs. If the Commission finds that the amount of regulatory assets is subject to modification, a credit or other rate adjustment will be made to Oncor's non-bypassable delivery rates.

   Stranded Cost Recovery (see Regulatory Settlement Plan above) -- In October 1999, US Holdings filed an application with the Commission for a financing order (Docket No. 21527) to permit the issuance by a special purpose entity of $1.65 billion of transition bonds secured by payments in the form of a non-bypassable charge from retail customers. On May 1, 2000, the Commission signed a final order rejecting US Holdings' request for the $1.65 billion and authorized only $363 million. US Holdings filed an appeal on May 2, 2000, with the Travis County, Texas District Court. On September 7, 2000, the District Court issued a final judgment that reversed part of the Commission's financing order, affirmed other aspects of the Commission's financing order, and ordered the case remanded to the Commission for further proceedings consistent with the judgment. US Holdings and various other parties appealed this judgment directly to the Supreme Court of Texas. On June 6, 2001, the Supreme Court of Texas issued what US Holdings believes is a favorable ruling that should allow Oncor to issue transition bonds of approximately $1.3 billion. On October 18, 2001, the Supreme Court remanded the case to the Commission for determination of the final amount of permitted securitization. The Commission has begun the remand proceeding (Docket No. 24892). US Holdings cannot predict when it will be completed, but is prepared to move quickly in connection with the issuance of transition bonds once a final financing order is issued by the Commission. In connection with the Regulatory Settlement Plan described above, Docket No. 24892 has been consolidated into that proceeding and Docket No. 24892 has been closed.

   On June 6, 2001, the Texas Supreme Court affirmed the judgment of the Travis County, Texas District Court denying an appeal and finding that the securitization provisions are constitutional.

   Mitigation (see Regulatory Settlement Plan above) -- From January 1, 1998 through June 30, 1999, earnings of $170 million in 1998 and $52 million in 1999 in excess of the regulatory earnings cap (mitigation) were recorded as additional depreciation of nuclear production assets. Effective July 1, 1999, following the 1999 Restructuring Legislation, all of US Holdings' and TXU SESCO Company's earnings in excess of the regulatory earnings cap of $92 million in 1999, $310 million in 2000 and $40 million in 2001 were recorded as a reduction of revenues, with a corresponding regulatory liability recorded.

   On June 4, 2001, the Commission issued an interim order that addressed Oncor's charges for T&D service when retail competition would begin. Among other things, that interim order and subsequent final order issued on October 3, 2001, required Oncor to reduce rates (which will necessitate a corresponding reimbursement from TXU Energy), over the period from 2002-2008, both the 1998-2000 earnings in excess of the regulatory earnings cap and an estimate of the 2001 earnings in excess of the regulatory earnings cap. On June 20, 2001, US Holdings filed a petition with the Texas Supreme Court, requesting that the Court issue a writ of mandamus compelling the Commission to vacate the portions of its orders that require US Holdings to halt mitigation of stranded costs and reverse the stranded cost mitigation already taken. On December 31, 2001, the Supreme Court of Texas denied the petition. The Commission's decision continues to be under appeal to the Travis County, Texas District Court.

   On July 31, 2001, the staff of the Commission notified US Holdings and the Commission that it disagreed with US Holdings' computation of the level of earnings in excess of the regulatory earnings cap for calendar year 2000. The Commission's staff disagrees with US Holdings' adjustment that removed $298 million of deferred federal income tax liability associated with under-recovered fuel. On August 13, 2001, the Commission issued an order adopting the staff position. US Holdings disagrees with the Commission's decision and has appealed it to the Travis County, Texas, District Court. If the appeal is not successful, TXU Energy will record an after-tax charge of $23 million.

   Fuel Cost Recovery (see Regulatory Settlement Plan above) -- US Holdings' eligible fuel costs incurred through December 31, 2001 will be recoverable through fixed fuel factors, and to the extent such costs are not recovered by that date, through the true-up process. At December 31, 2001, US Holdings had unrecovered fuel costs plus related interest deferred of $329 million and the balance, plus additional accrued interest, is expected to be recovered through the true-up process.

   TXU Energy is required to file in 2002 with the Commission for final reconciliation of its eligible fuel costs in a proceeding in which it has the burden of proving that fuel costs under review were reasonable and necessary to provide reliable electric service, that it has properly accounted for its fuel-related revenues, and that fuel prices charged to the utility by an affiliate were reasonable and necessary and not higher than prices charged for similar items by such affiliate to other affiliates or nonaffiliates. This final reconciliation will cover the period from July 1998 through December 2001, during which US Holdings incurred about $8.2 billion of reconcilable fuel costs. Management believes all costs are recoverable; however, should there be any disallowances by the Commission, these will be the responsibility of TXU Energy.

   Regulatory Disallowance (see Regulatory Settlement Plan above) -- The Commission's final order in connection with US Holdings' January 1990 rate increase request (Docket No. 9300) was ultimately reviewed by the Texas Supreme Court. As a result, an aggregate of $909 million of disallowances with respect to US Holdings' reacquisitions of minority owners' interests in Comanche Peak, which had previously been recorded as a charge to earnings, was remanded to the District Court with instructions that it be remanded to the Commission for reconsideration on the basis of a prudent investment standard. On remand, the Commission also was required to reevaluate the appropriate level of US Holdings' construction work in progress included in rate base in light of its financial condition at the time of the initial hearing. On June 9, 2000, the District Court's order of remand was filed with the Commission, and the Commission has assigned the remand proceeding Docket No. 22652. A final decision is expected in 2002.

5.  EXTRAORDINARY ITEMS

   Loss on reacquisition of debt -- As a result of the debt restructuring and refinancings in the fourth quarter of 2001 TXU Corp. recorded an extraordinary loss of $97 million (after-taxes of $52 million) for the early reacquisition of debt related to TXU Energy by US Holdings.

   Loss on settlement -- As a result of the Regulatory Settlement Plan submitted to the Commission for approval of outstanding unbundling issues (see
Note 4 to Financial Statements), TXU Corp. recorded an extraordinary loss of $57 million (after-taxes of $63 million) in the fourth quarter of 2001 to reflect the effect of settlement items that are no longer probable of recovery. The settlement related items include unrecovered fuel cost, all remaining generation-related regulatory assets and regulatory liabilities that are not subject to recovery through the issuance of securitization bonds, and the excess cost over market of certain purchased power contracts.

6.  SHORT-TERM FINANCING

   At December 31, 2001, TXU Corp. had outstanding short-term borrowings consisting of commercial paper of $853 million and bank borrowings of $2,369 million. During the years 2001 and 2000, TXU Corp.'s average amounts outstanding for short-term borrowings were $2,970 million and $3,451 million, respectively. Weighted average interest rates on short-term borrowings were 3.91% and 6.97% at December 31, 2001 and 2000, respectively.

   At December 31, 2001, TXU Corp. and its subsidiaries had short-term facilities available as follows:

                                                                               Borrowings Under Facilities at
                                                                                     December 31, 2001
                                                                               ---------------------------
                                                                               Facility
Facility                                Expiration Date       Borrowers         Limit   Outstanding Unused
--------                                --------------- ---------------------- -------- ----------- ------
US Credit Agreements Facility A (a)....   April 2002    TXU Corp., US Holdings  $1,400     $ --     $1,400
US Credit Agreements Facility B (a) (b)  February 2005  TXU Corp., US Holdings   1,400       --        932(b)
US Credit Facility.....................    June 2002    TXU Corp.                  700      700         --
Revolving Credit Facilities --
   Tranche A (c).......................  November 2006  TXU Europe               1,160      854        306
   Tranche C (d).......................  January 2002   TXU Europe                 870      813         57
Senior Facility........................       N/A       TXU Australia              905      859         46
Subordinated Acquisition Facility......       N/A       TXU Australia              211      211         --
Working Capital Facilities.............       N/A       TXU Australia               51       32         19

--------
(a) US Holdings' borrowings under both facilities are limited to an aggregate amount outstanding at any one time of $2 billion. US Credit Agreements primarily support commercial paper borrowings of TXU Corp.
(b) At December 31, 2001, letters of credit outstanding under this agreement totaled $468 million, which effectively reduces the unused capacity by that amount.
(c) Outstanding borrowings were $275 million reflected in short-term notes payable-banks and $579 million reflected in long-term debt. The short-term borrowing was repaid in January 2002 with proceeds received from a UK plant sale.
(d) Tranche C was a bridge facility repaid and cancelled on January 21, 2002 in connection with the sale of the UK networks business. (See Note 7).

   Other short-term bank borrowings at December 31, 2001 consisted of TXU Europe's borrowings under its accounts receivable financing facility that is collateralized by future receivables of a subsidiary through a short-term note issue arrangement as noted below; a $45 million Euro term loan-facility with a commercial bank to fund the investment in Arto Oyj; and various other short-term borrowings mainly to provide working capital needs.

   Europe -- Revolving Credit Facilities Agreement -- In connection with the sale of its UK networks business, TXU Europe terminated the Sterling Credit Agreement, with all borrowings repaid along with associated interest, and immediately replaced it with a new Revolving Credit Facilities Agreement, dated November 19, 2001. There are three tranches in this facility. Tranche A is a multi-currency, (Pounds)800 million five-year revolver which allows for short-term borrowings and the extension to a long- term basis. Tranche B was a (Pounds)230 million standby facility that was not drawn upon and has been cancelled. Tranche C was a (Pounds)600 million short-term bridge facility which was repaid and cancelled in January 2002 upon receipt of proceeds from the UK networks sale. As of December 31, 2001, the outstanding borrowings under this facility were as follows: short-term--Tranche A - (Pounds)190 million ($275 million) at 4.72% per annum (repaid in January 2002 with proceeds from a plant sale) and Tranche C - (Pounds)560 million ($813 million) at 4.70% per annum (also repaid in January 2002); long-term - Tranche A - (Pounds)399 million ($579 million) of various currency loans due 2006.

   Sale of Receivables -- TXU Corp., through its subsidiaries, has several facilities to provide financing through customer accounts receivable. All of the facilities continually sell customer accounts receivables or undivided interests therein to financial institutions on an ongoing basis to replace those receivables that have been collected.

   Prior to January 1, 2002, TXU Gas and US Holdings sold certain customer accounts receivable to a wholly-owned bankruptcy remote subsidiary of TXU Corp. (TXU Receivables Company) which sells undivided interests in accounts receivable it purchases to financial institutions. As of January 1, 2002, the program was amended to terminate US Holdings' participation and to add TXU Energy Retail Company LP, TXU SESCO Energy Services Company and Oncor Electric Delivery Company as qualified originators of accounts receivable under the program. TXU Receivables Company may sell up to an aggregate of $600 million in undivided interests in the receivables purchased from the originators under the program. As of December 31, 2001, TXU Gas had sold $111 million and US Holdings had sold $812 million face amount of receivables to TXU Receivables Company under the program in exchange for cash of $500 million and $414 million in subordinated notes, with $9 million representing costs of the program since inception in August 2001. Annualized costs of the program approximated 3.7% of the cash proceeds from the receivables sales. As of December 31, 2000, TXU Gas had received cash of $100 million and US Holdings had received cash of $500 million for receivables sold under a prior facility. The subordinated notes receivable from TXU Receivables Company are included in accounts receivable in the consolidated balance sheet.

   At December 31, 2001, accounts receivable of TXU Europe were reduced by (Pounds)181 million ($263 million) under a program with a commercial bank, and (Pounds)108 million ($157 million) of future receivables sold were reflected as other short-term loans on the balance sheet. The short-term loan amounts bear interest at an annual rate, which was 4.13% at December 31, 2001, based on commercial paper rates plus a margin. The program was amended in the third quarter of 2001 and the overall limit was reduced to (Pounds)300 million.

7.  LONG-TERM DEBT

                                                                            December 31,
                                                                          ----------------
                                                                           2001     2000
                                                                          -------  -------
US Holdings:
  First mortgage bonds:
    Fixed rate (6.25% to 8.875% due 2002 to 2025)........................ $ 1,978  $ 2,251
    Floating rate (6.725% due 2003) (a)..................................     400      575
  Pollution control series:
   Brazos River Authority:
    Fixed rate (4.25% to 5.75% due 2029 to 2036).........................   1,042      863
    Taxable series (2.0% to 2.02% due 2023 to 2036)......................     310       89
    Variable rate (1.6% to 1.75% due 2032 to 2034) (b)...................      66      467
   Sabine River Authority of Texas:
    Fixed rate (4.0% to 6.45% due 2021 to 2030)..........................     319      199
    Taxable series (2.02% due 2036) (b)..................................      57      181
   Trinity River Authority of Texas:
    Fixed rate (4.9% to 5.0% due 2027 to 2028) (b).......................      51       51
  Secured medium-term notes, fixed rate (6.47% to 9.7% due 2002 to 2003).      87      159
  Debt assumed for purchase of utility plant (c).........................     144      148
  Floating rate debentures (3.639% due 2003).............................   1,500       --
  7.17% senior debentures due 2007.......................................      10      300
  Junior subordinated debentures (3.03% to 8.175% due 2007 to 2008)......      10       --
TXU Gas:
  Remarketed reset notes due 2008 (d)....................................     125      125
  Putable asset term securities (7.625% due 2002)........................     200      200
  Senior notes (6.25% to 7.125% due 2003 to 2005)........................     425      425
TXU Europe:
  Bonds (6.45% to 8.75% due 2002 to 2029)................................   1,325    1,426
  EURO medium-term note program (7.00% to 7.25% due 2005 to 2030)........     836    1,010
  Senior notes (6.15% to 7.55% due 2002 to 2027) (e).....................   2,000    2,000
  Rent factoring agreement...............................................      --      284
  Capital leases (See Note 15)...........................................      10      876
  Revolving credit facility (f)..........................................     579       --
  Sterling credit facilities (f).........................................      --    1,451
  Other long-term debt...................................................     938      694
TXU Australia:
  Floating rates notes (7.08% to 7.20% due 2003 to 2007) (g).............     156      171
  Medium-term notes (7.00% due 2005) (g).................................     102      112
  Senior notes (8.6% to 9.15% due 2006 and 2016) (g).....................     355      271
  Credit facilities (5.04% to 8.64% due 2004) (g)........................     859      704
TXU Corp. and other subsidiaries:
  Senior notes:
   TXU Corp. (3.533% to 6.375% due 2002 to 2008).........................   1,678    1,425
   Various subsidiaries (6.875% to 12.8% due 2002 to 2007) (h)...........     325      323
  TXU Corp. 5.94% mandatory putable/remarketable securities (i)..........      --      375
  TXU Corp. notes (6% due 2002 to 2004)..................................     259      336
Equity-linked debt securities:
  1998 equity units (6.5% due 2004)......................................     350      700
  2001 equity units (4.75% to 5.45% due 2006 to 2007)....................   1,000       --
  Unamortized premium and discount and fair value adjustments............     (15)     (16)
                                                                          -------  -------
      Total long-term debt...............................................  17,481   18,175
Less amounts due currently...............................................   1,308    2,894
                                                                          -------  -------
      Total long-term debt, less amounts due currently................... $16,173  $15,281
                                                                          =======  =======

--------
(a) An interest rate swap effectively fixes the rate on the $400 million series of floating rate senior notes maturing in 2003.
(b) Interest rates in effect at December 31, 2001 are presented. These series are in a flexible or weekly rate modes and are each secured by an irrevocable letter of credit. Bonds in the flexible mode will be remarketed for periods of less than 270 days.
(c) In 1990, US Holdings purchased the ownership interest in Comanche Peak of Tex-La Electric Cooperative of Texas, Inc. (Tex-La) and assumed debt of Tex-La payable over approximately 32 years. The assumption is secured by a mortgage on the acquired interest.

(d) In July 1998, the interest rate was reset to a fixed rate of 6.56% payable until the reset date of January 1, 2005.
(e) TXU Europe has various interest rate and currency swaps in effect with an aggregate notional amount of $1.5 billion ((Pounds)921 million) that effectively convert fixed rate Senior Notes payable in US dollars to a fixed rate debt payable in pounds sterling. These swaps mature on the dates of the underlying notes and have a weighted average fixed pay rate of 6.61% plus a margin.
(f) The Sterling Credit Agreement facilities were repaid and replaced by the Revolving Credit facilities.
(g) At December 31, 2001, TXU Australia had interest rate swaps denominated in Australian dollars with an aggregate notional amount of A$2.0 billion ($1.1 billion) to swap floating rate interest to fixed rates at a weighted average fixed rate of 6.70%. In addition, TXU Australia had interest rate swaps denominated in US dollars with notional amounts of $250 million maturing in 2006 and $100 million maturing in 2016 to swap fixed rate interest to floating rates which, was 7.18% at December 31, 2001.
(h) In December 2001, $86 million of senior notes with rates of 10.25% to 10.58% originally due 2002 to 2010 were reclassified to due currently because the company intends to repurchase the notes in 2002.
(i) On October 15, 2001, TXU Corp. exercised its right to redeem the securities.

   Debt Restructure and Refinancing Plan -- On January 1, 2002, US Holdings' business was restructured into a regulated T&D utility business and an unregulated energy business. See Note 4 for a more detailed discussion of the separation of the business. In connection with the restructuring, the generation assets transferred to TXU Energy were released from the lien of US Holdings' mortgage. Upon transfer of the T&D assets to Oncor, Oncor assumed US Holdings' mortgage and the first mortgage bonds outstanding thereunder. The utility assets of Oncor are subject to the lien of the mortgage.

   Under the debt restructure and refinancing plan, US Holdings' pollution control bond obligations were assumed by TXU Energy.

   The debt restructuring process resulted in a one-time extraordinary charge to earnings of $97 million (after-tax) in the fourth quarter of 2001. (See Note 5.) In connection with the refinancing, approximately $73 million in additional losses from the reacquisition of debt and trust securities was allocated to Oncor and was written-off to operation and maintenance expense in the fourth quarter of 2001. Because this write-off is recoverable, it reduced the adjustment to revenues for earnings in excess of the regulatory earnings cap.

   The pollution control series variable rate debt of US Holdings requires periodic remarketing. Because US Holdings intends to remarket these obligations, and has the ability and intent to refinance if necessary, they have been classified as long-term debt.

   Equity-Linked Debt Securities -- In October 2001, TXU Corp. issued a total of 20 million equity-linked debt securities referred to as 2001 Equity Units initially consisting of 20 million Corporate Units, each having an initial stated amount per security of $50. Gross proceeds from the offering were $1.0 billion. Net proceeds were used to repay commercial paper.

   Each Corporate Unit initially consisted of:

      (i) a purchase contract (Purchase Contract) under which the holder is obligated to purchase from TXU Corp. by not later than November 16, 2004 (first settlement date) for $25 cash a specified number of shares of TXU Corp.'s common stock (based on a formula using the market price of TXU Corp.'s common stock) and is obligated to purchase from TXU Corp. by not later than November 16, 2005 (second settlement date) for $25 cash a specified number of shares of TXU Corp.'s common stock (based on a formula using the market price of TXU Corp.'s common stock),

      (ii) until the first settlement date, both a TXU Corp. Series K Senior Note due November 16, 2006 (Series K Note) and a TXU Corp. Series L Senior Note due November 16, 2007 (Series L Note and, together with the Series K Note, Senior Notes) each having a principal amount of $25, and

      (iii) until the second settlement date, the Series L Senior Note.

   Initially, $500,000,000 aggregate principal amount of Series K Notes and $500,000,000 aggregate principal amount of Series L Notes were issued by TXU Corp. to be held as a component of the

Corporate Units. The holder of a Corporate Unit is entitled to receive from TXU Corp. quarterly payments, in arrears, at 8.75% per annum of the stated amount of such security ($50) prior to the first settlement date and 8.75% per annum of the remaining stated amount ($25) from the first settlement date to the second settlement date. The payments consists of contract adjustment payments of 3.65% per annum of the stated amount and interest on the Series K Note, at the rate of 4.75% of $25 per annum, and Series L Note, at the rate of 5.45% of the $25 per annum, through the first settlement date and 3.30% per annum of the remaining stated amount and interest on the Series L Note, at the rate of 5.45% of the $25 per annum, through the second settlement date.

   A holder of Corporate Units may create equity-linked debt securities of the type called Treasury Units by substituting appropriate treasury securities for applicable Senior Notes that are components of the Corporate Units. A holder of Treasury Units may recreate Corporate Units by substituting the appropriate Senior Notes for the appropriate treasury securities that are components of the Treasury Units. In each case, the securities replaced by substitution will be released to the holders.

   Under the terms of the Purchase Contracts, TXU Corp. will issue between 8,980,000 and 10,956,000 shares of its common stock in connection with each settlement date. A total of 21,912,000 shares of TXU Corp.'s common stock is reserved for issuance in connection with the 2001 Equity Units.

   In October 2001, TXU Corp. recorded, as a reduction of common stock equity, the present value of the contract adjustment payments of $116 million and a portion of the costs incurred in connection with the issuance of the 2001 Equity Units. A liability was recorded for the contract adjustment payments and will be reduced as the contract adjustment payments are made. TXU Corp. has the right to defer the contract adjustment payments, but any such election will subject TXU Corp. to restrictions on the payment of dividends on and redemption of outstanding shares of its common stock. TXU Corp. currently has no plans to defer these contract adjustment payments.

   TXU Corp.'s $700 million of equity-linked debt securities issued in 1998 (1998 Equity Units) consisted of purchase contracts under which the holder would purchase from TXU Corp. on settlement dates in 2001 and 2002, a number of its shares of common stock equal to a specified rate (based on a formula using the market price of TXU Corp.'s common stock) and TXU Corp.'s Series D Senior Notes due 2003 and TXU Corp.'s Series E Senior Notes due 2004. On August 16, 2001, TXU Corp. issued 7.5 million shares of common stock for $351 million in fulfillment of stock purchase contracts with holders of these securities. Also, the coupon rate on the $350 million TXU Corp. Series D Notes due 2003 was reset from 6.37% to 5.52% commencing August 16, 2001.

   Europe -- EMTN Program -- At December 31, 2001, TXU Europe has a (Euro)2.0 billion Euro Medium Term Note (EMTN) program, under which TXU Europe may from time to time issue notes in various currencies. As of December 31, 2001, a financing subsidiary of TXU Europe has (Pounds)301 million ($437 million) of 35 Put 5 Resettable Notes due 2035 (Resettable Notes) outstanding under the EMTN program. The initial interest rate on the Resettable Notes, up to the first reset date of November 30, 2005, is 7.7875%. The issuer of the Resettable Notes has a call option to repurchase the Resettable Notes at par on November 30, 2005. This call option has been assigned to commercial banks for a consideration of approximately (Pounds)5 million ($7 million) per annum for five years. The Resettable Notes also include a put option that is exercisable at 5 years (November 30, 2005) by the holder and a reset feature that permits the holder to remarket the Resettable Notes at a different interest rate if the put is not exercised. On the reset date, the new interest rate will be determined in accordance with the terms of the Resettable Notes for the next 6 to 20 years. The Resettable Notes can be redeemed at principal plus accrued interest on November 30, 2005.

   As of December 31, 2001, there was (Pounds)275 million ($399 million) in 7.25% Sterling Eurobonds due March 8, 2030 outstanding under the EMTN program. TXU Europe has granted to the holders an optional put in 2015 in exchange for a waiver of a provision that would have prohibited the disposition of the UK distribution Networks business. A similar provision in the Resettable Notes has been waived for a fee without any further changes to the terms of the Resettable Notes.

   Australia -- In October 2001, TXU Australia refinanced all of its senior bank debt facilities, maturing from October 2001 to February 2002, into one syndicated facility. The new facility contains a number of tranches, all of which will mature in October 2004.

   At December 31, 2001, TXU Australia had A$505 million ($258 million) medium-term notes outstanding, of which payments of A$475 million ($243 million) were guaranteed under a policy issued by MBIA Insurance Corporation. The medium-term notes have three tranches consisting of fixed and variable rates due from October 2003 to September 2007.

   Maturities -- Sinking fund and maturity requirements for the years 2002 through 2006 under all long-term debt instruments in effect at December 31, 2001, were as follows:

                                   Year
                                   ----
                                   2002 1,307
                                   2003 2,921
                                   2004 1,893
                                   2005 1,550
                                   2006 2,091

   In January 2002, in connection with TXU Europe's sale of its UK distribution networks business, $1.072 billion of debt ($500 million due 2004, $286 million due 2012 and $286 million due 2025) was assumed by the LE Group as part of the sale agreement. This amount was classified as long-term debt on the balance sheet at December 31, 2001 but has been excluded from the table of maturities above.

8. TXU CORP. OR SUBSIDIARY OBLIGATED, MANDATORILY REDEEMABLE, PREFERRED SECURITIES OF SUBSIDIARY TRUSTS, EACH HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF TXU CORP. OR RELATED SUBSIDIARY (TRUST SECURITIES)

   Statutory business trusts have been established as wholly-owned financing subsidiaries (Trusts) of TXU Corp., US Holdings and TXU Gas (parent companies) for the purposes, in each case, of issuing trust securities and holding Junior Subordinated Debentures issued by the Trust's parent company (Debentures). TXU Corp. Capital I and II Trust Securities have a liquidation preference of $25 per unit, and TXU Gas Capital I Trust Securities have a liquidation preference of $1,000 per unit. The only assets of each Trust are Debentures of its parent company having a principal amount set forth under "Trust Assets" in the table below. The interest on Trust assets matches the distributions on the Trust Securities. Each Trust uses interest payments received on the Debentures it holds to make cash distributions on the Trust Securities it has issued.

   The Trust Securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures are subject to redemption, in whole or in part at the option of the parent company, at 100% of their principal amount plus accrued interest, after an initial period during which they may not be redeemed and at any time upon the occurrence of certain events. The carrying value of the Trust Securities is increased periodically to equal the redemption amounts at the mandatory redemption dates with a corresponding increase in Trust Securities distributions.

   In December 2001, in connection with the restructuring and refinancing plans of US Holdings to comply with the 1999 Restructuring Legislation, the TXU Electric Capital I and Capital III Trust Securities, with liquidation preferences of $25 per unit, were redeemed for $141 and $194 million, respectively. In addition, US Holdings redeemed $99 million of the $100 million of outstanding TXU Electric Capital IV Trust Securities and $392 million of the $400 million outstanding amount of its TXU Electric Capital V Trust Securities, both of which had a liquidation preference of $1,000 per unit. Following the completion of the redemption, the Capital IV and V Trusts were liquidated. The capital securities held by the security holders were refinanced by proceeds of junior subordinated debentures of US Holdings, which are classified on the balance sheet as other long-term debt.

   The statutory business trust subsidiaries of TXU Corp., US Holdings and TXU Gas had Trust Securities outstanding and Trust Assets as follows at December 31:

                                             Trust Securities                Trust Assets    Maturity
                                  --------------------------------------- ------------------ --------
                                     Units (000's)           Amount             Amount
                                  -------------------- ------------------ ------------------
                                   2001   2000   1999  2001  2000   1999  2001  2000   1999
                                  ------ ------ ------ ---- ------ ------ ---- ------ ------
TXU Corp.
---------
TXU Corp. Capital I
 (7.25% Series)..................  9,200  9,200  9,200 $223 $  223 $  223 $237 $  237 $  237   2029
TXU Corp. Capital II
 (8.7% Series)...................  6,000  6,000  6,000  145    145    145  155    155    155   2034
                                  ------ ------ ------ ---- ------ ------ ---- ------ ------
   Total TXU Corp................ 15,200 15,200 15,200  368    368    368  392    392    392
                                  ------ ------ ------ ---- ------ ------ ---- ------ ------
US Holdings
-----------
TXU Electric Capital I
 (8.25% Series)..................     --  5,871  5,871   --    141    141   --    155    155   2030
TXU Electric Capital III
 (8.00% Series)..................     --  8,000  8,000   --    194    194   --    206    206   2035
TXU Electric Capital IV (Floating
 Rate Trust Securities)(a).......     --    100    100   --     98     97   --    103    103   2037
TXU Electric Capital V
 (8.175% Series).................     --    400    400   --    396    392   --    412    412   2037
                                  ------ ------ ------ ---- ------ ------ ---- ------ ------
   Total US Holdings.............     -- 14,371 14,371   --    829    824   --    876    876
                                  ------ ------ ------ ---- ------ ------ ---- ------ ------
TXU Gas
-------
TXU Gas Capital I................
(Floating Rate Trust.............
Securities)(b)...................    150    150    150  147    147    147  155    155    155   2028
                                  ------ ------ ------ ---- ------ ------ ---- ------ ------
   Total......................... 15,350 29,721 29,721 $515 $1,344 $1,339 $547 $1,423 $1,423
                                  ====== ====== ====== ==== ====== ====== ==== ====== ======

--------
(a) Floating rate is determined quarterly based on LIBOR. A related interest rate swap effectively fixed the rate on the TXU Electric Capital IV securities at 7.183% through November 2001 when it was terminated.
(b) Interest rate swaps effectively fix the rate on $100 million of the TXU Gas Floating Rate Trust Securities at 6.629% and at 6.444% on the remaining $50 million of the Trust Securities to July 1, 2003.

   Each parent company owns the common trust securities issued by its subsidiary trust and has effectively issued a full and unconditional guarantee of such trust's securities.

9.  PREFERRED STOCK AND SECURITIES OF SUBSIDIARIES OF TXU CORP.

PREFERRED STOCK --

                                         Shares
                                      Outstanding     Amount    Redemption Price Per Share
Dividend Rate                         December 31, December 31,     December 31, 2001
-------------                         ------------ ------------ --------------------------
                                      2001    2000  2001  2000
                                      ----    ---- ----   ----
                                       Thousands
                                       of Shares
Not Subject to Mandatory Redemption:
US Holdings (a):
$4.00 to $5.08 series................ 379     379  $ 38   $ 38      $101.79 to $112.00
 7.98 series......................... 261     261    26     26              (c)
 7.50 series (b)..................... 308     308    30     30              (c)
 7.22 series (b)..................... 221     221    21     21              (c)
                                                    ----  ----
   Total.............................               115    115
                                                    ----  ----

TXU Gas (entitled upon liquidation to stated value per share; authorized 2,000,000 shares)

Adjustable Rate Preferred Stock:
Series F (d).........................  75      75    75     75      $         1,000.00
                                                    ----  ----
   Total.............................              $190   $190
                                                    ====  ====
Subject to Mandatory Redemption:
US Holdings (a) (e):
$6.98 series......................... 107     107  $ 11   $ 11              (c)
 6.375 series........................ 100     100    10     10              (c)
                                                    ----  ----
   Total.............................              $ 21   $ 21
                                                    ====  ====

--------
(a) Cumulative, without par value, entitled upon liquidation to $100 per share; total authorized shares of preferred stock 17,000,000.
(b) The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one quarter of a share of underlying preferred stock.
(c) Preferred stock series is not redeemable at December 31, 2001.
(d) Stated value $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share represents one-fortieth of a preferred share for $25 per depositary share. Dividend rates are determined quarterly, in advance, based on certain US Treasury rates. At December 31, 2001, the Series F bears a dividend rate of 4.6719%.
(e) US Holdings is required to redeem at a price of $100 per share plus accumulated dividends a specified minimum number of shares annually or semi-annually on the initial/next dates shown below. These redeemable shares may be called, purchased or otherwise acquired. Certain issues may not be redeemed at the option of US Holdings prior to 2003. US Holdings may annually call for redemption, at its option, an aggregate of up to twice the number of shares shown below for each series at a price of $100 per share plus accumulated dividends.


                        Minimum Redeemable Initial/Next Date of
                 Series       Shares       Mandatory Redemption
                 ------ ------------------ --------------------
                 $6.980  50,000 annually        July 1, 2003
                  6.375  50,000 annually     October 1, 2003

    The carrying value of preferred stock subject to mandatory redemption is being increased periodically to equal the redemption amounts at the mandatory redemption dates with a corresponding increase in preferred stock dividends.

   Preferred Securities of Subsidiary Perpetual Trust of TXU Europe -- In March 2000, TXU Europe Capital I, a statutory business trust established as a financing subsidiary for TXU Europe, issued to investors $150 million of 9 3/4% Trust Originated Preferred Securities (Preferred Trust Securities), in 6,000,000 units. The proceeds from this issuance were invested in Preferred Partnership Securities issued by TXU Europe Funding I, L.P., a limited partnership of which TXU Europe is the general partner. The Preferred Trust Securities have a liquidation preference of $25 per unit. The only assets of the trust are the Preferred Partnership Securities. The trust has a perpetual existence, subject to certain termination events as provided in its Amended and Restated Trust Agreement. The Preferred Trust Securities are subject to mandatory redemption upon payment of the Preferred Partnership Securities which may be redeemed at the option of TXU Europe, in whole, or in part, at any time on or after March 2, 2005. TXU Europe has issued certain limited guarantees of the Preferred Trust Securities, the Preferred Partnership Securities and the junior subordinated debentures held by TXU Europe Funding I, L.P. The trust uses distributions it receives on the Preferred Partnership Securities to make cash distributions on the Preferred Trust Securities.

10.  SHAREHOLDERS' EQUITY

   Common Stock Equity -- TXU Corp. has a Direct Stock Purchase and Dividend Reinvestment Plan (DRIP) and a TXU Thrift Plan (Thrift Plan). During 2001, $12 million in common stock of TXU Corp. was issued to these plans. The requirements under the DRIP and Thrift Plan have been met through open market purchases of TXU Corp.'s common stock in 2000 and 1999.

   At December 31, 2001, the Thrift Plan had an obligation of $244 million outstanding in the form of a note, which TXU Corp. purchased from the original third-party lender in April 1990 and recorded as a reduction to common equity. At December 31, 2001, the Thrift Plan trustee held 4,400,429 shares of common stock (LESOP Shares) of TXU Corp. valued at $47.15 per share, under the leveraged employee stock ownership provision of the Thrift Plan. LESOP Shares are held by the trustee until allocated to Thrift Plan participants when required to meet TXU Corp.'s obligations under terms of the Thrift Plan. The Thrift Plan uses dividends on the LESOP Shares held and contributions from TXU Corp., if required, to repay interest and principal on the note. Common stock equity increases at such time as LESOP Shares are allocated to participants' accounts although shares of common stock outstanding include unallocated LESOP Shares held by the trustee. Allocations to participants' accounts increased common stock equity by $9 million in 2001 and 2000 and $8 million in 1999.

   The Long-Term Incentive Compensation Plan is a comprehensive, stock-based incentive compensation plan, providing for discretionary awards (Awards) of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, bonus stock and other stock-based awards. The maximum number of shares of common stock for which Awards may be granted under the plan is 2,500,000 of which 1,291,275 shares remain available for award. During 2001, 2000, and 1999, the Board of Directors authorized the award of 535,052, 332,895 and 208,200 shares, respectively, of restricted common stock, which were issued subject to performance and vesting requirements over a three- to five-year period.

   TXU Europe offers a Long-Term Incentive Plan, a Sharesave and a Loyalty Award Plan to eligible UK-based employees. TXU Corp. applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee share plans. TXU Corp.'s compensation costs recorded for these plans were $11 million, $12 million and $15 million in 2001, 2000 and 1999, respectively. Had compensation costs been determined based on SFAS No. 123, there would have been no significant difference in the compensation expense recognized.

   Effective with the merger of TXU Gas and TXU Corp., outstanding options for TXU Gas common stock were exchanged for options for 532,913 shares of TXU Corp.'s common stock. At December 31, 2001, 79,450 of these options remained outstanding and exercisable at prices ranging from $19.75 to 28.83 per share.

   At December 31, 2001, authorized but unissued common stock of TXU Corp. were reserved for issuance and sale pursuant to the following;

           DRIP Plan......................................  4,306,671
           Thrift Plan....................................  5,906,985
           TXU Corp. long-term incentive compensation plan  1,165,975
           TXU Europe sharesave scheme....................  2,250,000
           Equity-linked debt securities.................. 31,215,209
           Other..........................................  1,562,733
                                                           ----------
              Total....................................... 46,407,573
                                                           ==========

   During 2001, TXU Corp. had two equity purchase agreements with separate financial institutions to purchase shares of TXU Corp.'s common stock. In April 2001, TXU Corp. purchased 1,252,500 shares of its common stock for $44 million under one of the equity purchase agreements. Following that purchase, TXU Corp. terminated both contracts without purchasing additional shares. Settlement of these agreements had no effect on earnings. During 2000, TXU Corp. repurchased approximately 18.6 million shares of its common stock for $596 million through open market purchases. Additional purchases may occur from time to time.

   Preference Stock -- In June 2000, TXU Corp. issued 3,000 shares of Series B preference stock for $300 million. The preference stock has a dividend rate of 7.24% until June 15, 2005. The dividend rate for subsequent periods will be determined according to periodic auctions. The Series B preference stock has a liquidation preference of $100,000 per share. TXU Corp. may not redeem the shares before June 15, 2005. TXU Corp. is authorized to issue up to 50 million shares of preference stock in one or more series.

   Shareholders Rights Plan -- In February 1999, the Board of Directors adopted a shareholder rights plan pursuant to which shareholders were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held.

   In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, the Rights become exercisable, entitling each holder (other than the acquiring person or group) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of the Rights. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable. TXU Corp.'s Board declared a dividend of one Right for each outstanding share of Common Stock. Rights were distributed to shareholders of record on March 1, 1999.

11.  INCOME TAXES

   The components of TXU Corp.'s provisions for income taxes are as follows:

                                         Year Ended December 31,
                                         ----------------------
                                          2001       2000  1999
                                          -----     ----   ----
                  Current:..............
                     US Federal......... $ 115      $153   $110
                     State..............    41        18     17
                     Non-US.............   144       (45)    19
                                          -----      ----  ----
                        Total...........   300       126    146
                                          -----      ----  ----
                  Deferred:.............
                     US Federal.........   (10)      129    170
                     State..............    (3)      (19)    18
                     Non-US.............  (288)      124    138
                                          -----      ----  ----
                        Total...........  (301)      234    326
                                          -----      ----  ----
                  Investment tax credits   (23)      (23)   (23)
                                          -----      ----  ----
                        Total........... $ (24)     $337   $449
                                          =====      ====  ====

   Reconciliation of income taxes computed at the US federal statutory rate to provision for income taxes:

                                                                                Year Ended December 31,
                                                                                ----------------------
                                                                                2001     2000    1999
                                                                                -----   ------  ------
Income before income taxes:
   Domestic.................................................................... $ 903   $  925  $1,016
   Non-US......................................................................   (96)     328     418
                                                                                -----   ------  ------
      Total....................................................................   807    1,253   1,434
   Preferred stock dividends of subsidiaries...................................    14       14      14
                                                                                -----   ------  ------
   Income before preferred stock dividends of subsidiaries..................... $ 821   $1,267  $1,448
                                                                                =====   ======  ======

Income taxes at the US federal statutory rate of 35%........................... $ 287   $  444  $  507
   Depletion allowance.........................................................   (25)     (24)    (25)
   Amortization of investment tax credits......................................   (23)     (23)    (23)
   Amortization of tax rate difference.........................................    (8)      (9)     (7)
   Allowance for funds used during construction................................    (2)      (3)     (2)
   Amortization of prior flow-through amounts..................................   (10)       5       2
   State income taxes, net of federal tax benefit..............................    25       (1)     22
   Amortization of goodwill....................................................    73       59      55
   Foreign tax credit..........................................................  (166)     (23)    (31)
   Foreign tax rate differences................................................     1      (14)    (21)
   Valuation allowance reversal................................................    --       --     (10)
   Resolution of prior year taxes..............................................    (6)     (29)     (9)
   Effect of foreign tax rate changes..........................................    --      (11)     (3)
   Tax benefits associated with UK plant dispositions..........................  (120)      --      --
   Other.......................................................................   (50)     (34)     (6)
                                                                                -----   ------  ------
Provision for income taxes..................................................... $ (24)  $  337  $  449
                                                                                =====   ======  ======

Effective tax rate (on income before preferred stock dividends of subsidiaries)    (3)%     27%     31%

   TXU Corp. had net tax benefits from LESOP dividend deductions of $3.8 million, $4.0 million and $4.1 million in 2001, 2000 and 1999, respectively, which were credited directly to retained earnings.

   The components of TXU Corp.'s deferred tax assets and deferred tax liabilities are as follows:

                                                                    December 31,
                                              --------------------------------------------------------
                                                          2001                         2000
                                              ---------------------------  ---------------------------
                                               Total   Current  Noncurrent  Total   Current  Noncurrent
                                              ------- --------- ---------- ------- --------- ----------
Deferred Tax Assets
   Unbilled revenues......................... $   57    $  57     $   --   $   45    $ 45      $   --
   Unamortized investment tax credits........    182       --        182      269      --         269
   Impairment of assets......................    136       --        136       76      --          76
   Regulatory disallowance...................     93       --         93      107      --         107
   Alternative minimum tax...................    540       --        540      608      --         608
   Tax rate differences......................     54       --         54       66      --          66
   Employee benefits.........................    221        5        216      212       8         204
   Net operating loss carryforwards..........     62       15         47       89      15          74
   Mitigation and redirected depreciation....    124       --        124      246      --         246
   Foreign tax loss carryforwards............    274       --        274      157      --         157
   Deferred benefits of state income taxes...     75       13         62      190       6         184
   Leased assets.............................    256       --        256      361      --         361
   Valuation allowance.......................   (202)      --       (202)    (239)     --        (239)
   Other.....................................    485       29        456      441      26         415
   Deferred state income taxes...............     16        1         15       74      --          74
                                              ------    -----     ------   ------    ----      ------
      Total..................................  2,373      120      2,253    2,702     100       2,602
                                              ------    -----     ------   ------    ----      ------
Deferred Tax Liabilities
   Depreciation differences and capitalized..
   construction costs........................  4,672       --      4,672    4,886      --       4,886
   Over/(under)-recovered fuel revenue.......     --       --         --      295     295          --
   Redemption of long-term debt..............    133       --        133      133      --         133
   Recoverable redirected depreciation.......     --       --         --      123      --         123
   Deferred charges for state income taxes...      8       --          8       21      --          21
   Unbilled income...........................      8        8         --       22      22          --
   Leased assets.............................    250       --        250      430      --         430
   Other.....................................    950       --        950      633       2         631
   Deferred state income taxes...............     36       --         36      362      21         341
                                              ------    -----     ------   ------    ----      ------
      Total..................................  6,057        8      6,049    6,905     340       6,565
                                              ------    -----     ------   ------    ----      ------
   Net Deferred Tax (Asset) Liability........ $3,684     (112)    $3,796   $4,203    $240      $3,963
                                              ======    =====     ======   ======    ====      ======

                                                                    December 31,
                                              --------------------------------------------------------
                                                          2001                         2000
                                              ---------------------------  ---------------------------
                                                Net      Net       Net       Net      Net       Net
                                              Current  Current  Noncurrent Current  Current  Noncurrent
                                               Asset  Liability Liability   Asset  Liability Liability
                                              ------- --------- ---------- ------- --------- ----------
Summary of Deferred Income Taxes
   US Federal................................    104    $  --     $3,337   $   --    $215      $2,901
   State.....................................      1       --         21       --      21         268
   United Kingdom............................     --       --        346       --      --         698
   Australia.................................      7       --         92       --       4          96
                                              ------    -----     ------   ------    ----      ------
      Total.................................. $  112    $  --     $3,796   $   --    $240      $3,963
                                              ======    =====     ======   ======    ====      ======

   At December 31, 2001, TXU Corp. had $540 million of alternative minimum tax credit carryforwards available to offset future tax payments. At December 31, 2001, TXU Gas had pre-merger net operating loss (NOL) carryforwards of $236 million that begin to expire in 2008. The NOL's can be used to offset future US taxable income of TXU Corp. Due to a 1999 change in Internal Revenue Service
(IRS) regulations, TXU Corp. fully expects to utilize all its NOL's prior to their expiration date. Accordingly, a $10 million deferred tax asset valuation allowance recorded in 1998 was reversed in 1999. TXU Corp. utilized $42 million of NOL's in 2001 and $42 million in 2000. At December 31, 2001, TXU Australia had $415 million and TXU Europe had $498 million of tax loss carryforwards that can be used to offset future taxable income in their respective jurisdictions. These tax loss carryforwards do not have expiration dates. TXU Europe has recorded a valuation allowance of $202 million against the deferred tax assets related to leased assets.

   The tax effect of the components included in accumulated other comprehensive income for the year ended December 31, 2001 was $47 million.

   TXU Corp.'s income tax returns are subject to examination by applicable tax authorities. The IRS is currently examining the tax years ended 1993 through 1997. In management's opinion, an adequate provision has been made for any future taxes that may be owed as a result of any examination. To the extent that adjustments to income tax accounts of acquired businesses for periods prior to their acquisition are required as a result of an examination, the adjustment will be added to or deducted from goodwill.

12.  RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

   Most US employees are covered by various defined benefit pension plans which provide benefits based on years of service and average earnings. The TXU Retirement Plan (Retirement Plan), is a defined benefit pension plan sponsored by TXU Corp. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code) and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Employees are eligible to participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a cash balance formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits, or (ii) a traditional defined benefit formula based on years of service and the average earnings of the three years of highest earnings.

   In addition, most US employees are eligible to participate in a qualified savings plan, the TXU Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution profit sharing plan qualified under
Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan includes an employee stock ownership component. Under the terms of the Thrift Plan, as amended effective January 1, 2002, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax payroll deductions, a specified amount of compensation ranging from 1% to 20%. Employees who earn more than such threshold may contribute from 1% to 16% of their compensation. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the cash balance formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the traditional defined benefit formula of the Retirement Plan. Employer matching contributions are invested in TXU Corp. common stock. Contributions to the Thrift Plan aggregated $16 million for 2001 and $15 million for 2000 and 1999.

   During 1999, certain US employees were offered and accepted early retirement and settlement options resulting in curtailment losses and settlement gains. As a portion of these costs are recoverable through rates, effects of the early retirement options applicable to regulated business were recorded as regulatory assets.

   TXU Europe participates in several defined benefit pension plans in the UK which cover the majority of its employees. The benefits under these plans are primarily based on years of credited service and final average compensation levels as defined under the respective plan provisions. In the UK, the majority of TXU Europe employees are members of the Electricity Supply Pension Scheme

(ESPS) which provides pensions of a defined benefit nature for employees throughout the electricity supply industry. The ESPS operates on the basis that there is no cross-subsidy between employers and the funding of TXU Europe's pension liabilities is, therefore, independent of the experience of other participating employers. The assets of the ESPS are held in a separate trustee-administered fund and consist principally of UK and European equities, UK property holdings and cash. The pension cost relating to the TXU Europe portion of the ESPS is assessed in accordance with the advice of independent qualified actuaries using the projected unit method. The benefits under these plans are primarily based on years of service and compensation levels as defined under the respective plan provisions.

   TXU Australia sponsors various pension plans covering the majority of its employees. TXU Australia's contributions to its defined contribution plans were A$2.6 million ($1.3 million), A$2.0 million ($1.1 million) and A$1.8 million ($1.2 million) for 2001, 2000 and 1999, respectively.

   The pension information presented below has been adjusted to reflect the impact of the following events in the UK during 2000: the sale of the metering business (May 2000), the acquisition of Norweb Energi (August 2000) and the related transfer of customer services personnel to Vertex (September 2000). As a result of these events there has been a significant movement of employees out of and into the pension scheme. The net effect of these curtailments and settlements was a loss of less than (Pounds)1 million ($1.5 million) for 2000. No adjustment has been made for the effects of the sale of the UK networks business completed in January 2002.

   The projected benefit obligations and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $2,385 million and $2,171 million, respectively, as of December 31, 2001 and $111 million and $77 million, respectively, as of December 31, 2000.

                                                                       2001     2000    1999
                                                                      -------  -------  -----
Weighted-average assumptions:
Discount rate........................................................  7.50%    8.00%   8.25%
Expected return on plan assets.......................................  9.00%    9.00%   9.00%
Rate of compensation increase........................................  4.30%    4.30%   4.30%

                                                                      Year Ended December 31,
                                                                      -----------------------
                                                                       2001     2000    1999
                                                                      -------  -------  -----
Components of Net Pension Costs:
Service cost......................................................... $    59  $    60  $  70
Interest cost........................................................     206      203    203
Expected return on assets............................................    (270)    (269)  (252)
Amortization of unrecognized net transition asset....................      (1)      (1)    (1)
Amortization of unrecognized prior service cost......................       7        6      4
Amortization of net gain.............................................     (19)     (21)    --
Recognized curtailment loss..........................................       2        1     --
Recognized settlement gains..........................................      --       --    (41)
Recognized termination benefits loss.................................      --       --     60
Divestitures.........................................................      --       (2)    --
                                                                      -------  -------  -----
   Net periodic pension cost......................................... $   (16) $   (23) $  43
                                                                      =======  =======  =====
Change in Pension Obligation:
Pensions obligation at beginning of year............................. $ 3,093  $ 3,050
   Service cost......................................................      59       60
   Interest cost.....................................................     206      203
   Participant contributions.........................................       9       15
   Plan amendments...................................................      (4)      22
   Net transfer of obligations to other plans........................      (3)      26
   Actuarial loss....................................................     167       20
   Termination liabilities...........................................      14       --
   Divestitures......................................................      --      (13)
   Benefits paid.....................................................    (157)    (181)
   Curtailments......................................................      --       (2)
   Special termination benefits......................................      --       26
   Currency exchange rate changes....................................     (49)    (133)
                                                                      -------  -------
Pension obligation at end of year.................................... $ 3,335  $ 3,093
                                                                      =======  =======
Change in Plan Assets:...............................................
Fair value of assets at beginning of year............................ $ 3,628  $ 3,852
   Actual return on assets...........................................    (231)      53
   Divestitures......................................................      --      (45)
   Employer contributions............................................      66       56
   Participant contributions.........................................       9       15
   Net transfer of assets to other plans.............................      (3)      30
   Benefits paid.....................................................    (155)    (178)
   Currency exchange rate changes....................................     (56)    (155)
                                                                      -------  -------
Fair value of assets at end of year.................................. $ 3,258  $ 3,628
                                                                      =======  =======
Funded Status:
Pension obligation................................................... $(3,335) $(3,093)
Fair value of assets.................................................   3,258    3,628
Unrecognized net transition asset....................................      (2)      (3)
Unrecognized prior service cost......................................      56       69
Unrecognized net (gain)/loss.........................................     344     (342)
                                                                      -------  -------
Prepaid pension cost................................................. $   321  $   259
                                                                      =======  =======
Amounts Recognized in the Statement of Financial Position Consist of:
Prepaid pension cost................................................. $   393  $   383
Accrued benefit liability............................................     (90)    (129)
Intangible asset.....................................................       4        1
Accumulated other comprehensive loss.................................       9        3
Accumulated deferred income taxes....................................       5        1
                                                                      -------  -------
   Net amount recognized............................................. $   321  $   259
                                                                      =======  =======

   In addition to the retirement plans, the US subsidiaries offer certain health care and life insurance benefits to substantially all of their employees and their eligible dependents upon the retirement of such employees from TXU. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree's age and years of service.

                                                           2001      2000   1999
                                                          -----     -----  -----
 Weighted-average assumptions:
 Discount rate...........................................  7.50%     8.00%  8.25%
 Expected return on plan assets..........................  8.34%     8.49%  8.49%

                                                          Year Ended December 31,
                                                          ----------------------
                                                           2001      2000   1999
                                                          -----     -----  -----
 Components of Net Periodic Postretirement Benefit Costs:
 Service cost............................................ $  20     $  20  $  24
 Interest cost...........................................    52        49     47
 Expected return on assets...............................   (16)      (15)   (12)
 Amortization of unrecognized net transition obligation..     9        10     10
 Amortization of unrecognized prior service cost.........     2         1      2
 Amortization of net loss................................     1        --      5
 Recognized curtailment loss.............................    --        --     24
                                                          -----     -----  -----
    Net postretirement benefit cost...................... $  68     $  65  $ 100
                                                          =====     =====  =====
 Change in Postretirement Benefit Obligation:
 Benefit obligation at beginning of year................. $ 695     $ 620
    Service cost.........................................    20        20
    Interest cost........................................    52        49
    Participant contributions............................     8         6
    Plan amendments......................................    18        --
    Actuarial loss.......................................   175        61
    Divestitures.........................................    --       (10)
    Benefits paid........................................   (54)      (51)
                                                          -----     -----
 Benefit obligation at end of year....................... $ 914     $ 695
                                                          =====     =====
 Change in Plan Assets:
 Fair value of assets at beginning of year............... $ 185     $ 177
    Actual return on assets..............................    (4)        2
    Employer contributions...............................    53        44
    Participant contributions............................     7         5
    Benefits paid........................................   (51)      (43)
                                                          -----     -----
 Fair value of assets at end of year..................... $ 190     $ 185
                                                          =====     =====
 Funded Status:
 Benefit obligation...................................... $(914)    $(695)
 Fair value of assets....................................   190       185
 Unrecognized transition obligation......................    90       120
 Unrecognized prior service cost.........................    51        15
 Unrecognized net loss...................................   267        71
                                                          -----     -----
 Accrued postretirement benefit cost..................... $(316)    $(304)
                                                          =====     =====

   The expected increase in costs of future benefits covered by the postretirement benefit plans is projected using a health care cost trend rate for pre-65 liabilities of 10% for 2002 decreasing by 1% each year until the ultimate rate of 5% is reached in 2007. For post-65 liabilities the rate is 11% for 2002 decreasing by 1% each year until the ultimate rate of 5% is reached in 2008. A one percentage point increase in the assumed health care cost trend rate in each future year would increase the accumulated postretirement benefit obligation at December 31, 2001 by approximately $109 million and other postretirement benefits cost for 2001 by approximately $11 million. A one percentage point decrease in the assumed health care cost trend rate would decrease the accumulated postretirement benefit obligation at December 31, 2001 by approximately $90 million and other postretirement benefits cost for 2001 by approximately $9 million.

13.  ENERGY TRADING ACTIVITIES

   In the course of providing comprehensive energy products and services to its diversified client base, TXU Corp. engages in energy price risk management activities. In addition to the purchase or sale of physical commodities, TXU Corp. enters into futures contracts; swap agreements, where settlement is based on the difference between a fixed and floating (index based) price for the underlying commodity; exchange traded options; over-the-counter options, which are settled in cash or in the physical delivery of the underlying commodity; exchange-of-futures-for-physical transactions; energy exchange transactions; storage activities; and other contractual arrangements. TXU Corp. may buy and sell certain of these instruments to manage its exposure to price risk from existing contractual commitments as well as other energy-related assets and liabilities. It may also enter into contracts to take advantage of arbitrage opportunities. In order to manage its exposure to the price risk associated with these instruments, TXU Corp. has established trading policies and limits and revalues its exposures against these benchmarks utilizing integrated energy systems to capture, value and understand the portfolio risks. TXU Corp. also periodically reviews these policies to ensure they are responsive to changing market and business conditions.

   TXU Corp. applies mark-to-market accounting for its energy trading and risk management activity and certain retail contracts. In accounting for energy trading contracts, settlements of positions under which energy ownership is exchanged (physical contracts) are recorded gross as revenues and purchases. Gains and losses from settlements of financial positions are recorded net as revenues. For energy trading contracts not yet settled, whether financial or physical, changes in fair value are recorded net as revenues. Such fair value changes are referred to as unrealized gains and losses from mark-to-market valuations. When positions are settled and gains and losses are realized, the previously recorded unrealized gains and losses from mark-to-market valuations are reversed. The recognized, unrealized balances are included in energy trading assets/liabilities.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying amounts and related estimated fair values of TXU Corp.'s significant financial instruments were as follows:

                                                                                December 31, 2001   December 31, 2000
                                                                               ------------------  ------------------
                                                                               Carrying   Fair     Carrying   Fair
                                                                                Amount    Value     Amount    Value
                                                                               --------  --------  --------  --------
On balance sheet assets (liabilities):
   Equity linked debt securities.............................................. $ (1,350) $ (1,353) $   (700) $   (698)
   All other long-term debt (including current maturities)*...................  (16,121)  (16,333)  (16,599)  (16,673)
   TXU Corp. or subsidiary obligated, mandatorily redeemable, preferred securities of subsidiary trusts, each holding solely junior subordinated
    debentures of TXU Corp. or related subsidiary.............................     (515)     (536)   (1,344)   (1,349)
   Preferred stock of subsidiary subject to mandatory redemption..............      (21)      (21)      (21)      (17)
   LESOP note receivable......................................................      244       284       247       274
   Interest rate swaps........................................................      (72)      (72)       --        --
   Forward start interest rate swaps..........................................       (3)       (3)       --        --
   Currency swaps and forwards................................................      298       298        --        --

Off balance sheet assets (liabilities):
   Financial guarantees.......................................................       --    (1,078)       --      (997)
   Interest rate swaps........................................................       --        --        --      (134)
   Forward start interest rate swaps..........................................       --        --        --        (3)
   Currency swaps and forwards................................................       --        --        --       232

* Excludes capital leases.

   With the implementation of SFAS No. 133, on January 1, 2001, financial instruments that are derivatives are now recorded on the balance sheet at fair value. The fair value of these derivative financial instruments are determined by internally developed methodologies validated by comparison to quoted market prices from participating commercial banks and investment bankers. For 2000, the fair values for off-balance sheet instruments (interest rate and currency swaps) were based either on quotes or the cost to terminate the agreements.

   The fair values of long-term debt and preferred stock subject to mandatory redemption are estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The fair value of trust securities is based on quoted market prices.

   Common stock has been reduced by the note receivable from the trustee of the leveraged employee stock ownership provision of the Thrift Plan. The fair value of such note is estimated at the lesser of TXU Corp.'s call price or the present value of future cash flows discounted at rates consistent with comparable maturities adjusted for credit risk.

   The fair value of the financial guarantees represent the maximum amount payable should TXU Corp. or its subsidiaries fail to perform on all of their guarantees. The likelihood of this happening is considered remote.

   The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments for which carrying amounts and fair values have not been presented are not materially different than their related carrying amounts. Energy trading assets and liabilities, as well as derivative commodity contracts, are recorded on the balance sheet at fair value as described in Note 2.

15.  COMMITMENTS AND CONTINGENCIES

   Clean Air Act -- The Federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on SO\\2\\ and NO\\x\\ emissions produced by generating units. US Holdings' capital requirements have not been significantly affected by the requirements of the Clean Air Act. In addition, all permits required for the air pollution control provisions of the 1999 Restructuring Legislation have been applied for and US Holdings has initiated a construction program to install control equipment to achieve the required reductions.

   Purchased Power Contracts -- US Holdings and SESCO have entered into contracts to purchase power through the year 2005. These contracts provide for capacity payments subject to performance standards and energy payments based on the actual power taken under contract. Capacity payments paid under these contracts for the years ended December 31, 2001, 2000 and 1999 were $196 million, $194 million and $235 million, respectively. TXU Energy Trading and TXU Europe Energy Trading also have several power purchase contracts requiring the payment of annual capacity fees.

   Assuming operating standards are achieved, future capacity payments under existing agreements are estimated as follows:

                      2002........................ $  753
                      2003........................    652
                      2004........................    513
                      2005........................    470
                      2006........................    417
                      Thereafter..................  1,599
                                                   ------
                         Total capacity payments.. $4,404
                                                   ======

   Gas Purchase Contracts -- TXU Corp. buys gas under various types of long-term and short-term contracts in the US, Europe and Australia in order to assure reliable supply to and to help meet the expected needs of its generation assets and its wholesale and retail customers. Many of these gas purchase contracts require minimum purchases ("take-or-pay") of gas under which the buyer agrees to pay for a minimum quantity of gas in a year. At December 31, 2001 TXU Corp. had estimated annual minimum commitments under long-term gas purchase contracts covering the periods below:

                  2002................................ $  251
                  2003................................    220
                  2004................................    200
                  2005................................    197
                  2006................................    194
                  Thereafter..........................    413
                                                       ------
                     Total gas take-or-pay contracts.. $1,475
                                                       ======

   On the basis of TXU Corp.'s current expectations of demand from its electricity and gas customers in each of these regions as compared with its capacity payments or take-or-pay obligations under such purchase contracts, management does not consider it likely that any material payments will become due from TXU Corp. for electricity or gas not taken.

   Coal Contracts -- TXU Corp. has coal purchase agreements and coal transportation agreements. Commitments under these contracts for the next five years and thereafter are as follows:

                               2002...... $  219
                               2003......    194
                               2004......    199
                               2005......    166
                               2006......    159
                               Thereafter    437
                                          ------
                                  Total.. $1,374
                                          ======

   Leases -- Subsidiaries of TXU Corp. have entered into operating leases covering various facilities and properties including generating plants, combustion turbines, transportation, mining equipment, data processing equipment and office space. Certain of these leases contain renewal and purchase options and residual value guarantees. Lease costs charged to operating expense for 2001, 2000 and 1999 were $217 million, $192 million and $212 million, respectively.

   Future minimum lease payments under capital leases, together with the present value of such minimum lease payments, and future minimum lease commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2001, were as follows:

                                                       Capital Operating
        Year                                           Leases   Leases
        ----                                           ------- ---------
        2002..........................................   $ 1    $  163
        2003..........................................     3       153
        2004..........................................     1       134
        2005..........................................     2        87
        2006..........................................     1        80
        Thereafter....................................     4       739
                                                         ---    ------
           Total future minimum lease payments........    12    $1,356
                                                                ======
        Less amounts representing interest............     2
                                                         ---
        Present value of future minimum lease payments    10
        Less current portion..........................     1
                                                         ---
        Long-term capital lease obligation............   $ 9
                                                         ===

   Substantially all of the capital lease obligations relating to the coal-fired power stations in the UK were terminated or transferred in 2001 with the sale and transfer of the four generating plants.

   Financial Guarantees -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $19 million at December 31, 2001, and interest on bonds issued to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5 1/2% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings, of $4 million annually for the years 2002 through 2003, $7 million for 2004 and $1 million for 2005 and 2006. Annual payments made by US Holdings, net of amounts assumed by a third party under such contracts, for 1999, 2000 and 2001 were $4 million each year. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all contract rights and obligations of US Holdings in connection with $30 million remaining principal amount of bonds at December 31, 2001, issued for similar purposes which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the unlikely event of default by the municipality.

   In conjunction with various power purchase contracts requiring the payment of annual capacity fees, at December 31, 2001, TXU Europe has provided a (Pounds)300 million ($448 million) guarantee (declining over time) representing approximately one year's capacity payment, with the counterparty providing a (Pounds)170 million ($254 million) guarantee.

   TXU Europe has guaranteed up to (Pounds)76 million ($110 million) at December 31, 2001 of certain liabilities that may be incurred and payable by the purchasers of The Energy Group's (TEG) US and Australian coal business and US energy marketing operations sold in 1998 prior to acquisition by TXU Corp. These guarantees are with respect to the Peabody Holding Company Retirement Plan for Salaried Employees, the Powder River Coal Company Retirement Plan and the Peabody Coal UMWA Retirement Plan, subject to certain specified conditions.

   TEG entered into various guarantees of obligations of affiliates of its former subsidiary Citizens Power LLC, arising under power purchase agreements and note purchase agreements in connection with various Citizens Power energy restructuring projects, as well as various indemnity agreements in connection with such projects. TXU Europe and TEG continue to be either the guarantor or the indemnifying party, as the case may be, under these various agreements.

   In connection with the transfer of a generation plant through a leasing arrangement, TXU Europe has committed to provide additional letter of credit security of (Pounds)50 million ($75 million) in the event of a negative watch or downgrade of its debt securities. TXU Europe has financing facilities available to satisfy this commitment.

   Obligations with Respect to Investments in Partnerships and Other Unconsolidated Entities -- In August 2000, TXU Corp. formed a joint venture with third-party investors and contributed the stock of its telecommunications subsidiaries to Pinnacle One Partners, L.P. (Pinnacle or the joint venture). The businesses contributed had a net book value of $477 million, including goodwill of $353 million. TXU Corp. received a 50% voting interest in the joint venture and approximately $600 million in cash. Third-party investors contributed $150 million in cash in exchange for the remaining 50% voting interest. No gain was recorded on the formation of the joint venture. TXU Corp.'s investment in Pinnacle is accounted for using the equity method. Assets of the joint venture are not TXU Corp.'s and are not available to pay creditors of TXU Corp. Pinnacle's principal investment is in TXU Communications Ventures Company (TXU Communications). TXU Communications operates a diversified telecommunications business, including regulated incumbent local exchange carriers, a competitive telecommunications service provider and a fiber optic transport business.

   In connection with its formation, Pinnacle issued $810 million in senior secured notes due August 15, 2004. The notes are secured by all of Pinnacle's assets, including its shares of TXU Communications. Total proceeds (net of transaction costs), including the $150 million received from third-party investors, were used to make the $600 million cash distribution to TXU Corp. and fund a trust with $336 million. The principal and interest on the trust funds is being used to pay interest on the senior secured notes and distributions to the third-party investors. The trust invested in TXU Corp. debt securities.

   TXU Corp. provides a $200 million revolving credit facility to TXU Communications, expiring 2004, of which $153 million was outstanding as of December 31, 2001. In addition, TXU Corp. has made and may make future capital contributions to Pinnacle to fund a portion of TXU Communications' capital expenditures. TXU Corp. also provides administrative services to Pinnacle and its affiliates at cost.

   In connection with the Pinnacle transaction, TXU Corp. issued 810,000 shares of Mandatorily Convertible Single Reset Preference Stock, Series C (Series C Preference Stock) to Pinnacle One Share Trust, a consolidated trust (Share Trust). The Series C Preference Stock is convertible into common stock of TXU Corp. In the event of:

      a) a default by Pinnacle in connection with its $810 million of senior secured notes,

      b) a decline in the market price of TXU Corp. common stock below $21.93 per share coupled with a decline in the credit rating for TXU Corp.'s unsecured, senior long-term obligations to or below BB by Standard & Poor's or Fitch or Ba by Moody's, or

      c) Pinnacle's inability to raise sufficient cash to repay its senior secured notes 120 days prior to maturity through the sale of its shares of TXU Communications or the sale of assets of TXU Communications,

TXU Corp. would be required to sell equity or otherwise raise proceeds sufficient to repay Pinnacle's senior secured notes. If TXU Corp. did not raise sufficient proceeds, the Share Trust could be required to sell some or all of the Series C Preference Stock. The dividend rate and conversion price of the Series C Preference Stock would be reset at the time of sale to generate proceeds sufficient to redeem the senior secured notes. TXU Corp. expects that it would be able to sell equity or debt securities to satisfy its contingent obligations to repay Pinnacle's debt.

   Had TXU Corp. been required to consolidate Pinnacle at December 31, 2001, TXU Corp.'s debt would have increased by approximately $569 million. TXU Corp. does not believe that a consolidation of Pinnacle would have had a material impact on its liquidity or financial condition.

   Nuclear Insurance -- With regard to liability coverage, the Price-Anderson Act (Act) provides financial protection for the public in the event of a significant nuclear power plant incident. The Act sets the statutory limit of public liability for a single nuclear incident currently at $9.5 billion and requires nuclear power plant operators to provide financial protection for this amount. The Act is being considered by the United States Congress for modification. The terms of a modification, if any, are not presently known and therefore TXU Energy is unable, at this time, to determine any impact it may have on nuclear liability coverage. As required, TXU Energy provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, TXU Energy has $200 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

   Under the SFP, each operating licensed reactor in the United States is subject to an assessment of up to $88 million, subject to increases for inflation every five years, in the event of a nuclear incident at any nuclear plant in the United States. Assessments are limited to $10 million per operating licensed reactor per year per incident. All assessments under the SFP are subject to a 3% insurance premium tax, which is not included in the above amounts.

   With respect to nuclear decontamination and property damage insurance, Nuclear Regulatory Commission (NRC) regulations require that nuclear plant license-holders maintain not less than $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. TXU Energy maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.45 billion, above which TXU Energy is self-insured. The primary layer of coverage of $500 million is provided by Nuclear Electric Insurance Limited
(NEIL), a nuclear electric utility industry mutual insurance company. The remaining coverage includes premature decommissioning coverage and is provided by NEIL in the amount of $2.25 billion and $700 million from Lloyds of London, other insurance markets and foreign nuclear insurance pools. TXU Energy is subject to a maximum annual assessment from NEIL of $25.7 million in the event NEIL's losses under this type of insurance for major incidents at nuclear plants participating in these programs exceed the mutual's accumulated funds and reinsurance.

   TXU Energy maintains Extra Expense Insurance through NEIL to cover the additional costs of obtaining replacement power from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident. Under this coverage, TXU Energy is subject to a maximum annual assessment of $8.5 million per year.

   There have been some revisions made to the nuclear property and nuclear liability insurance policies regarding the maximum recoveries available for multiple terrorism occurrences. Under the NEIL policies, if there were multiple terrorism losses occurring within one year beginning with the first loss from terrorism, NEIL would make available one industry aggregate limit of $3.24 billion and any amounts it recovers from reinsurance, government indemnity or other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts will be subject to one industry aggregate limit of $200 million which could be reinstated at ANI's option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund.

   Nuclear Decommissioning -- US Holdings has established a reserve, charged to depreciation expense and included in accumulated depreciation, for the decommissioning of Comanche Peak. Decommissioning costs are being recovered from Oncor customers over the life of the plant and deposited in external trust funds (included in investments). As of December 31, 2001, the market value of deposits in the external trust for decommissioning of Comanche Peak was $276 million, including unrealized gains of $57 million. Realized earnings on funds deposited in the external trust are recognized in the reserve. Based on a site-specific study completed during 1997 using the prompt dismantlement method and 1997 dollars, decommissioning costs for Comanche Peak Unit 1 and for Unit 2 and common facilities were estimated to be $271 million and $404 million, respectively. This estimate is subject to change in the future.

   Decommissioning activities are projected to begin in 2030 for Comanche Peak Unit 1 and 2033 for Unit 2 and common facilities. Through December 31, 2001, decommissioning costs were recovered based upon a 1992 site-specific study through rates placed in effect under US Holdings' January 1993 rate increase request. US Holdings accrued $18 million of decommissioning costs for each of the years ended December 31, 2001, 2000 and 1999. Effective January 1, 2002, decommissioning costs will be recovered through a non-bypassable charge by Oncor and remitted to TXU Energy based upon a 1997 site-specific study, adjusted for trust fund assets, through rates placed in effect under US Holdings' 2001 Unbundled Cost of Service filing.

   Because the accounting for nuclear decommissioning recognizes that costs are recovered through rates or a non-bypassable charge to customers, fluctuations in equity prices or interest rates of trust fund assets do not affect results of operations, cash flows or financial position.

   Legal Proceedings -- UK -- On January 25, 1999, the Hindustan Development Corporation (HDC) issued arbitration proceedings in the Arbitral Tribunal in Delhi, India against TEG (now Energy Holdings (No.3) Limited), claiming damages of (Pounds)255 million ($370 million) for breach of contract following the termination of a Joint Development Agreement dated March 20, 1997 relating to the construction, development and operation of a lignite based thermal power plant at Barsingsar, Rajasthan. On November 21, 2000, the Arbitrators issued their decision and dismissed HDC's claim in full, and TEG was liable for only its own legal costs involved in the case, an estimated (Pounds)1 million ($1.4 million). On December 21, 2000, HDC filed a Request for Clarification of the Arbitrators' decision (Request) under Section 33 of the Arbitration and Conciliation Act, the purpose of which is to entitle a party to arbitration to seek clarification of language used in the Arbitrators' decision. TEG filed its response to the Request on January 15, 2001 asserting that the Request was untimely made and that the language used by the Arbitrators needed no clarification. TXU Europe believes that the Arbitrators' will have no alternative but to dismiss the Request. While the effect of filing the Request has been to stay the time HDC has to file an appeal of the Arbitrators' decision, TXU Europe regards this matter as concluded.

   On November 29, 2001, various subsidiaries of Enron Corporation (Enron) went into Administration (bankruptcy) in the UK. Prior to Enron's going into Administration, TXU Europe Energy Trading (TXUEET) had certain energy purchase and sales contracts with Enron that had been entered into in the ordinary course of business. The terms of these contracts provided that they terminated automatically upon a party going into Administration. Also, on November 29, 2001 just prior to Enron going into Administration, TXUEET received a notice from Enron purporting to terminate these contracts for cause. TXUEET and the Administrator have had discussions regarding potential claims relating to contract termination; Enron has filed an action in the High Court, London, relating to interpretation of contractual provisions; and TXUEET plans to seek a judicial determination regarding contract termination. While the outcome of these matters cannot be predicted, TXUEET believes, consistent with the advice of external legal advisors in the UK, that the attempted termination of the contracts by Enron was without substance. Accordingly, TXUEET believes any related claims by Enron would be without merit.

   General -- In addition to the above, TXU Corp. and other subsidiaries are involved in various other legal and administrative proceedings the ultimate resolution of which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

16.  SEGMENT INFORMATION

   Through December 31, 2001, TXU Corp. had five reportable operating segments as reflected in the financial information included in this report. The segments were either strategic business units that offered different products and services or were geographically integrated. They were managed separately because each business required different marketing strategies or was in a different geographic area.

   (1) US Electric -- operations involving the generation, purchase, transmission, distribution and retail sale of electric energy in the north central, eastern and western portions of Texas;

   (2) US Gas -- operations involving the purchase, transmission, distribution and sale of natural gas in Texas;

   (3) US Energy -- operations involving the wholesale trading of energy (natural gas and electricity), risk management and retail energy sales and services throughout the US and parts of Canada;

   (4) Europe -- operations involving electricity generation, purchase, distribution, retail marketing and sale of energy, wholesale trading of energy and risk management in the UK and continental Europe;

   (5) Australia -- operations involving electricity generation, purchase, distribution, and retailing of energy, the storage of natural gas, wholesale trading of energy and risk management, primarily in the States of Victoria and South Australia; and

   All other -- operations consist primarily of general corporate expenses, equity earnings/losses of unconsolidated affiliates, including the telecommunications joint venture, and interest on debt at the TXU Corp. level. Affiliated revenues represent intercompany service charges.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. TXU Corp. evaluates performance based on net income or loss. TXU Corp. accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

   The following is a description of TXU Corp.'s realigned operating business segments as of the January 1, 2002 restructuring. Reporting to management and shareholders on this new segment basis will begin during the first quarter of 2002.

   (1) US Energy -- operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in the US and parts of Canada. The segment consists of all operations, other than the transmission and distribution business, of the former US Electric segment and the former US Energy segment;

   (2) International Energy -- operations involving the generation of electricity, wholesale energy trading and risk management, and retail energy sales and services in Europe and Australia. The segment consists of the operations of the former Europe and Australia segments; and

   (3) US Energy Delivery -- operations involving the transmission and distribution of electricity and the purchase, transmission, distribution and sale of natural gas in Texas. The segment consists of the transmission and distribution operations of the former US Electric segment and the operations of the former US Gas segment.

                               US     US       US                         All
                            Electric  Gas    Energy  Europe   Australia  Other   Eliminations Consolidated
                            -------- ------  ------  -------  --------- -------  ------------ ------------
Trade Revenues--
   2001.................... $ 7,605  $1,211  $5,577  $12,719   $  700   $   115    $     --     $27,927
   2000....................   7,458   1,076   5,511    7,044      717       203          --      22,009
   1999....................   6,263     828   3,072    6,090      682       183          --      17,118
Affiliated Revenues--
   2001....................       1      18       5       --       --       535        (559)         --
   2000....................       1      31      (3)      --       --       425        (454)         --
   1999....................      --      40      --       --       --       346        (386)         --
Depreciation and
 Amortization (Including
 Goodwill Amortization)--
   2001....................     629      87       6      393       79        27          --       1,221
   2000....................     619      83       5      395       81        31          --       1,214
   1999....................     650      82       7      421       77        34          --       1,271
Equity in Earnings (Losses)
 of Unconsolidated
 Subsidiaries--
   2001....................      --      --       2       11       --       (51)         --         (38)
   2000....................      --      --      --        9       (1)      (18)         --         (10)
   1999....................      --      (1)     --       --       (1)      (14)         --         (16)
Interest Income--
   2001....................      36      19       4       99       --       101         (83)        176
   2000....................       1      11       7       90       --        97         (77)        129
   1999....................       3       1       2      102       --        96         (70)        134
Interest Expense and Other
 Charges--
   2001....................     462      80      22      579      126       351         (83)      1,537
   2000....................     475      84      24      574      151       360         (77)      1,591
   1999....................     518      79      12      563      131       323         (70)      1,556
Income Tax Expense
 (Benefit)--
   2001....................     396       6       1     (263)     (31)     (133)         --         (24)
   2000....................     386      40     (47)      94      (36)     (100)         --         337
   1999....................     358      (2)    (23)     153      (22)      (15)         --         449
Net Income (Loss)--
   2001....................     717     (16)      6      158       53      (241)         --         677
   2000....................     883      49     (88)     215       57      (200)         --         916
   1999....................     773       4     (43)     280        6       (35)         --         985
Investment in Equity
 Investees--
   2001....................      --      --      31      118       --      (139)         --          10
   2000....................      --      --      55      107        1      (124)         --          39
   1999....................      --      --      17      100        2        --          --         119
Total Assets--
   2001....................  19,059   2,966   2,284   14,980    2,792    14,369     (14,175)     42,275
   2000....................  19,412   3,132   3,162   16,393    2,835    13,632     (13,572)     44,994
   1999....................  18,854   2,837   1,116   14,425    2,999    14,244     (13,577)     40,898
Capital Expenditures--
   2001....................     767     190     194      378       65        32          --       1,626
   2000....................     698     126      76      345       79        58          --       1,382
   1999....................     562     152      11      624      171       112          --       1,632

17.  SUPPLEMENTARY FINANCIAL INFORMATION

   Credit Risk -- Credit risk relates to the risk of loss that TXU Corp. would incur as a result of non-performance by counterparties. TXU Corp. maintains credit risk policies with regard to its counterparties to minimize overall credit risk. These policies include an evaluation of a potential counterparty's financial condition, credit rating, and other credit criteria and risk mitigation tools as deemed appropriate, including but not limited to use of standardized agreements that allow for netting of positive and negative exposures associated with a single counterparty. TXU has standardized processes for global monitoring and management of credit, including common methodology to analyze counterparties' financial strength, measurement of current counterparty exposures and contract language that includes netting. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, counterparties and portfolios are stress tested for potential credit exposure and managed to acceptable levels. This evaluation results in establishing credit limits or collateral requirements prior to entering into an agreement with a counterparty that creates credit exposure to TXU Corp. Additionally, TXU Corp. has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Any material adverse change in the financial condition of a counterparty or downgrade of its credit quality will result in the reassessment of the credit limit with that counterparty. This could result in a reduction of the credit limit or request for additional financial assurances.

   Concentration of Credit Risk -- TXU Corp.'s regional gross exposure to trading and non-trading credit risk as of December 31, 2001 is as follows:

                          Region       Credit Exposure
                          ------       ---------------
                          US..........     $2,164
                          Europe......      2,846
                          Australia...        464
                                           ------
                          Consolidated     $5,474
                                           ======

   TXU Corp.'s gross exposure to credit risk represents trade accounts receivable, energy trading assets and derivative assets. These regional concentrations have the potential to affect TXU Corp.'s overall exposure to credit risk, either positively or negatively, in that the customer base and counterparties may be similarly affected, both regionally and globally, by changes in economic, regulatory, industry, weather or other conditions. Global credit coordination is in place to reduce credit limits on a global basis, to provide transparency across regions and to communicate through various risk committees and forums.

   The largest share of the gross assets subject to credit risk are accounts receivable from the retail sale of electricity and gas to millions of residential and small commercial customers. The risk of material loss from nonperformance from these customers is not considered likely. Reserves for uncollectible accounts receivable are provided for the potential loss from nonpayment by these customers based on historical experience. The restructuring of the electric industry in Texas effective January 1, 2002 increases the risk profile of TXU Energy in relation to its customers; however, TXU Energy has the ability to take actions to mitigate such customer risk. In addition, Oncor has exposure to credit risk as a result of non-performance by REPs, which are responsible for collecting its T&D charges.

   Most of the remaining trade accounts receivables are with large commercial and industrial customers. TXU Corp.'s energy trading counterparties include major energy companies, financial institutions, gas and electric utilities, independent power producers, oil and gas producers and other energy trading companies. The net exposure to credit risk from these counterparties as of December 31, 2001 is $2,175 million using standardized master netting contracts and agreements which provide for the right of offset of positive and negative credit exposures with individual counterparties. Of this amount, approximately 79% of the associated credit exposure is considered to be with investment grade counterparties, as determined using publicly available information including major rating agencies' published ratings and TXU Corp.'s internal credit evaluation. Those counterparties without a Standard & Poor's (S&P) rating of a least BBB- or a similar rating from another major rating agency, are rated using internal credit methodologies and credit scoring models which are used to determine an S&P equivalent rating. Approximately 21% of the credit exposure is considered to be with counterparties rated as below investment grade or not rated. TXU Corp. monitors and reports its exposures and limits on a daily basis and provides regular reports to its regional and global risk monitoring committees and treasury subcommittees.

   In December 2001, as a result of the Enron Corporation bankruptcy, TXU Corp. considered its global exposure and taking into consideration netting agreements, recorded a $22 million after-tax charge related to TXU Europe's exposure to Enron.

   TXU Corp. had no exposure to any one customer that represented greater than 5% of the gross fair value of TXU's trade accounts receivable, energy trading assets and derivative assets at December 31, 2001. Based on TXU Corp.'s policies for managing credit risk, its exposures and its credit and other reserves, TXU does not anticipate a materially adverse effect on its financial position or results of operations as a result of non-performance by any counterparty.

   Regulatory Assets and Liabilities --

                                                                 December 31,
                                                                 -------------
                                                                  2001   2000
                                                                 ------ ------
  Regulatory Assets
  Generation related regulatory assets subject to securitization $1,841 $1,865
  Securities reacquisition costs................................    117    128
  Recoverable redirected depreciation...........................     --    351
  Litigation and settlement costs...............................     73     73
  Rate case costs...............................................      3      5
  Voluntary retirement/severance program........................      4     24
  Recoverable deferred income taxes -- net......................     80    121
  Under-recovered fuel revenue..................................     --    852
  Other regulatory assets.......................................    108     84
                                                                 ------ ------
     Total regulatory assets....................................  2,226  3,503
                                                                 ------ ------
  Regulatory Liabilities
  Liability to be applied to stranded generation assets.........    355    698
  ITC and protected excess deferred taxes.......................    108    367
  Other regulatory liabilities..................................     56     75
  Reserve for regulatory disallowances..........................     73     73
                                                                 ------ ------
     Total regulatory liabilities...............................    592  1,213
                                                                 ------ ------
     Net regulatory assets...................................... $1,634 $2,290
                                                                 ====== ======

   Restricted Cash -- At December 31, 2001, $520 million of the deposits classified with investments has been used to cash-collateralize existing future obligations of TXU Europe to certain banks in respect of the funding of the cross-border leases of three power stations.

   Related Party Transactions -- At December 31, 2001, TXU Corp. has a $259 million, 6% note payable to Pinnacle (a 50% owned joint venture) and provides a $200 million revolving credit facility to TXU Communications, a wholly-owned subsidiary of Pinnacle, expiring 2004. At December 31, 2001, $152 million was outstanding under the revolving credit facility at an average interest rate of 3.5%. During 2001 and 2000, interest expense on the note payable totaled $17 million and $8 million, respectively and interest income on the revolving credit facility totaled $8 million and $3 million, respectively. Additionally, TXU Corp. provides administrative services to Pinnacle and its affiliates at cost, which totaled $5 million during 2001 and $2 million during 2000.

   Accounts Receivable -- At December 31, 2001 and 2000 accounts receivable are stated net of allowance for uncollectible accounts of $96 million and $75 million, respectively. A provision for uncollectible accounts of $85 million and $39 million was recorded for the years 2001 and 2000, respectively.

   Energy Trading Assets -- At December 31, 2001 and 2000, current energy trading assets are stated net of applicable credit and performance reserves (described in Note 2) of $50 million and $14 million, respectively.

   Inventories by Major Category --

                                                                                                December 31,
                                                                                               --------------
                                                                                                2001     2000
                                                                                               -----     ----
Materials and supplies.....................................................................    $233      $218
Fuel stock.................................................................................     131       141
Gas stored underground.....................................................................     158       133
                                                                                               ----      ----
      Total inventories....................................................................    $522      $492
                                                                                               ====      ====

   Property, Plant and Equipment --

                                                                                              December 31,
                                                                                            ----------------
                                                                                             2001     2000
                                                                                            -------  -------
United States (US):
   Electric:
      Production........................................................................... $16,627  $16,551
      Transmission.........................................................................   1,979    1,769
      Distribution.........................................................................   6,110    5,802
      General..............................................................................     578      509
   Gas distribution and pipeline...........................................................   1,677    1,509
   Other...................................................................................     306      220
                                                                                            -------  -------
      Total................................................................................  27,277   26,360
   Less accumulated depreciation...........................................................   9,397    8,750
                                                                                            -------  -------
      Net of accumulated depreciation......................................................  17,880   17,610
   Construction work in progress...........................................................     608      425
   Nuclear fuel (net of accumulated amortization: 2001-- $787; 2000--$716).................     146      179
   Held for future use.....................................................................      22       22
   Reserve for regulatory disallowances....................................................    (836)    (836)
                                                                                            -------  -------
      Net US property, plant and equipment.................................................  17,820   17,400

Europe -- Electric and other (net of accumulated depreciation: 2001--$ 514; 2000--$594)....   3,062    4,153
Australia -- Electric and gas distribution and generation (net of accumulated depreciation:
   2001 -- $267; 2000 -- $226).............................................................   1,598    1,748
                                                                                            -------  -------
      Net property, plant and equipment.................................................... $22,480  $23,301
                                                                                            =======  =======

   Capitalized software costs of $352 million at December 31, 2001 are included in plant and equipment. Amortization expense of $39 million and $26 million relating to these software costs was recorded in 2001 and 2000, respectively.

   Goodwill -- At December 31, 2001 and 2000 goodwill is stated net of accumulated amortization of $ 710 million and $504 million, respectively.

   Supplemental Cash Flow Information --

                                                                                           Year Ended December 31,
                                                                                           -----------------------
                                                                                            2001    2000     1999
                                                                                           ------  -------  ------
Cash payments:
   Interest (net of amounts capitalized).................................................. $1,526  $ 1,535  $1,478
   Income taxes...........................................................................    268      182     165
Non-cash investing and financing activities:..............................................
   Note receivable from sale of assets....................................................    186       23      --
   Equity forward contracts...............................................................   (190)     190      --
   Acquisition of Stadtwerke Kiel and Ares (2001), FBCC, Norweb Energi and Optima (2000)
    and, TXU Australia Gas (1999):
      Fair value of assets acquired....................................................... $  392  $   806  $  681
      Goodwill............................................................................    185    1,122     475
      Notes payable.......................................................................   (131)      --      (5)
      Liabilities assumed.................................................................   (220)  (1,119)   (118)
                                                                                           ------  -------  ------
         Cash used........................................................................    226      809   1,033
      Cash acquired.......................................................................     (1)      --     (20)
                                                                                           ------  -------  ------
         Net cash used.................................................................... $  225  $   809  $1,013
                                                                                           ======  =======  ======

   Quarterly Information (unaudited) -- In the opinion of TXU Corp., the information below includes all adjustments (constituting only normal recurring accruals) necessary for a fair statement of such amounts. Quarterly results are not necessarily indicative of expectations for a full year's operations because of seasonal and other factors.

                                               Consolidated
                                                Net Income    Basic Earnings
                                               Available for   Per Share of
                    Operating      Operating      Common       Common Stock
                    Revenues        Income         stock           (a)
                 --------------- ------------- ------------- ----------------
   Quarter Ended  2001    2000    2001   2000  2001     2000  2001      2000
   ------------- ------- ------- ------ ------ ----     ---- ------     -----
   March 31..... $ 8,375 $ 4,776 $  670 $  622 $196     $193 $ 0.76     $0.71
   June 30......   6,127   4,592    584    568  201      227   0.78      0.87
   September 30.   6,603   5,834    555    815  334      328   1.28      1.25
   December 31..   6,822   6,807    476    472  (76)(b)  156  (0.29)(b)  0.61
                 ------- ------- ------ ------ ----     ----
                 $27,927 $22,009 $2,285 $2,477 $655     $904
                 ======= ======= ====== ====== ====     ====

--------
(a) The sum of the quarters may not equal annual earnings per share due to rounding. Diluted earnings per share for all quarters were the same as basic earnings per share.
(b) After extraordinary charges of $154 million (net of tax effect), $(0.60) per share, resulting from the restructuring and refinancing of US Holdings in connection with the 1999 Restructuring Legislation and the Regulatory Settlement Plan.

                                    [GRAPHIC]

                                  RECYCLE LOGO

                                                                      [TXU LOGO]
P

R  TXU Corp.
   1601 Bryan Street
O  Dallas, TX 75201-3411

X

Y

        This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Erle Nye and J.S. Farrington, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of TXU Corp. held of record by the undersigned on March 11, 2002 at the annual meeting of shareholders of the Company to be held in the Kalita Humphreys Theater, Dallas Theater Center, 3636 Turtle Creek Boulevard, Dallas, Texas, on Friday, May 10, 2002, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

            (Continued, and to be signed and dated, on reverse side)


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                              FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Items 1, 2, 3 and 4.

                                                              Please mark    [X]
                                                              your votes as
                                                              indicated in
                                                              this example

Directors recommend a vote FOR all Nominees and FOR Items 2, 3 and 4.


                                                FOR WITHHELD
1. Election of Directors:

Nominees:                                       [ ]   [ ]

Derek C. Bonham      Margaret N. Maxey
J.S. Farrington      Erle Nye
William M. Griffin   J.E. Oesterreicher
Kerney Laday         Charles R. Perry
Jack E. Little       Herbert H. Richardson

For, except vote withheld from the following nominee(s):________________________

                                                FOR   AGAINST   ABSTAIN

2. Approval of amendment to Restated            [ ]     [ ]       [ ]
   Articles of Incorporation for authority
   for a stock split

                                                FOR   AGAINST   ABSTAIN

3. Repproval of the Long-Term Incentive         [ ]     [ ]       [ ]
   Compensation Plan, as amended

                                                FOR   AGAINST   ABSTAIN

4. Approval of Auditors - Deloitte &            [ ]     [ ]       [ ]
   Touche LLP


NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian, officer, partner or trustee, please give full title as such. Receipt is acknowledged of the Summary Annual Report of the Company for 2001 and the Notice of Annual Meeting of Shareholders, Proxy Statement and Financial Information.

Signature(s)____________________________________________Date____________________


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